   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        NORTH FORK BANCORPORATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              6712                             36-3154608
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 298-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           JOHN ADAM KANAS, PRESIDENT
                        NORTH FORK BANCORPORATION, INC.
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 298-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

             WILLIAM S. RUBENSTEIN, ESQ.                             DENNIS J. BLOCK, ESQ.
                SKADDEN, ARPS, SLATE,                             WEIL, GOTSHAL & MANGES, LLP
                 MEAGHER & FLOM LLP                                    767 FIFTH AVENUE
                  919 THIRD AVENUE                                 NEW YORK, NEW YORK 10153
              NEW YORK, NEW YORK 10022                                  (212) 310-8000
                   (212) 735-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this
Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Joint Proxy Statement/Prospectus.
                            ------------------------

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
  TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM      PROPOSED MAXIMUM          AMOUNT OF
     SECURITIES BEING             AMOUNT TO          OFFERING PRICE           AGGREGATE           REGISTRATION
       REGISTERED(1)            BE REGISTERED           PER SHARE         OFFERING PRICE(2)          FEE(2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$2.50 per share ("Common
Stock")....................      28,131,644                N/A              $887,978,890            $261,954
===================================================================================================================

(1) Also includes associated Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable. See "DESCRIPTION OF NORTH FORK CAPITAL STOCK" and "COMPARISON OF STOCKHOLDER RIGHTS."

(2) The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Common Stock of New York Bancorp Inc. ("New York Bancorp") as reported on the New York Stock Exchange on December 15, 1997, ($37.5625) and the maximum number of such shares (23,640,037) that may be exchanged for the securities being registered. Pursuant to Rule 457(b), the registration fee has been reduced by the $169,026.00 paid on November 24, 1997 upon the filing under the Securities Exchange Act of 1934, as amended, of North Fork's proxy materials included herein relating to the Merger. Accordingly, the registration fee payable upon the filing of this Registration Statement is $92,928.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
          SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS
              OF THE INFORMATION REQUIRED BY THE ITEMS OF FORM S-4

              S-4 ITEM NUMBER AND CAPTION            LOCATION IN PROXY STATEMENT/PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Cover Page of Registration Statement; Cross
                                                     Reference Sheet; Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front Cover Page; Available
                                                   Information; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges, and Other Information...........  Summary; The Special Meetings, The Merger;
                                                     Pro Forma Combined Selected Historical
                                                     Financial Information (Unaudited);
  4.  Terms of the Transaction...................  Summary; Pro Forma Combined Selected
                                                     Historical Financial Information
                                                     (Unaudited); The Merger; Description of
                                                     North Fork Capital Stock; Comparison of
                                                     Stockholder Rights
  5.  Pro Forma Financial Information............  Pro Forma Condensed Combined Financial
                                                     Statements (Unaudited)
  6.  Material Contacts with the Company Being
        Acquired.................................  Summary; The Merger
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters.......................                       *
  8.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................                       *
 10.  Information with Respect to S-3
        Registrants..............................  Available Information; Incorporation of
                                                   Certain Documents by Reference; Summary;
                                                     The Merger; Pro Forma Condensed Combined
                                                     Financial Statements (Unaudited); The
                                                     Companies -- North Fork
 11.  Incorporation of Certain Information by
        Reference................................  Incorporation of Certain Documents by
                                                     Reference
 12.  Information with Respect to S-2 or S-3
        Registrants..............................                       *
 13.  Incorporation of Certain Information by
        Reference................................                       *
 14.  Information with Respect to Registrants
        Other Than S-3 or S-2 Registrants........                       *
 15.  Information with Respect to S-3
        Companies................................  Available Information, Incorporation of
                                                   Certain Documents By Reference; Summary;
                                                     The Companies -- New York Bancorp
 16.  Information with Respect to S-2 or S-3
        Companies................................                       *
 17.  Information with Respect to Companies Other
        Than S-2 or S-3 Companies................                       *
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.......  Summary; The Special Meetings; The Merger
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited,
        or in an Exchange Offer..................                       *

---------------
* Omitted because inapplicable or answer is negative.

                        [NORTH FORK BANCORPORATION LOGO]

                                                            December      , 1997

Dear North Fork Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of North Fork Bancorporation, Inc. ("North Fork") which will be held on January 30, 1998 at 10:00 a.m. local time, at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York (the "Special Meeting"). At this meeting, you will be asked to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which New York Bancorp Inc. ("New York Bancorp") will be merged (the "Merger") with and into North Fork and the stockholders of New York Bancorp will become stockholders of North Fork.

     Your shares of North Fork Common Stock will be unaffected by the Merger. Upon consummation of the Merger, it is expected that New York Bancorp's former stockholders will own approximately 28.1% of North Fork's outstanding common stock.

     The Merger has been unanimously approved by the Board of Directors of each company. Your Board of Directors believes that the Merger will provide significant value to North Fork's stockholders by extending the markets served by North Fork and allowing North Fork to provide a broader array of services to New York Bancorp's customers. YOUR BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF NORTH FORK AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT. The investment banking firm of Goldman, Sachs & Co. has issued a written opinion to your Board of Directors that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to North Fork. The written opinion of Goldman, Sachs & Co. is reproduced in full as Annex C to the accompanying Joint Proxy Statement/Prospectus, and North Fork's stockholders are urged to read carefully such opinion in its entirety.

     Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of a majority of the outstanding shares of common stock of each of North Fork and New York Bancorp and the approval of the Merger by various regulatory agencies.

     Specific information regarding the Special Meeting is contained in the enclosed Notice of Special Meeting and Joint Proxy Statement/Prospectus. Please read these materials carefully.

     It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. A failure to vote for approval of the Merger Agreement will have the same effect as a vote against the Merger Agreement. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger Agreement.

                                          Sincerely,

                                          /s/ JOHN ADAM KANAS
                                          JOHN ADAM KANAS
                                          Chairman, President and Chief
                                          Executive Officer

                        NORTH FORK BANCORPORATION, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 30, 1998

To the Stockholders of
North Fork Bancorporation, Inc.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of North Fork Bancorporation, Inc. ("North Fork") will be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York on January 30, 1998, at 10:00 a.m. local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

        1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 7, 1997 (the "Merger Agreement"), by and between North Fork and New York Bancorp Inc. ("New York Bancorp"), and the consummation of the transactions contemplated thereby, including the merger of New York Bancorp with and into North Fork. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

        2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof including, without limitation, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement.

    The North Fork Board of Directors has fixed the close of business on December 16, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of North Fork stockholders entitled to vote at the Special Meeting will be available for examination for any purpose germane to the Special Meeting, during ordinary business hours, at the principal executive offices of North Fork, located at 275 Broad Hollow Road, Melville, New York, for 10 days prior to the Special Meeting. In the event there are not sufficient shares represented for a quorum or votes to approve the Merger Agreement or otherwise at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by North Fork.

    The common stock of North Fork is the only security of North Fork the holders of which are entitled to vote upon the proposal to be presented at the Special Meeting.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF NORTH FORK A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                          /s/ ANTHONY J. ABATE
                                          ANTHONY J. ABATE
                                          Secretary
December   , 1997

            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
              PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.
 PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE
                     ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                          NEW YORK BANCORP LETTERHEAD

                                                               December   , 1997

To New York Bancorp Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of New York Bancorp Inc. ("New York Bancorp") to be held at the Adria Conference Center, 220-33 Northern Boulevard, Bayside, New York on January 30, 1998 at 10:00 a.m. local time (the "Special Meeting").

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which New York Bancorp will be merged (the "Merger") with and into North Fork Bancorporation, Inc. ("North Fork"). It is intended that immediately following the Merger, Home Federal Savings Bank ("Home Federal"), a wholly owned subsidiary of New York Bancorp, will merge (the "Subsidiary Bank Merger") with and into North Fork Bank, a wholly owned subsidiary of North Fork. Upon consummation of the Merger, each holder of a share of the common stock, par value $0.01 per share, of New York Bancorp ("New York Bancorp Common Stock") will be entitled to receive 1.19 shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of North Fork ("North Fork Common Stock"). If the Average Closing Price (as defined below) is less than $25.50, either party may terminate the Merger Agreement unless, in the case of termination by New York Bancorp, North Fork increases the Exchange Ratio so that the shares of North Fork Common Stock issued in exchange for each share of New York Bancorp Common Stock have a value (valued at the Average Closing Price) of $30.35. The term "Average Closing Price" means the average last reported sales price per share of North Fork Common Stock on the New York Stock Exchange, Inc. ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive trading days ending on the date on which the last of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger) are obtained, without regard to any requisite waiting periods.

     The Merger Agreement has been unanimously approved by the Board of Directors of both New York Bancorp and North Fork. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NEW YORK BANCORP AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Each of the investment banking firms of Sandler O'Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. has issued its written opinion to your Board of Directors, dated as of the date of the Merger Agreement and updated as of the date of the accompanying Joint Proxy Statement/ Prospectus, to the effect that, as of such dates, the Exchange Ratio was fair, from a financial point of view, to New York Bancorp's stockholders. The written opinions of Sandler O'Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. are reproduced in full as Annex D and Annex E, respectively, to the accompanying Joint Proxy Statement/Prospectus, and New York Bancorp's stockholders are urged to read each such opinion carefully in its entirety.

     Consummation of the Merger is subject to certain conditions, including, but not limited to, approvals by the requisite vote of the stockholders of both New York Bancorp and North Fork and the approval of the Merger and the Subsidiary Bank Merger by various regulatory agencies.

     The enclosed Notice of Special Meeting and Joint Proxy Statement/Prospectus describe the Merger and provide specific information regarding the Special Meeting. Please read these materials carefully.

     It is very important that your shares of New York Bancorp Common Stock be represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of a majority of the outstanding shares of New York Bancorp Common Stock entitled to vote at the Special Meeting is required for approval and adoption of the Merger Agreement. A failure to vote for approval and adoption of the Merger Agreement will have the same effect as a vote against the Merger Agreement. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may revoke the proxy given on such form and vote in person if you wish, even if you have previously returned your form of proxy. YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval and adoption of the Merger Agreement.

                                          Sincerely,

                                          PATRICK E. MALLOY, III
                                          Chairman

                             NEW YORK BANCORP INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 30, 1998

To the Stockholders of New York Bancorp Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of New York Bancorp Inc. ("New York Bancorp") will be held at the Adria Conference Center, 220-33 Northern Boulevard, Bayside, New York on January 30, 1998 at 10:00 a.m., local time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 7, 1997 (the "Merger Agreement"), by and between North Fork Bancorporation, Inc. ("North Fork") and New York Bancorp pursuant to which New York Bancorp will merge with and into North Fork (the "Merger"). A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof including, without limitation, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement.

     Pursuant to the By-laws of New York Bancorp, the Board of Directors has fixed December 16, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. In the event there are not sufficient shares represented for a quorum or votes to approve the Merger Agreement or otherwise at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by New York Bancorp.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of New York Bancorp (the "New York Bancorp Common Stock") entitled to vote at the Special Meeting is required for approval and adoption of the Merger Agreement.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF NEW YORK BANCORP A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          STAN I. COHEN
                                          Secretary
Douglaston, New York
December   , 1997

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO
                    APPROVE AND ADOPT THE MERGER AGREEMENT.
 PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE
                     ENCLOSED POSTAGE-PAID RETURN ENVELOPE.
PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS
   CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR
                                 CERTIFICATES.

                            ------------------------
                        NORTH FORK BANCORPORATION, INC.
                             NEW YORK BANCORP INC.

[NYB LOGO]                    JOINT PROXY STATEMENT                    [NF LOGO]
                            ------------------------

                        NORTH FORK BANCORPORATION, INC.
                                   PROSPECTUS
                            ------------------------
                       28,131,644 SHARES OF COMMON STOCK
     This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to stockholders of New York Bancorp Inc. ("New York Bancorp") in connection with the solicitation of proxies by the Board of Directors of New York Bancorp for use at a special meeting of stockholders of New York Bancorp (including any adjournments or postponements thereof) to be held on January 30, 1998 at 10:00 a.m. local time (the "New York Bancorp Meeting"). At the New York Bancorp Meeting, New York Bancorp's stockholders will consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 7, 1997, between North Fork Bancorporation, Inc. ("North Fork") and New York Bancorp (the "Merger Agreement"). Pursuant to the Merger Agreement, New York Bancorp will be merged (the "Merger") with and into North Fork.

     This Joint Proxy Statement/Prospectus is also being furnished to stockholders of North Fork in connection with the solicitation of proxies by North Fork's Board of Directors for use at a special meeting of stockholders of North Fork (including any adjournments or postponements thereof) to be held on January 30, 1998 at 10:00 a.m., local time (the "North Fork Meeting," and together with the New York Bancorp Meeting, the "Special Meetings"). At the North Fork Meeting, North Fork's stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby.

     The Merger Agreement is attached as Annex A hereto and is incorporated herein by reference.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of North Fork with respect to up to 28,131,644 shares of common stock, par value $2.50 per share, of North Fork (the "North Fork Common Stock") issuable in the Merger to holders of common stock, par value $0.01 per share, of New York Bancorp ("New York Bancorp Common Stock") and to holders of New York Bancorp Options (see "SUMMARY -- Exchange Ratio). Upon consummation of the Merger, each outstanding share of New York Bancorp Common Stock will, with certain exceptions, be converted into and exchangeable for 1.19 shares (the "Exchange Ratio") of North Fork Common Stock. If the Average Closing Price (as defined below) is less than $25.50, either party may terminate the Merger Agreement unless, in the case of termination by New York Bancorp, North Fork increases the Exchange Ratio so that the shares of North Fork Common Stock issued in exchange for each share of New York Bancorp Common Stock have a value (valued at the Average Closing Price) of not less than $30.35. The Average Closing Price is the average of the last reported sales prices of the North Fork Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the 10 consecutive trading days ending on the date on which the last of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement is obtained, without regard to any requisite waiting period in respect thereof. Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of North Fork Common Stock. In addition, each share of North Fork Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to the North Fork Rights Agreement (as defined herein).

     Because the market price of North Fork Common Stock is subject to fluctuation, the value of the shares of North Fork Common Stock that holders of New York Bancorp Common Stock would receive in the Merger may increase or decrease prior to and after the Merger. See "SUMMARY -- Market Prices and Dividend Information."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
THE SHARES OF NORTH FORK COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY NOR ARE THEY GUARANTEED BY ANY BANK OR BANK HOLDING COMPANY.

                            ------------------------
     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of North Fork and New York Bancorp on or
about December   , 1997.
     The date of this Joint Proxy Statement/Prospectus is December   , 1997

     No persons have been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by North Fork or New York Bancorp. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/ Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of North Fork or New York Bancorp since the date of this Joint Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein is correct as of any time subsequent to such date. All information contained in this Joint Proxy Statement/Prospectus relating to North Fork and its subsidiaries has been supplied by North Fork and has not been independently verified by New York Bancorp and all information contained in this Joint Proxy Statement/Prospectus relating to New York Bancorp and its subsidiaries has been supplied by New York Bancorp and has not been independently verified by North Fork.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION...............................................................      1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................      2
SUMMARY.............................................................................      4
  Parties to the Merger.............................................................      4
  The Special Meetings..............................................................      4
  Recommendations of Boards of Directors............................................      5
  Effect of the Merger and the Subsidiary Bank Merger...............................      6
  Exchange Ratio....................................................................      6
  Effective Time....................................................................      7
  Opinions of Financial Advisors....................................................      7
  Interests of Certain Persons in the Merger........................................      8
  Employee Matters..................................................................      8
  Conditions; Regulatory Approvals..................................................      8
  Termination of the Merger Agreement...............................................      8
  Stock Exchange Listing............................................................      8
  Anticipated Accounting Treatment..................................................      8
  Certain Federal Income Tax Consequences of the Merger.............................      9
  No Appraisal Rights...............................................................      9
  Stock Option Agreement............................................................      9
  Board of Directors and Management Following the Merger............................     10
  Consolidation of Operations; Projected Cost Savings and Revenue Enhancements;
     Projected Earnings Per Share...................................................     10
  Merger and Restructuring Charge...................................................     10
  Comparison of Stockholder Rights..................................................     11
SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED)...............................     12
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION (UNAUDITED).......................     18
COMPARATIVE PER SHARE DATA (UNAUDITED)..............................................     22
MARKET PRICES AND DIVIDEND INFORMATION..............................................     24
THE COMPANIES.......................................................................     26
  North Fork........................................................................     26
  New York Bancorp..................................................................     27
THE SPECIAL MEETINGS................................................................     28
  North Fork Meeting................................................................     28
  New York Bancorp Meeting..........................................................     29
THE MERGER..........................................................................     32
  Effects of the Merger.............................................................     32
  Exchange Ratio....................................................................     32
  Effective Time....................................................................     34
  Background of the Merger..........................................................     34
  Recommendation of the Boards of Directors; Reasons for the Merger.................     36
  Opinions of Financial Advisors....................................................     37
  Interests of Certain Persons in the Merger........................................     50
  Employee Matters..................................................................     52
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional
     Shares.........................................................................     52
  Conditions to the Merger..........................................................     53
  Regulatory Approvals Required for the Merger......................................     55
  Conduct of Business Pending the Merger............................................     56
  Waiver and Amendment; Termination.................................................     58
  Resales of North Fork Common Stock Received in the Merger.........................     59
  Stock Exchange Listing............................................................     59

                                                                                        PAGE
                                                                                        ----
  Anticipated Accounting Treatment..................................................     60
  Certain Federal Income Tax Consequences of the Merger.............................     60
  No Appraisal Rights...............................................................     62
  Stock Option Agreement............................................................     62
  Expenses..........................................................................     67
MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER......................................     67
  Board of Directors and Management Following the Merger............................     67
  Consolidation of Operations; Projected Cost Savings and Revenue Enhancements;
     Projected Earnings Per Share...................................................     67
  Merger and Restructuring Charge...................................................     69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF NORTH FORK AND NEW YORK
  BANCORP...........................................................................     70
  Beneficial Ownership of Shares of North Fork Common Stock.........................     70
  Beneficial Ownership of Shares of New York Bancorp Common Stock...................     71
CERTAIN REGULATORY CONSIDERATIONS...................................................     73
  General...........................................................................     73
  Payment of Dividends..............................................................     73
  Transactions with Affiliates......................................................     74
  Holding Company Liability.........................................................     74
  Prompt Corrective Action..........................................................     74
  Capital Adequacy..................................................................     75
  Enforcement Powers of the Federal Banking Agencies................................     76
  FDIC Insurance Assessments........................................................     76
  Control Acquisitions..............................................................     77
  Future Legislation................................................................     77
DESCRIPTION OF NORTH FORK CAPITAL STOCK.............................................     78
  General...........................................................................     78
  Common Stock......................................................................     78
  Rights Plan.......................................................................     78
COMPARISON OF STOCKHOLDER RIGHTS....................................................     81
  Stockholder Action by Written Consent.............................................     81
  Stockholder Nominations and Proposals for Business................................     81
  Business Combinations Involving Interested Stockholders...........................     82
  Removal of Directors..............................................................     83
  Consideration of Other Constituencies.............................................     84
  Personal Liability of Directors...................................................     84
  Rights Plans......................................................................     84
  Amendment of By-laws..............................................................     85
  Amendment of Certificate..........................................................     85
  Special Meeting of Stockholders...................................................     85
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...................................     86
LEGAL MATTERS.......................................................................     95
EXPERTS.............................................................................     95
STOCKHOLDER PROPOSALS...............................................................     95
ANNEX A  AGREEMENT AND PLAN OF MERGER
ANNEX B  STOCK OPTION AGREEMENT
ANNEX C  OPINION OF GOLDMAN SACHS & CO.
ANNEX D  OPINION OF SANDLER O'NEILL & PARTNERS, L.P.
ANNEX E  OPINION OF KEEFE, BRUYETTE & WOODS, INC.

                             AVAILABLE INFORMATION

     Each of North Fork and New York Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by North Fork and New York Bancorp with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Web Site maintained by the Commission at "http://www.sec.gov." In addition, material filed by North Fork and New York Bancorp can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     North Fork has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of North Fork Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by North Fork (File No. 0-10280) and New York Bancorp (File No. 1-11684) are incorporated by reference in this Joint Proxy Statement/Prospectus:

           1. North Fork's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 North Fork Form 10-K").

           2. North Fork's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

           3. North Fork's Current Reports on Form 8-K, dated February 25, 1997, April 10, 1997, April 22, 1997, June 24, 1997, July 25, 1997, October 7,
     1997, October 15, 1997, November 20, 1997, December 9, 1997, December 10, 1997 and December 12, 1997.

           4. The description of North Fork Common Stock and North Fork Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in North Fork's registration statements filed by North Fork pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

           5. The portions of North Fork's Proxy Statement for the Annual Meeting of Stockholders held on April 22, 1997 that have been incorporated by reference in the 1996 North Fork Form 10-K.

           6. New York Bancorp's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (the "1996 New York Bancorp Form 10-K").

           7. New York Bancorp's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997.

           8. New York Bancorp's Current Reports on Form 8-K dated January 2, 1997, October 15, 1997 and October 29, 1997.

           9. The description of New York Bancorp Common Stock and preferred stock, par value $0.01 per share (the "New York Bancorp Preferred Stock") set forth in New York Bancorp's Registration Statement filed by New York Bancorp pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

          10. The portions of New York Bancorp's Proxy Statement for the Annual Meeting of Stockholders held on January 28, 1997 that have been incorporated by reference in the 1996 New York Bancorp Form 10-K.

     All documents and reports filed by North Fork and New York Bancorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO NORTH FORK, TO NORTH FORK BANCORPORATION, INC., 275 BROAD HOLLOW ROAD, MELVILLE, NEW YORK 11747, ATTENTION: ANTHONY ABATE, SECRETARY, TELEPHONE NUMBER (516) 844-1004, AND IN THE CASE OF DOCUMENTS RELATING TO NEW YORK BANCORP, TO NEW YORK BANCORP INC., 241-02 NORTHERN BOULEVARD, DOUGLASTON, NEW YORK 11362, ATTENTION: LINDA BISHOP, TELEPHONE NUMBER (718) 631-8100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY JANUARY 23, 1998.

     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF NORTH FORK FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER, (B) THE IMPACT ON REVENUES OF THE MERGER, (C) PROJECTED EARNINGS PER SHARE OF THE COMBINED COMPANY, AND (D) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE MERGER. SEE "SUMMARY," "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS AND REVENUE ENHANCEMENTS; PROJECTED EARNINGS PER SHARE" AND "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED WITHIN THE EXPECTED TIME FRAME OR THEREAFTER; (2) REVENUES FOLLOWING THE MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF NORTH FORK AND NEW YORK BANCORP ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE MARKETS IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY REQUIREMENTS OR CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Joint Proxy Statement/Prospectus and the Annexes hereto. North Fork and New York Bancorp stockholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

PARTIES TO THE MERGER

     North Fork. North Fork, with its executive headquarters located in Melville, New York, is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). North Fork's primary subsidiary, North Fork Bank, operates 80 retail banking facilities throughout Suffolk and Nassau Counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens and the Bronx and in Westchester and Rockland Counties north of New York City. North Fork's acquisition of Branford Savings Bank (see below) represents North Fork's initial acquisition outside the State of New York.

     At September 30, 1997, North Fork had assets of $6.6 billion, deposits of $4.5 billion and stockholders' equity of $538 million. The principal executive offices of North Fork are located at 275 Broad Hollow Road, Melville, New York 11747 and its telephone number is (516) 844-1004.

     On December 12, 1997, North Fork acquired Branford Savings Bank ("Branford"), a Connecticut-chartered savings bank, through the merger (the "Branford Merger") of Branford with and into a wholly owned subsidiary of North Fork. At September 30, 1997, Branford had total assets of $183 million, deposits of $162 million and stockholders' equity of $18 million. North Fork issued approximately 1,283,674 shares of its common stock to the Branford shareholders and paid cash in the amount of approximately $3,000,000 to the holders of Branford warrants. The transaction, will be accounted for under the purchase method of accounting. See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

     For more information about North Fork, reference is made to "THE
COMPANIES -- North Fork" and to the 1996 North Fork Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     New York Bancorp. New York Bancorp, with its executive headquarters located in Douglaston, New York, is a savings and loan holding company organized under the laws of the State of Delaware in 1988. New York Bancorp's primary subsidiary, Home Federal Savings Bank ("Home Federal"), operates 31 full service branch offices throughout Kings, Queens, Nassau, Westchester and Suffolk Counties of New York.

     At September 30, 1997, New York Bancorp had assets of approximately $3.2 billion, deposits of approximately $1.7 billion and stockholders' equity of approximately $169 million. The principal executive offices of New York Bancorp are located at 241-02 Northern Boulevard, Douglaston, New York 11362 and its telephone number is (718) 631-8100.

     For more information about New York Bancorp, reference is made to "THE COMPANIES -- New York Bancorp" and to the 1996 New York Bancorp Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

THE SPECIAL MEETINGS

     North Fork. The North Fork Meeting will be held at 10:00 a.m. on January 30, 1998 at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York. The purpose of the North Fork Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the consummation of the transactions contemplated thereby, and such other matters as may properly be brought before the meeting and any adjournments or postponements thereof.

     Only holders of record of North Fork Common Stock at the close of business on December 16, 1997 (the "North Fork Record Date") will be entitled to vote at the North Fork Meeting. The affirmative vote of the holders of a majority of the outstanding shares of North Fork Common Stock entitled to vote on such date is required to approve the Merger Agreement. As of the North Fork Record Date, there were 67,360,337 shares of North Fork Common Stock outstanding and entitled to be voted at the North Fork Meeting.

     The directors and executive officers of North Fork and their affiliates beneficially owned, as of the North Fork Record Date, 3,812,717 shares, or approximately 5.66% of the outstanding shares, of North Fork Common Stock entitled to vote at the North Fork Meeting and all such persons have indicated a present intent to vote their shares for approval and adoption of the Merger Agreement. See "THE SPECIAL MEETINGS -- North Fork Meeting -- Record Date; Voting; Solicitation and Revocation of Proxies." As of the North Fork Record Date, neither New York Bancorp nor its subsidiaries, nor the directors and executive officers of New York Bancorp, beneficially owned any shares of North Fork Common Stock, except for one executive officer who beneficially owned 42,870 shares of North Fork Common Stock as of such date. Such executive officer has indicated a present intent to vote his shares for approval and adoption of the Merger Agreement. See "THE SPECIAL MEETINGS -- North Fork
Meeting -- General."

     New York Bancorp. The New York Bancorp Meeting will be held at 10:00 a.m. on January 30, 1998 at the Adria Conference Center, 220-33 Northern Boulevard, Bayside, New York. The purpose of the New York Bancorp Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, and such other matters as may properly be brought before the meeting and any adjournments or postponements thereof.

     Only holders of record of New York Bancorp Common Stock at the close of business on December 16, 1997 (the "New York Bancorp Record Date") will be entitled to notice of and to vote at the New York Bancorp Meeting. The affirmative vote of the holders of a majority of the outstanding shares of New York Bancorp Common Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement. As of the New York Bancorp Record Date, there were 21,359,427 shares of New York Bancorp Common Stock outstanding and entitled to be voted at the New York Bancorp Meeting.

     The directors and executive officers of New York Bancorp and their affiliates owned, as of the New York Bancorp Record Date, 5,486,320 shares, or approximately 26% of the outstanding shares, of New York Bancorp Common Stock entitled to vote at the New York Bancorp Meeting, and all such persons have indicated a present intent to vote their shares for approval and adoption of the Merger Agreement. See "THE SPECIAL MEETINGS -- New York Bancorp -- Record Date; Voting; Solicitation and Revocation of Proxies." As of the New York Bancorp Record Date, neither North Fork and its subsidiaries, nor the directors and executive officers of North Fork, beneficially owned any outstanding shares of New York Bancorp Common Stock. See "THE SPECIAL MEETINGS -- New York
Bancorp -- General."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     North Fork. THE NORTH FORK BOARD OF DIRECTORS (THE "NORTH FORK BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NORTH FORK AND ITS STOCKHOLDERS. THE NORTH FORK BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT NORTH FORK'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE SPECIAL MEETINGS -- North Fork Meeting -- Recommendation of the Board of Directors" and "THE MERGER -- Recommendation of the Boards of Directors; Reasons for the Merger."

     New York Bancorp. THE NEW YORK BANCORP BOARD OF DIRECTORS (THE "NEW YORK BANCORP BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NEW YORK BANCORP AND ITS STOCKHOLDERS. THE NEW YORK BANCORP BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT NEW YORK BANCORP'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE SPECIAL MEETINGS -- New York Bancorp
Meeting -- Recommendation
of the Board of Directors" and "THE MERGER -- Background of the Merger" and "-- Recommendation of the Boards of Directors; Reasons for the Merger."

EFFECT OF THE MERGER AND THE SUBSIDIARY BANK MERGER

     Pursuant to the Merger Agreement, at the Effective Time (as defined below), New York Bancorp will be merged with and into North Fork, and New York Bancorp stockholders will become stockholders of North Fork. See "THE MERGER -- Effects of the Merger."

     Immediately following the consummation of the Merger, Home Federal will merge with and into North Fork Bank (the "Subsidiary Bank Merger"). North Fork Bank will continue as a New York-chartered commercial bank and a wholly owned subsidiary of North Fork. See "THE MERGER -- Effects of the Merger."

EXCHANGE RATIO

     At the Effective Time, each issued and outstanding share of New York Bancorp Common Stock, except for shares held directly or indirectly by North Fork or New York Bancorp (other than shares held by North Fork or New York Bancorp in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) will be converted into and exchangeable for 1.19 shares of North Fork Common Stock (the "Exchange Ratio"). If the Average Closing Price (as defined below) is less than $25.50, either party may terminate the Merger Agreement by giving written notice to the other party within two business days after the Valuation Period (as defined below), in the case of a termination by North Fork, or within four business days after the Valuation Period, in the case of a termination by New York Bancorp, unless, in the case of termination by New York Bancorp, North Fork elects, within two business days after the Valuation Period, to increase the Exchange Ratio such that the shares of North Fork Common Stock issued in exchange for each share of New York Bancorp Common Stock have a value (valued at the Average Closing Price) of not less than $30.35. The Average Closing Price is the average of the last reported sales prices per share of North Fork Common Stock on the NYSE for the 10 consecutive trading days (the "Valuation Period") ending on the date on which the last of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger) are obtained, without regard to any requisite waiting period in respect thereof.

     If the Average Closing Price is less than $25.50 and North Fork elects to increase the Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $30.35 by (ii) the Average Closing Price. Assuming the Merger is approved by New York Bancorp stockholders, the New York Bancorp Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting New York Bancorp stockholders if the Average Closing Price is less than $25.50 and North Fork does not elect to increase the Exchange Ratio, even though, as a result of the application of the Exchange Ratio, the value of the shares of North Fork Common Stock (valued at the Average Closing Price) issued in exchange for each share of New York Bancorp Common Stock would be less than $30.35. In such a situation, in considering whether to consummate the Merger without the resolicitation of New York Bancorp stockholders, the New York Bancorp Board will take into account, consistent with its fiduciary duty, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisors and legal counsel. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

     In addition, at the Effective Time, each outstanding and unexercised option (a "New York Bancorp Option") to purchase shares of New York Bancorp Common Stock which was granted under New York Bancorp's Incentive Stock Option Plan dated February 4, 1988, 1990 Incentive Stock Option Plan (the "1990 Incentive Plan"), 1990 Stock Option Plan for Outside Directors, 1993 Long-Term Incentive Plan (the "1993 Incentive Plan"), and 1993 Stock Option Plan for Outside Directors (collectively, the "New York Bancorp Option Plans") will be converted automatically into the right to receive such number of shares (rounded to the nearest whole share) of North Fork Common Stock as is equal in value (determined by valuing each share of North Fork Common Stock at the Option Share Average Closing Price (as defined below)) to the amount by which (i) the product of the number of shares of New York Bancorp Common Stock subject to such option, the Exchange Ratio and the Option Share Average Closing Price exceeds
(ii) the aggregate exercise price of such option, provided, that notwithstanding the foregoing, at the Effective Time, each outstanding New York Bancorp Option with respect to which the holder was issued either option surrender rights ("OSRs") under the 1993 Incentive Plan or limited rights ("Limited Rights") under the 1990 Incentive Plan will be converted automatically into the right to receive the greater of (x) the number of shares of North Fork Common Stock into which such option would be converted pursuant to the foregoing formula, and (y) such number of shares (rounded to the nearest whole share) of North Fork Common Stock as is equal in value (determined by valuing each share of North Fork Common Stock at the Option Share Average Closing Price) to the amount of cash which the holder of such New York Bancorp Option would otherwise be entitled to receive upon exercise of such OSRs or Limited Rights, as the case may be, at the Effective Time pursuant to the terms of the applicable New York Bancorp Option Plan and such holder's option agreement. As used herein, the term "Option Share Average Closing Price" means the average of the last reported sale prices per share of North Fork Common Stock on the NYSE for the 20 consecutive NYSE trading days ending on the fifth business day prior to the date on which the last of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger) are obtained, without regard to any requisite waiting periods in respect thereof. See "THE MERGER -- Interest of Certain Person in the Merger -- Options."

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or on such later time as the certificate may specify (the "Effective Time"). The certificate will be filed on the first day which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to by North Fork and New York Bancorp. See "THE MERGER -- Effective Time."

OPINIONS OF FINANCIAL ADVISORS

     Goldman, Sachs & Co. ("Goldman Sachs") has rendered a written opinion to the North Fork Board, dated as of the date of the Merger Agreement and updated as of the date of this Joint Proxy Statement/ Prospectus, to the effect that, as of such dates, the Exchange Ratio was fair from a financial point of view to North Fork. As discussed in "THE MERGER -- Recommendation of the Boards of Directors; Reasons for the Merger -- North Fork," Goldman Sachs' opinion and presentation to the North Fork Board, together with a review by the North Fork Board of the assumptions made by Goldman Sachs, were among the factors considered by the North Fork Board in reaching its determination to approve the Merger. The opinion of Goldman Sachs is attached as Annex C to this Joint Proxy Statement/Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Goldman Sachs in connection therewith. See "THE MERGER -- Opinions of Financial Advisors -- North Fork."

     Each of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") and Keefe, Bruyette & Woods, Inc. ("KBW") has rendered a written opinion to the New York Bancorp Board, dated as of the date of the Merger Agreement and updated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such dates, the Exchange Ratio was fair, from a financial point of view, to the holders of New York Bancorp Common Stock. As discussed in "THE
MERGER -- Recommendation of the Boards of Directors; Reasons for the
Merger -- New York Bancorp," each of Sandler O'Neill's and KBW's opinions and presentations to the New York Bancorp Board were among the factors considered by the New York Bancorp Board in reaching its determination to approve the Merger Agreement. The opinions of Sandler O'Neill and KBW are attached as Annex D and Annex E, respectively, to this Joint Proxy Statement/Prospectus. Stockholders are urged to read such opinions in their entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by each of Sandler O'Neill and KBW in connection therewith. See "THE MERGER -- Opinions of Financial Advisors -- New York Bancorp."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of New York Bancorp's management and the New York Bancorp Board have interests in the Merger in addition to their interests as stockholders of New York Bancorp generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and insurance, the appointment of Mr. Patrick E. Malloy, III, Chairman of the New York Bancorp Board, to the North Fork Board, the payment of certain retention bonuses and severance benefits to officers of New York Bancorp, the provision by North Fork of a consulting agreement for Mr. Malloy, and the acceleration of benefits under certain employee benefit plans. The New York Bancorp Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the transactions contemplated thereby. See "THE
MERGER -- Interests of Certain Persons in the Merger."

EMPLOYEE MATTERS

     The Merger Agreement provides for New York Bancorp and Home Federal employees to participate in benefit plans maintained by North Fork and North Fork Bank following the Merger to the same extent as comparable employees of North Fork and North Fork Bank. See "THE MERGER -- Employee Matters."

CONDITIONS; REGULATORY APPROVALS

     Consummation of the Merger is subject to various mutual conditions, including, among others, receipt of the stockholder approvals solicited hereby, receipt of necessary regulatory approvals, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger, receipt of a letter addressed to North Fork from North Fork's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment and the satisfaction of other customary closing conditions. See "THE
MERGER -- Conditions to the Merger."

     Consummation of the Merger and the transactions contemplated thereby (including the Subsidiary Bank Merger) are subject to the prior approval or notification requirements of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC"), the Office of Thrift Supervision ("OTS") and the New York State Banking Department. See "THE MERGER -- Regulatory Approvals Required for the Merger."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of New York Bancorp and North Fork and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by September 30, 1998. In addition, the Merger Agreement provides that either party may elect to terminate the Merger Agreement if the Average Closing Price is less than $25.50 unless, in the case of termination by New York Bancorp, North Fork elects to increase the Exchange Ratio to an amount equal to $30.35 divided by the Average Closing Price. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

STOCK EXCHANGE LISTING

     The North Fork Common Stock is listed on the NYSE. North Fork has agreed to use reasonable efforts to cause the shares of North Fork Common Stock to be issued in the Merger to be approved for listing on the NYSE. See "THE
MERGER -- Stock Exchange Listing." The obligation of each of New York Bancorp and North Fork to consummate the Merger is subject to approval for listing by the NYSE of such shares. See "THE MERGER -- Conditions to the Merger."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Further, pursuant to the Merger Agreement, New York Bancorp must use all reasonable efforts to reissue approximately 800,000 shares of New York Bancorp Common Stock currently held by New York

Bancorp as treasury stock (the "New York Bancorp Treasury Stock") prior to consummation of the Merger in order that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of New York Bancorp Treasury Stock. It is currently expected that the offering of the shares of New York Bancorp Treasury Stock will occur on or about the Effective Time. It is a condition to each of North Fork's and New York Bancorp's obligation to consummate the Merger that North Fork and New York Bancorp receive a letter addressed to North Fork from North Fork's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "THE MERGER -- Conditions to the Merger" and "-- Anticipated Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     It is a condition to the obligation of North Fork to consummate the Merger that North Fork shall have received an opinion of its counsel, dated as of the Effective Time, in form and substance reasonably satisfactory to North Fork, to the effect that the Merger and the Subsidiary Bank Merger will be treated as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by North Fork, New York Bancorp, North Fork Bank or Home Federal as a result of the Merger and the Subsidiary Bank Merger (except to the extent any income may be required to be recognized due to the recapture of bad debt reserves as a result of the Subsidiary Bank Merger). It is a condition to the obligation of New York Bancorp to consummate the Merger that New York Bancorp shall have received an opinion of its counsel, dated as of the Effective Time, in form and substance reasonably satisfactory to New York Bancorp, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by New York Bancorp as a result of the Merger and (ii) no gain or loss will be recognized by the stockholders of New York Bancorp who exchange all of their New York Bancorp Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock and the payment of any real property transfer taxes, if any, on behalf of stockholders of New York Bancorp). Each of these conditions is waivable at the option of the party entitled to receive the requisite opinion. New York Bancorp stockholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" and "-- Conditions to the Merger."

NO APPRAISAL RIGHTS

     No stockholders of New York Bancorp or North Fork are entitled to appraisal rights in connection with, or as a result of, the Merger. See "THE MERGER -- No Appraisal Rights."

STOCK OPTION AGREEMENT

     Execution of the Stock Option Agreement, dated as of October 7, 1997 (the "Stock Option Agreement"), by and between New York Bancorp and North Fork, was a condition to North Fork's merger proposal. Pursuant to the Stock Option Agreement, New York Bancorp granted North Fork an option (the "Option") to purchase 4,261,000 shares of New York Bancorp Common Stock, representing approximately 19.9% of the issued and outstanding shares of such common stock without giving effect to the shares issuable upon exercise of such option, at an exercise price of $30.50, subject to the terms and conditions set forth therein. The Option may only be exercised upon the occurrence of certain events (none of which has occurred as of the date of this Joint Proxy Statement/Prospectus). The Stock Option Agreement is attached as Annex B to this Joint Proxy Statement/Prospectus. See "THE MERGER -- Stock Option Agreement."

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in New York Bancorp from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for New York Bancorp Common Stock than the price per share implicit in the Exchange Ratio.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

     Pursuant to the terms of the Merger Agreement, at the Effective Time, North Fork will cause the North Fork Board to include Mr. Patrick E. Malloy, III, Chairman of the New York Bancorp Board. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Board of Directors and Management Following the Merger" and "THE MERGER -- Interests of Certain Persons in the Merger."

CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS AND REVENUE ENHANCEMENTS; PROJECTED EARNINGS PER SHARE

     North Fork expects to achieve significant cost savings subsequent to the Merger. The cost savings are expected to be derived from reductions in personnel, elimination of selected branch facilities located in communities in which both North Fork and New York Bancorp branches are located, the integration of New York Bancorp's data processing operations with those of North Fork, and the integration of other facilities and back office operations. Further, the separate corporate existence of New York Bancorp and Home Federal will cease with the consummation of the Merger and the Subsidiary Bank Merger. Consequently, costs associated with New York Bancorp's operating as a separate publicly held entity will also be eliminated. The aggregate annual pre-tax cost savings to be achieved in connection with the Merger are estimated by North Fork to be $25 million. Management of North Fork believes that realization of these cost savings will be substantially phased in before the end of the first full quarter following consummation of the Merger. There can be no assurance that all of the potential cost savings will be realized or that they will be realized in the time frame currently estimated or thereafter. Such realization will depend, among other things, upon the existing regulatory and economic environment, business changes implemented by North Fork management and other factors, certain of which are beyond the control of North Fork.

     Following the Subsidiary Bank Merger, North Fork will convert the former operations of Home Federal to a full service commercial bank. As such, North Fork believes, based on its previous experience in acquiring savings banks and branches of savings banks, that revenue enhancement opportunities exist with the offering of commercial bank products to Home Federal's customers and the communities Home Federal serves. These products include but are not limited to a variety of demand deposit accounts, discount brokerage, investment management and trust services, cash management, annuity and mutual fund products and commercial and installment loans to small and midsize businesses. The amounts and realization of any additional revenues will depend upon a number of factors including, but not limited to, competition, the economic environment and regulatory requirements, which are all beyond the control of North Fork.

     Based on the synergies anticipated, North Fork believes that the Merger will result in earnings accretion of approximately $.14 per share in 1998 and approximately $.19 per share in 1999. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Consolidation of Operations; Projected Cost Savings and Revenue Enhancements; Projected Earnings Per Share" and "-- Merger and Restructuring Charge."

     For additional factors that could cause actual results to differ materially from the estimates described above, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

MERGER AND RESTRUCTURING CHARGE

     A non-recurring merger and restructuring charge of approximately $34.4 million, net of income taxes, will be incurred upon consummation of the Merger. The restructuring charge includes merger related compensation, severance and employee related expenses, facility and system costs and state and local tax bad debt recapture. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Merger and Restructuring Charge."

COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, New York Bancorp stockholders will become stockholders of North Fork and their rights as stockholders of North Fork will be governed by the Delaware General Corporation Law and by North Fork's Certificate of Incorporation and By-laws. The rights of stockholders of North Fork differ from the rights of the stockholders of New York Bancorp with respect to certain matters, including, among others, with respect to the ability of stockholders to act by written consent, the vote required for certain business combinations, limitations on personal liability of directors, consideration of constituencies other than stockholders, the removal of directors and amendments to the by-laws or certificate of incorporation. For a summary of these differences, see "COMPARISON OF STOCKHOLDER RIGHTS."

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following tables set forth selected historical consolidated financial information (unaudited) for North Fork for the five years ended December 31, 1996 and the nine month periods ended September 30, 1997 and 1996, and for New York Bancorp for the five years ended September 30, 1996 and the nine month periods ended September 30, 1997 and 1996. The financial information for New York Bancorp for the nine month periods ended September 30, 1997 and 1996 has been presented to coincide with the reporting period for North Fork. Following the Merger, the combined company's fiscal year, like that of North Fork, will end on December 31. The tables have been derived from, and should be read in conjunction with, the historical financial statements of North Fork and New York Bancorp, including the related notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Certain New York Bancorp financial information has been reclassified to conform with North Fork. The financial information for the nine month periods ended September 30, 1997 and 1996 for North Fork and New York Bancorp reflect, in the opinions of the management of North Fork and New York Bancorp, all adjustments necessary for a fair presentation of such information. Results for these interim periods are not necessarily indicative of the results which may be expected for the full year or any other interim period.

                        NORTH FORK BANCORPORATION, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1997         1996         1996         1995         1994         1993         1992
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED SUMMARY STATEMENTS OF INCOME:
  Interest income....................  $  359,458   $  300,093   $  405,307   $  332,492   $  295,062   $  289,045   $  329,654
  Interest expense...................     151,977      130,677      174,361      140,399      112,576      117,153      175,937
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income................     207,481      169,416      230,946      192,093      182,486      171,892      153,717
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Provision for loan losses..........       4,500        5,100        6,800       11,825        6,825       26,608       34,612
  Non-interest income................      26,032       21,877       29,245       23,010       21,674       21,868       20,161
  Net securities gains/(losses)......       2,273        2,968        1,878        6,734       (9,189)       1,321       10,111
  Other real estate expense..........         163          876          753        1,255        4,929       25,246       17,696
  Merger related restructure
    charges..........................          --           --       21,613           --       14,338           --        1,200
  SAIF recapitalization charge.......          --        8,350        8,350           --           --           --           --
  Other non-interest expense.........      91,174       81,965      112,281       91,565       99,338      117,316      101,605
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes.........     139,949       97,970      112,272      117,192       69,541       25,911       28,876
  Provision for income taxes.........      54,670       39,617       49,830       49,850       26,502       13,015       14,378
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income.........................  $   85,279   $   58,353   $   62,442   $   67,342   $   43,039   $   12,896   $   14,498
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Weighted average common shares
    outstanding(3)...................      66,215       64,757       64,278       64,432       62,312       61,126       53,976
  Common shares outstanding at period
    end(3)...........................      65,987       62,642       64,892       64,617       60,932       59,584       54,947
CONSOLIDATED PER SHARE DATA:(3)
  Net income(4)......................  $     1.29   $      .90   $      .97   $     1.05   $     0.69   $      .21   $      .27
  Cash dividends declared(5).........         .43          .30          .43          .28          .18           --           --
  Stated book value at period-end....        8.16         6.88         7.05         6.59         5.84         5.27         5.15
  Tangible book value at
    period-end.......................        7.00         5.53         5.79         6.16         5.48         4.83         4.46
  Dividend payout ratio(5)...........          33%          33%          36%          26%          25%          --           --
CONSOLIDATED BALANCE SHEET DATA AT
  PERIOD END:
  Securities(6):
    Available-for-sale...............  $1,633,737   $1,396,685   $  857,391   $1,150,510   $  141,805   $  200,219   $  338,841
    Held-to-maturity.................   1,166,329    1,028,647    1,300,115    1,084,829    1,624,430    1,582,052    1,115,394
  Loans, net of unearned income
    and fees.........................   3,509,722    2,970,408    3,171,525    2,400,282    2,303,920    2,128,808    2,419,107
  Allowance for loan losses..........      54,611       54,698       53,894       56,627       61,247       67,670       84,595
  Intangible assets..................      76,692       84,537       82,073       27,893       22,208       26,239       38,026
  Total assets.......................   6,615,620    5,709,877    5,750,527    4,890,866    4,258,827    4,268,034    4,178,229
  Deposits...........................   4,458,649    4,450,769    4,469,510    3,739,720    3,538,768    3,633,619    3,736,054
  Federal funds purchased and
    securities sold under agreements
    to repurchase....................   1,331,024      734,167      621,789      642,369      246,875      255,643       50,476
  Other borrowings...................      85,000       35,000       35,000       35,000       75,000       33,000       53,000
  Company-obligated mandatorily
    redeemable capital securities of
    subsidiary trust.................      99,646           --       99,637           --           --           --           --
  Stockholders' equity...............     538,281      430,910      457,531      426,129      355,921      314,263      282,886
CONSOLIDATED AVERAGE BALANCE SHEET
  DATA:
  Securities.........................  $2,648,635   $2,430,065   $2,386,493   $1,874,624   $1,832,327   $1,675,583   $1,242,146
  Loans, net of unearned income and
    fees.............................   3,353,105    2,683,148    2,778,663    2,358,636    2,313,419    2,288,712    2,581,547
  Total assets.......................   6,346,543    5,482,488    5,518,016    4,470,920    4,417,627    4,315,839    4,360,516
  Deposits...........................   4,476,393    4,330,108    4,373,570    3,634,149    3,600,686    3,671,336    3,897,054
  Federal funds purchased and
    securities sold under agreements
    to repurchase....................   1,125,692      617,346      610,960      350,393      378,198      220,120       82,791
  Other borrowings...................      47,637       40,255       38,934       36,397       49,044       36,559       55,190
  Stockholders' equity...............     489,008      426,286      431,376      389,095      338,826      304,108      267,239

---------------
(1) On December 31, 1996, North Fork completed a business combination with North Side Savings Bank ("North Side") by merging North Side with and into North Fork Bank. On November 30, 1994, North Fork completed a business combination with Metro Bancshares, Inc. ("Metro") by a direct merger of Metro with and into North Fork. These mergers have been accounted for as pooling-of-interests transactions and, accordingly, the consolidated financial results of North Fork for all reported periods preceding such mergers have been retroactively restated to include the financial results of North Side and Metro for such periods. Certain financial information of North Side and Metro has been reclassified to conform with that of North Fork.

(2) In March, 1996, North Fork Bank completed the purchase of the domestic commercial banking business of Extebank and ten Long Island branches of First Nationwide Bank. These transactions were accounted for under the purchase method of accounting and, accordingly, North Fork's consolidated results of operations reflect activity of the acquired operations subsequent to the acquisition dates. As a result of these acquisitions, North Fork added approximately $200 million in net loans and $920 million in deposit liabilities. The intangible assets created in the aforementioned transactions aggregated approximately $62 million.

(3) Outstanding share figures and all applicable per share amounts have been restated to reflect the two-for-one common stock split effective May 15, 1997.

(4) North Fork's historical earnings per share for the nine months ended September 30, 1997 and 1996 and for the five years ended December 31, 1996, were based on weighted average common shares outstanding plus common stock equivalents.

(5) Cash dividends and the dividend payout ratios have not been restated for the mergers with North Side and Metro.

(6) Effective January 1, 1994, North Fork adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (the "Statement"). The Statement requires that securities available-for-sale be reported at fair value, with unrealized gains and losses net of tax effects reflected as a separate component of stockholders' equity. Prior to 1994, these securities were included in the held-for-sale category and carried at the lower of cost or market with unrealized losses or gains included in net income.

(7) See accompanying "Selected Financial Ratios" on page 20 for additional information.

                             NEW YORK BANCORP INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)

                                       NINE MONTHS
                                          ENDED
                                     SEPTEMBER 30,(2)                            YEARS ENDED SEPTEMBER 30,
                                 ------------------------    ------------------------------------------------------------------
                                    1997          1996          1996          1995          1994          1993          1992
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
CONSOLIDATED SUMMARY STATEMENTS
  OF INCOME:
  Interest income..............  $  183,432    $  156,832    $  207,491    $  196,972    $  175,530    $  160,752    $  152,417
  Interest expense.............      93,095        79,755       106,746       101,730        79,948        71,385        84,415
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Net interest income..........      90,337        77,077       100,745        95,242        95,582        89,367        68,002
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Provision for loan losses....       1,800           900         1,200         1,700         2,650         4,700         8,404
  Interest income..............      13,646         7,853        10,321         7,460         7,398         8,745         7,198
  Net securities
    gains/(losses).............       2,259         4,112         4,346          (848)          602         2,439        11,787
  Other real estate expense....         655           330           463           883           880         1,296         3,413
  Merger related restructure
    charge.....................          --            --            --        19,024            --            --            --
  SAIF recapitalization
    charge.....................          --         9,432         9,432            --            --            --            --
  Other non-interest expense...      37,890        35,625        47,535        48,968        50,845        48,455        42,374
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Income before income taxes...      65,897        42,755        56,782        31,279        49,207        46,100        32,796
  Provision for income taxes...      24,950        18,577        24,776        19,717        21,740        20,912        15,346
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Income before cumulative
    effect of change in
    accounting principle and
    extraordinary item.........      40,947        24,178        32,006        11,562        27,467        25,188        17,450
  Cumulative effect of change
    in accounting for income
    taxes(3)...................          --            --            --            --         5,685            --            --
  Extraordinary item, early
    extinguishment of debt.....          --            --            --            --            --            --          (570)
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Net income...................  $   40,947    $   24,178    $   32,006    $   11,562    $   33,152    $   25,188    $   16,880
                                 ==========    ==========    ==========    ==========    ==========    ==========    ==========
  Weighted average common
    shares outstanding(4)(5)...      22,795        23,468        23,889        26,656        27,220           N/M           N/M
  Common shares outstanding at
    period end(4)(5)...........      21,319        22,198        22,198        24,278        26,447        26,176           N/M
CONSOLIDATED PER SHARE
  DATA:(4)(5)
  Net income before cumulative
    effect of change in
    accounting principle and
    extraordinary item(6)......  $     1.80    $     1.03    $     1.34    $     0.43    $     1.01           N/M           N/M
  Net income(6)................        1.80          1.03          1.34          0.43          1.22           N/M           N/M
  Cash dividends declared(7)...         .41          0.30          0.40          0.40          0.39    $     0.32    $     0.23
  Stated book value at
    period-end.................        7.93          6.84          6.84          6.44          6.48          5.87           N/M
  Tangible book value at
    period-end.................        7.93          6.84          6.84          6.44          6.48          5.87           N/M
  Dividend payout ratio(7).....          23%           29%           30%           77%           25%           29%           26%

                             NEW YORK BANCORP INC.

                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)

                                       NINE MONTHS
                                          ENDED
                                     SEPTEMBER 30,(2)                            YEARS ENDED SEPTEMBER 30,
                                 ------------------------    ------------------------------------------------------------------
                                    1997          1996          1996          1995          1994          1993          1992
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
CONSOLIDATED BALANCE SHEET DATA
  AT PERIOD END:
  Securities:(8)
    Available-for-sale.........  $  495,910    $  444,500    $  444,500    $  273,355    $  189,572    $  255,970    $   97,650
    Held-to-maturity...........     644,840       551,460       551,460       685,905       838,577       444,267       474,916
    Trading account............          --            --            --         2,003        12,939        12,487        12,242
  Loans, net of unearned income
    and fees...................   2,039,111     1,872,548     1,872,548     1,686,215     1,458,059     1,415,245     1,319,218
  Allowance for loan losses....      18,695        19,386        19,386        21,272        25,705        26,828        19,455
  Total assets.................   3,244,200     2,940,907     2,940,907     2,731,592     2,583,982     2,250,605     2,153,861
  Deposits.....................   1,700,748     1,730,350     1,730,350     1,764,755     1,806,532     1,773,919     1,800,928
  Federal funds purchased and
    securities sold under
    agreements to repurchase...     840,331       453,698       453,698       344,860       244,891       156,369        72,350
  Other borrowings.............     413,600       555,088       555,088       422,278       334,006       137,324       150,500
  Stockholders' equity(9)......     169,063       151,903       151,903       156,386       171,291       153,769        99,933
CONSOLIDATED AVERAGE BALANCE
  SHEET DATA:
  Securities...................  $1,149,588    $  964,695    $  960,070    $1,005,239    $  949,503    $  618,426    $  717,837
  Loans, net of unearned income
    and fees...................   1,982,924     1,778,036     1,752,878     1,560,706     1,411,067     1,425,134     1,074,982
  Total assets.................   3,192,755     2,794,216     2,765,402     2,628,232     2,463,204     2,166,011     1,898,980
  Deposits.....................   1,705,101     1,751,947     1,754,038     1,768,457     1,803,241     1,776,297     1,365,608
  Federal funds purchased and
    securities sold under
    agreements to repurchase...     861,698       328,791       328,405       307,657       232,916        84,968       139,517
  Other borrowings.............     406,226       523,804       494,582       361,433       240,038       129,862       266,186
  Stockholders' equity(9)......     164,847       158,534       157,976       169,721       164,665       134,399        94,794

---------------
 (1) In January 1995, New York Bancorp completed a business combination with Hamilton Bancorp, Inc. ("Hamilton"). The merger was accounted for as a pooling-of-interest transaction and, accordingly, the consolidated financial results of New York Bancorp for all reported periods preceding the merger include the financial results of Hamilton for such periods. Certain financial information of Hamilton was reclassified to conform with that of New York Bancorp.

 (2) New York Bancorp's operating results for the nine months ended September 30, 1997 and 1996 are presented to conform with the reporting periods of North Fork. New York Bancorp's operating results for the three-month periods ended December 31, 1996 and 1995 have not been included in the foregoing and are presented in the following table:

                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
                                                                       (UNAUDITED)
                                                                     (in thousands,
                                                                         except
                                                                   per share amounts)
        Interest Income..........................................  $55,417     $50,659
        Interest Expense.........................................   27,538      26,991
        Net Interest Income......................................   27,879      23,668
        Net Income...............................................   10,264       7,828
        Earnings per share.......................................  $   .45     $   .32

                             NEW YORK BANCORP INC.

                                  (UNAUDITED)

 (3) Reflects the cumulative effect from the adoption of the Statement of Financial Accounting Standards Number 109 "Accounting for Income Taxes" on October 1, 1993.

 (4) Hamilton converted to stock ownership on April 1, 1993. Accordingly, restated outstanding share figures and per share data for periods beginning prior to such time are not meaningful.

 (5) Outstanding share figures and all applicable per share amounts have been restated to reflect the following: (a) the 3-for-2 common stock splits effective October 22, 1992 and July 29, 1993; (b) the ten percent common stock dividend effective February 14, 1994; (c) the 3-for-2 common stock split effective January 23, 1997; and (d) the 4-for-3 stock split effective July 24, 1997.

 (6) New York Bancorp's historical earnings per share for the nine months ended September 30, 1997 and 1996 and for the five years ended September 30, 1996 were based on weighted average common shares outstanding plus common stock equivalents.

 (7) Cash dividends and the dividend payout ratios have not been restated for the merger with Hamilton.

 (8) Effective October 1, 1993, New York Bancorp adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The statement requires that securities available-for-sale be reported at fair value, with unrealized gains and losses net of tax effects reflected as a separate component of stockholders' equity. Prior to 1993, these securities were included in the held-for-sale category and carried at the lower of cost or market with unrealized losses or gains included in net income.

 (9) Stockholders' equity at September 30, 1992 includes only the retained earnings of Hamilton, which converted to stock ownership on April 1, 1993.

(10) See accompanying "Selected Financial Ratios" on page 20 for additional information.

               PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following tables set forth certain selected condensed financial information for North Fork, Branford and New York Bancorp on an unaudited pro forma combined basis giving effect to (i) the Merger, with respect to all periods indicated, as if the Merger had become effective as of the end of the periods indicated, in the case of the balance sheet information presented, and as of the beginning of the periods indicated, in the case of the income statement information presented, and (ii) the Branford Merger, with respect to information as of and for the nine months ended September 30, 1997 and 1996 and as of and for the year ended 1996, as if such transaction had become effective as of the end of such periods, in the case of balance sheet information presented, and as of the beginning of such periods, in the case of income statement information presented. The pro forma information in the tables assumes that the Merger is accounted for using the pooling-of-interests method of accounting (see "THE MERGER -- Anticipated Accounting Treatment") and the Branford Merger is accounted for under the purchase method of accounting.

     The unaudited pro forma combined selected year-end balance sheet and income statement information reflects information for North Fork and Branford as of and for their annual reporting periods ended December 31 for each of the periods indicated and information for New York Bancorp as of and for its annual reporting period ended September 30 for each of the periods indicated. Financial information for the nine-months ended September 30, 1997 and September 30, 1996 combine North Fork, Branford and New York Bancorp with interim results of New York Bancorp presented to coincide with the reporting period for North Fork. Following the Merger, the combined company's fiscal year, like that of North Fork, will end on December 31. These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of North Fork and New York Bancorp incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. Certain New York Bancorp financial information has been reclassified to conform with North Fork. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)."

     The pro forma financial information set forth in the following tables do not reflect merger expenses and the restructuring charge anticipated to be incurred by North Fork and/or New York Bancorp, as the case may be, the expected cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER." The unaudited pro forma combined selected financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred if the Merger had been consummated on the dates, or at the beginning of the periods indicated or which may be obtained in the future.

                        NORTH FORK BANCORPORATION, INC.

     PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION FOR ALL TRANSACTIONS
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)

                                                               NINE MONTHS
                                                           ENDED SEPTEMBER 30,                    YEARS ENDED
                                                        -------------------------    --------------------------------------
                                                           1997           1996          1996          1995          1994
                                                        -----------    ----------    ----------    ----------    ----------
CONSOLIDATED SUMMARY STATEMENTS OF INCOME:
  Interest income.....................................  $   553,386    $  467,120    $  626,495    $  529,464    $  470,592
  Interest expense....................................      249,693       215,038       287,256       242,129       192,524
                                                         ----------    ----------    ----------    ----------    ----------
  Net interest income.................................      303,693       252,082       339,239       287,335       278,068
                                                         ----------    ----------    ----------    ----------    ----------
  Provision for loan losses...........................        6,500         6,525         8,625        13,525         9,475
  Non-interest income.................................       40,096        30,176        40,153        30,470        29,072
  Net securities gains/(losses).......................        4,532         7,080         6,224         5,886        (8,587)
  Other real estate expense...........................          916         1,367         1,448         2,138         5,809
  Merger-related restructure charges..................           --            --        21,613        19,024        14,338
  SAIF recapitalization charge........................           --        17,782        17,782            --            --
  Other non-interest expense..........................      134,882       122,970       167,063       140,533       150,183
                                                         ----------    ----------    ----------    ----------    ----------
  Income before income taxes..........................      206,023       140,694       169,085       148,471       118,748
  Provision for income taxes..........................       79,665        58,209        74,625        69,567        48,242
                                                         ----------    ----------    ----------    ----------    ----------
  Income before cumulative effect of change in
    accounting principle..............................      126,358        82,485        94,460        78,904        70,506
  Cumulative effect of change in accounting for income
    taxes.............................................           --            --            --            --         5,685
                                                         ----------    ----------    ----------    ----------    ----------
  Net income..........................................  $   126,358    $   82,485    $   94,460    $   78,904    $   76,191
                                                         ----------    ----------    ----------    ----------    ----------
  Weighted average common shares of North Fork
    outstanding.......................................       94,625        93,968        93,990        96,153        94,704
  Common shares of North Fork outstanding at period
    end...............................................       93,592        90,341        92,591        93,508        92,404
CONSOLIDATED PER SHARE DATA:
  Net income before cumulative effect of change in
    accounting for income taxes.......................  $      1.34    $      .88    $     1.01    $      .82    $      .74
  Net income..........................................         1.34           .88          1.01           .82           .80
  Cash dividends declared.............................          .43           .30           .43           .28           .18
  Stated book value at period-end.....................         7.88          6.86          6.99          6.23          5.71
  Tangible book value at period-end...................         6.77          5.62          5.80          5.93          5.47
CONSOLIDATED BALANCE SHEET DATA AT PERIOD END:
  Securities:
    Available-for-sale................................  $ 2,161,179    $1,847,310    $1,311,996    $1,423,865    $  331,377
    Held-to-maturity..................................    1,853,830     1,613,125     1,884,981     1,770,734     2,463,007
    Trading account...................................           --            --            --         2,003        12,939
  Loans, net of unearned income and fees..............    5,669,804     4,969,102     5,170,626     4,086,497     3,761,979
  Allowance for loan losses...........................       77,046        77,802        77,175        77,899        86,952
  Intangible assets...................................      104,126       111,971       109,507        27,893        22,208
  Total assets........................................   10,099,013     8,853,553     8,901,721     7,622,458     6,842,809
  Deposits............................................    6,321,061     6,338,051     6,360,829     5,504,475     5,345,300
  Federal funds purchased and securities sold under
    agreements to repurchase..........................    2,171,355     1,187,865     1,075,487       987,229       491,766
  Other borrowings....................................      500,600       592,088       595,088       457,278       409,006
  Company-obligated mandatorily redeemable capital
    securities of subsidiary trust....................       99,646            --        99,637            --            --
  Stockholders' equity................................      737,827       619,810       646,810       582,515       527,212
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
  Securities..........................................  $ 3,845,378    $3,428,840    $3,381,980    $2,879,863    $2,781,830
  Loans, net of unearned income and fees..............    5,459,984     4,588,465     4,658,481     3,919,342     3,724,486
  Total assets........................................    9,747,466     8,478,225     8,486,069     7,099,152     6,880,831
  Deposits............................................    6,341,925     6,237,453     6,283,580     5,402,606     5,403,927
  Federal funds purchased and securities sold under
    agreements to repurchase..........................    1,987,390       946,137       939,365       658,050       611,114
  Other borrowings....................................      456,482       566,981       536,740       397,830       289,082
  Stockholders' equity................................      691,859       621,139       625,893       558,816       503,491

      See "Pro Forma Condensed Combined Financial Statements (Unaudited)."

                           SELECTED FINANCIAL RATIOS
                                  (UNAUDITED)

                                                              NINE MONTHS
                                                            ENDED SEPTEMBER
                                                               30,(1)(2)                YEARS ENDED(1)
                                                           ------------------     ---------------------------
                                                           1997         1996      1996(2)     1995      1994
                                                           -----        -----     -------     -----     -----
PERFORMANCE RATIOS:
Return on Average Total Assets:
  North Fork.............................................   1.80%        1.42%      1.13%      1.51%     0.97%
  New York Bancorp.......................................   1.71         1.16       1.16       0.44      1.35
  North Fork Pro Forma...................................   1.73         1.30       1.11       1.11      1.11
Return on Average Total Stockholders' Equity:
  North Fork.............................................  23.32        18.28      14.48      17.31     12.70
  New York Bancorp.......................................  33.21        20.37      20.26       6.81     20.13
  North Fork Pro Forma...................................  24.42        17.74      15.09      14.12     15.13
Total Stockholders' Equity to Total Assets (end of
  period):
  North Fork.............................................   8.14         7.55       7.96       8.71      8.36
  New York Bancorp.......................................   5.21         5.17       5.17       5.73      6.63
  North Fork Pro Forma...................................   7.31         7.00       7.27       7.64      7.70
CAPITAL RATIOS:
Tier 1 Risk-Based Capital:
  North Fork.............................................  14.34%       11.75%     15.12%     15.64%    14.44%
  New York Bancorp.......................................  10.76        10.87      10.87      12.11     14.13
  North Fork Pro Forma(3)................................  13.01        11.34      13.62      14.45     14.33
  Regulatory Minimum Requirement.........................   4.00         4.00       4.00       4.00      4.00
Total Risk-Based Capital:
  North Fork.............................................  15.59        13.01      16.38      16.90     15.71
  New York Bancorp.......................................  11.94        12.24      12.24      13.02     15.74
  North Fork Pro Forma(3)................................  14.24        12.62      14.90      15.59     15.72
  Regulatory Minimum Requirement.........................   8.00         8.00       8.00       8.00      8.00
Leverage Ratio:
  North Fork.............................................   8.38         6.29       8.61       8.25      7.73
  New York Bancorp.......................................   5.18         5.25       5.25       5.76      6.62
  North Fork Pro Forma(3)................................   7.23         5.95       7.44       7.35      7.32
ASSET QUALITY DATA:
Allowance for Loan Losses to Net Loans (end of period):
  North Fork.............................................   1.56%        1.84%      1.70%      2.36%     2.66%
  New York Bancorp.......................................   0.92         1.04       1.04       1.26      1.76
  North Fork Pro Forma...................................   1.36         1.57       1.49       1.91      2.31
Allowance for Loan Losses to Nonperforming Loans
  (end of period):
  North Fork.............................................    444          219        265        151       109
  New York Bancorp.......................................    107           76         76         70        70
  North Fork Pro Forma...................................    237          145        158        115        94
Nonperforming Assets to Total Assets:
  North Fork.............................................   0.27         0.50       0.39       0.92      1.62
  New York Bancorp.......................................   0.58         0.98       0.98       1.18      1.64
  North Fork Pro Forma...................................   0.39         0.69       0.61       1.01      1.63

---------------
(1) Ratios for the years reflect the respective fiscal year end of each of North Fork at December 31 and New York Bancorp at September 30. North Fork Pro Forma combines North Fork and New York Bancorp at their respective year end periods. Ratios for the nine months ended September 30, 1997 and 1996 include New York Bancorp for the nine month periods to conform with that of North Fork.

(2) North Fork Pro Forma ratios for the nine months ended September 30, 1997 and 1996 and for the year ended December 31, 1996 have been adjusted to reflect North Fork's acquisition of Branford as if it had been consummated as of January 1, 1996 and was accounted for under the purchase method. The accounting for the Branford acquisition did not have a material effect on the historical financial results of North Fork as originally reported.

(3) On December 10, 1997, North Fork issued through its wholly owned business trust subsidiary North Fork Capital Trust II ("Capital Trust II") $100 million of 8% Capital Trust Pass-Through Securities

    ("Capital Securities II") and received proceeds of $99.6 million. Issuance costs, consisting principally of underwriting discounts and professional fees of approximately $1.4 million, will be paid by North Fork. Capital Trust II was formed on November 14, 1997, with an initial capitalization in common stock of approximately $3.1 million and for the exclusive purpose of issuing the Capital Securities II and using the proceeds thereof to acquire 8% Junior Subordinated Debt Securities ("Debt Securities") issued by North Fork. The Debt Securities are due at maturity on December 15, 2027, are non-callable, in whole or in part, prior to December 15, 2007, except in certain circumstances, but may be redeemed at any time thereafter, in whole or part, at declining premiums to maturity. The Capital Securities II are subject to redemption contemporaneously with the redemption of the Debt Securities. The Capital Securities II qualify as Tier I Capital for regulatory capital purposes. Assuming the foregoing issuance of the Capital Securities II had occurred as of September 30, 1997, North Fork's total assets and its obligations under the Mandatorily Redeemable Capital Securities of Subsidiary Trusts would increase by approximately the principal amount of the Capital Securities II. Consequently, the North Fork Pro Forma capital ratios for September 30, 1997 would increase to the following:

            Tier I Risk-Based Capital....................................  14.77%
            Total Risk-Based Capital.....................................  15.98%
            Leverage Ratio...............................................   8.24%

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table sets forth for the periods indicated (i) selected comparative per share data for each of North Fork and New York Bancorp on an historical basis and (ii) selected unaudited pro forma comparative per share data reflecting consummation by North Fork of (a) the Merger, with respect to information for the years ended 1995 and 1994, and (b) the Merger and the Branford Merger, with respect to information for September 30, 1997 and 1996 and the year ended 1996. The unaudited pro forma comparative per share data assume the Merger had been consummated at the beginning of the periods presented, and that the Branford Merger had been consummated on January 1, 1996, with the Merger accounted for under the pooling-of-interests method of accounting and the Branford Merger accounted for under the purchase method of accounting. Accordingly, the Branford Merger is not reflected in the unaudited pro forma per share data for the years ended 1995 and 1994. The New York Bancorp pro forma equivalent per share amounts are presented with respect to each set of pro forma information, and have been calculated by multiplying the pro forma combined amounts per share of North Fork Common Stock by the Exchange Ratio. The data presented are based upon and derived from, and should be read in conjunction with, the historical financial statements and related notes thereto of each of North Fork and New York Bancorp incorporated by reference herein and the unaudited pro forma financial information included elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SELECTED HISTORICAL FINANCIAL INFORMATION," "PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION (Unaudited)," and "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)."

     The unaudited pro forma comparative per share data does not reflect any direct costs, or any potential savings or revenue enhancements that are expected to result from the consolidation of operations of North Fork and New York Bancorp, and therefore does not purport to be indicative of the results of future operations. Results of North Fork and New York Bancorp for the nine months ended September 30, 1997 are not necessarily indicative of results expected for the entire year, nor are the pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger and the Branford Merger been consummated at the beginning of the periods indicated. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

                                                              NINE MONTHS
                                                                 ENDED
                                                             SEPTEMBER 30,        YEARS ENDED
                                                             -------------   ---------------------
                                                             1997    1996    1996    1995    1994
                                                             -----   -----   -----   -----   -----
NET INCOME PER SHARE(1):
     North Fork............................................  $1.29   $0.90   $0.97   $1.05   $0.69
     New York Bancorp......................................   1.80    1.03    1.34    0.43    1.01
     North Fork Pro Forma..................................   1.34    0.88    1.01    0.82    0.74
     New York Bancorp Pro Forma Equivalent.................   1.59    1.04    1.20    0.98    0.89
CASH DIVIDENDS DECLARED PER SHARE(2):
     North Fork............................................  $ .43   $ .30   $ .43   $ .28   $ .18
     New York Bancorp......................................    .41     .30     .40     .40     .39
     North Fork Pro Forma..................................    .43     .30     .43     .28     .18
     New York Bancorp Pro Forma Equivalent.................    .51     .36     .51     .33     .21
BOOK VALUE PER SHARE AT PERIOD END(3):
  Stated:
     North Fork............................................  $8.16   $6.88   $7.05   $6.59   $5.84
     New York Bancorp......................................   7.93    6.84    6.84    6.44    6.48
     North Fork Pro Forma..................................   7.88    6.86    6.99    6.23    5.71
     New York Bancorp Pro Forma Equivalent.................   9.38    8.16    8.31    7.41    6.79
  Tangible:
     North Fork............................................  $7.00   $5.53   $5.79   $6.16   $5.48
     New York Bancorp......................................   7.93    6.84    6.84    6.44    6.48
     North Fork Pro Forma..................................   6.77    5.62    5.80    5.93    5.47
     New York Bancorp Pro Forma Equivalent.................   8.06    6.69    6.91    7.06    6.50

---------------
(1) New York Bancorp historical net income represents income before the cumulative effect of the change in accounting principle. North Fork pro forma net income per share amounts are calculated by totalling the historical net income for North Fork and New York Bancorp and dividing the resulting amounts by the average pro forma shares of North Fork and New York Bancorp outstanding giving effect to the Merger. The average pro forma shares of North Fork and New York Bancorp combined equals (i) the historical average shares of North Fork, plus (ii) the historical average shares of New York Bancorp as adjusted by the Exchange Ratio of 1.19 plus (iii) the assumed issuance of 1,283,674 shares of North Fork Common Stock as of January 1, 1996 in connection with the Branford Merger. The New York Bancorp pro forma equivalent net income per share amounts are computed by multiplying the North Fork pro forma net income per share amounts by the Exchange Ratio of 1.19.

(2) North Fork pro forma cash dividends per share represents historical cash dividends declared by North Fork and assumes no changes in cash dividends declared per share. New York Bancorp pro forma equivalent cash dividends per share represent such amounts multiplied by the Exchange Ratio of 1.19.

(3) North Fork pro forma stated and tangible book value per share amounts are calculated by totalling the historical stated and tangible stockholders' equity for North Fork and New York Bancorp, as adjusted for the Branford Merger, and dividing the resulting amounts by the total pro forma common shares of North Fork and New York Bancorp combined. The total pro forma common shares of North Fork and New York Bancorp combined equals (i) the historical common shares of North Fork, plus (ii) the historical common shares of New York Bancorp multiplied by the Exchange Ratio of 1.19, plus
    (iii) the assumed issuance of 1,283,674 shares of North Fork Common Stock as of January 1, 1996 in connection with the Branford Merger, plus (iv) the reissuance of approximately 800,000 shares of New York Bancorp Treasury Stock prior to consummation of the Merger multiplied by the Exchange Ratio of 1.19. The New York Bancorp pro forma equivalent stated and tangible book value per share amounts are computed by multiplying the North Fork pro forma stated and tangible book value per share amounts by the Exchange Ratio of 1.19.

                     MARKET PRICES AND DIVIDEND INFORMATION

     North Fork Common Stock is listed and traded principally on the NYSE under the symbol "NFB." New York Bancorp Common Stock is listed and traded principally on the NYSE under the symbol "NYB."

     The following table sets forth, for the calendar periods indicated, the high and low sale prices per share for the North Fork Common Stock as reported on the NYSE, the high and low sale prices per share of the New York Bancorp Common Stock as reported on the American Stock Exchange through June 20, 1995 and thereafter on the NYSE, and the quarterly cash dividends declared by each of North Fork and New York Bancorp, for the periods indicated.

                                                    NORTH FORK                  NEW YORK BANCORP
                                                  COMMON STOCK(1)                COMMON STOCK(2)
                                            ---------------------------   -----------------------------
                                             HIGH     LOW     DIVIDENDS    HIGH       LOW     DIVIDENDS
                                            ------   ------   ---------   -------   -------   ---------
1995
  Quarter ended March 31..................  $ 8.25   $ 6.82    $ 0.063    $  9.56   $  8.13    $ 0.100
  Quarter ended June 30...................    9.19     8.00      0.063      10.19      8.63      0.100
  Quarter ended September 30..............   10.38     8.88      0.075      10.38      9.50      0.100
  Quarter ended December 31...............   12.63    10.38      0.075      11.25      9.88      0.100

1996
  Quarter ended March 31..................  $12.94   $11.63    $ 0.100    $ 11.75   $ 10.75    $ 0.100
  Quarter ended June 30...................   13.06    11.44      0.100      13.06     11.88      0.100
  Quarter ended September 30..............   16.00    13.07      0.100      16.06     12.88      0.100
  Quarter ended December 31...............   17.94    15.44      0.125      19.38     16.06      0.113

1997
  Quarter ended March 31..................  $21.25   $17.06    $ 0.125    $ 25.13   $ 18.66    $ 0.113
  Quarter ended June 30...................   23.00    18.13      0.150      26.16     20.81      0.150
  Quarter ended September 30..............   29.00    22.44      0.150      32.00     26.34      0.150
  Fourth quarter (through December 16,
     1997)................................   32.81    28.06      0.150      38.75     30.00      0.150

---------------
(1) North Fork per share amounts for all applicable periods have been restated to reflect the two-for-one common stock split effective May 15, 1997.

(2) New York Bancorp per share amounts for all applicable periods have been restated to reflect: (a) the three-for-two common stock split effective January 23, 1997; and (b) the four-for-three common stock split effective July 24, 1997.

     The following table sets forth the last reported sales price per share of North Fork Common Stock and New York Bancorp Common Stock and the equivalent per share price for New York Bancorp Common Stock giving effect to the Merger on (i) October 6, 1997, the last business day preceding public announcement of the execution of the Merger Agreement; and (ii) December 16, 1997, the last practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus:

                                                              NEW YORK        EQUIVALENT
                                                              BANCORP         PRICE PER
                                              NORTH FORK       COMMON      NEW YORK BANCORP
                                             COMMON STOCK      STOCK           SHARE(1)
                                             ------------     --------     ----------------
        October 6, 1997....................     $31.19         $32.75           $37.12
        December 16, 1997..................      32.81          38.75            39.04

---------------
(1) The equivalent price per share of New York Bancorp Common Stock at each specified date was determined by multiplying the last reported sale price of North Fork Common Stock on each specified date by the Exchange Ratio of 1.19 (see "The Merger -- Exchange Ratio").

     NEW YORK BANCORP AND NORTH FORK STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR
NEW YORK BANCORP COMMON STOCK AND NORTH FORK COMMON STOCK. It is expected that the market price of North Fork Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of North Fork Common Stock to be received by New York Bancorp stockholders in the Merger is fixed (subject to possible increase in certain limited circumstances) and because the market price of the North Fork Common Stock is subject to fluctuation, the value of the shares of North Fork Common Stock that holders of New York Bancorp Common Stock would receive in the Merger may increase or decrease prior to the Merger. No assurance can be given concerning the market price of North Fork Common Stock before or after the Effective Time. See "THE MERGER -- Exchange Ratio" and
"-- Waiver and Amendment; Termination."

                                 THE COMPANIES

     North Fork. North Fork, with its executive headquarters located in Melville, New York, is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the BHC Act. North Fork's primary subsidiary, North Fork Bank, a New York-chartered, FDIC-insured, stock-form commercial bank, operates 80 retail banking facilities throughout Suffolk and Nassau Counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens and the Bronx and in Westchester and Rockland Counties north of New York City. North Fork's acquisition of Branford (see below) represents North Fork's initial acquisition outside the State of New York.

     At September 30, 1997, North Fork had assets of $6.6 billion, deposits of $4.5 billion and stockholders' equity of $538 million. The principal executive offices of North Fork are located at 275 Broad Hollow Road, Melville, New York 11747 and its telephone number is (516) 844-1004.

     On December 12, 1997, North Fork acquired Branford by merging Branford with and into a newly formed wholly owned subsidiary of North Fork. As of September 30, 1997, Branford had $183 million in total assets, $162 million in deposits, $18 million in stockholders' equity and serves customers from five branches in the Connecticut towns of Branford, North Branford and East Haven and surrounding communities in New Haven County, Connecticut. The Branford Merger represents North Fork's initial acquisition outside the State of New York. North Fork issued approximately 1,283,674 shares of its common stock to the Branford shareholders and paid cash in the amount of approximately $3,000,000 to the holders of Branford warrants. The transaction will be accounted for under the purchase method of accounting. See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

     On December 31, 1996, North Fork completed a business combination with North Side by merging North Side with and into North Fork Bank. At closing, North Side had $1.6 billion in total assets, $1.2 billion in deposits, $124.4 million in capital and operated 17 full-service banking locations in the New York City boroughs of the Bronx and Queens and Nassau and Suffolk Counties.

     In March 1996, North Fork Bank completed its purchase of the domestic commercial banking business of Extebank, which at closing had $387 million in assets and $348 million in deposits, for $47 million in cash. Additionally, during March 1996, North Fork Bank completed its acquisition of ten Long Island branches of First Nationwide Bank, and assumed $572 million in customer deposit liabilities, for which it paid a deposit premium of 6.35%.

     In July 1995, North Fork completed its purchase acquisition of Great Neck Bancorp, the parent company of Bank of Great Neck, a Long Island based commercial bank("Great Neck"). Great Neck, with assets of $91 million, including $49.4 million in net loans, and $90.3 million in deposits, was merged into North Fork Bank.

     In November, 1994, North Fork completed a business combination with Metro, the parent company of Bayside Federal Savings Bank ("Bayside"), by merging Metro with and into North Fork. Simultaneously, Bayside (with approximately $1.0 billion in assets, $.9 billion in deposits and $83.5 million in stockholders' equity, operating through 13 full-service banking locations in the New York City borough of Queens and Nassau and Suffolk Counties) was merged with and into North Fork Bank. The merger was accounted for as a pooling of interests.

     North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the metropolitan New York area.

     From time to time, North Fork investigates and holds discussions and negotiations in connection with possible transactions with other banks. As of the date of this Joint Proxy Statement/Prospectus, North Fork has not entered into any agreements or understandings with respect to any significant transactions of the type referred to above except for the transactions described herein and in documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Any such transaction would be subject to stockholder approval only if required under applicable law or the rules of the NYSE.

     For more information about North Fork, reference is made to the 1996 North Fork Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     New York Bancorp. New York Bancorp, with its executive headquarters located in Douglaston, New York, is a savings and loan holding company organized under the laws of the State of Delaware in 1988. New York Bancorp's primary subsidiary, Home Federal, a federally chartered, FDIC-Insured, stock-form savings bank, operates 31 full service branch offices throughout Kings, Queens, Nassau, Westchester and Suffolk Counties of New York.

     In January 1995, Hamilton Bancorp Inc. ("Hamilton"), the parent company of Hamilton Federal Savings F.A. ("Hamilton Savings") was merged with and into New York Bancorp. Hamilton had approximately $810.6 million in assets and approximately $84.1 million in shareholders' equity. The merger was accounted for as a pooling of interests.

     New York Bancorp, through Home Federal, engages in the principal business of attracting deposits from the general public and investing these deposits, together with funds from ongoing operations and borrowings, in the origination and purchase of residential and commercial mortgage loans, cooperative residential loans and consumer loans.

     At September 30, 1997, New York Bancorp had assets of approximately $3.2 billion, deposits of approximately $1.7 billion and stockholders' equity of approximately $169 million. The principal executive offices of New York Bancorp are located at 241-02 Northern Boulevard, Douglaston, New York 11362 and its telephone number is (718) 631-8100.

     For more information about New York Bancorp, reference is made to the 1996 New York Bancorp Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              THE SPECIAL MEETINGS

NORTH FORK MEETING

     General. This Joint Proxy Statement/Prospectus is being furnished to stockholders of North Fork in connection with the solicitation of proxies by the North Fork Board for use at the North Fork Meeting to be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York, on Friday, January 30, 1998 at 10:00 a.m. local time. At the North Fork Meeting, the stockholders of North Fork will be asked to: (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, which are more fully described herein; and (ii) act upon such other matters as may properly be brought before the North Fork Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto.

     HOLDERS OF NORTH FORK COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO NORTH FORK IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

     NORTH FORK STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     THE NORTH FORK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NORTH FORK AND ITS STOCKHOLDERS. THE NORTH FORK BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT NORTH FORK'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER -- NORTH FORK."

     Record Date; Voting; Solicitation and Revocation of Proxies. The North Fork Board has fixed December 16, 1997 as the record date for the determination of those North Fork stockholders entitled to notice of and to vote at the North Fork Meeting. Only holders of record of North Fork Common Stock at the close of business on the North Fork Record Date will be entitled to notice of and to vote at the North Fork Meeting. As of the North Fork Record Date, there were 67,360,337 shares of North Fork Common Stock outstanding, entitled to vote and held by approximately 6,832 holders of record. Each holder of record of shares of North Fork Common Stock on the North Fork Record Date is entitled to cast one vote per share on the proposal to approve and adopt of the Merger Agreement, and on any other matter properly submitted for the vote of the North Fork stockholders at the North Fork Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of North Fork Common Stock entitled to vote at the North Fork Meeting is necessary to constitute a quorum at the North Fork Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the North Fork Meeting.

     The approval and adoption of the Merger Agreement by North Fork stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of North Fork Common Stock entitled to vote thereon. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. Under applicable Delaware law, in determining whether the Merger proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the Merger proposal.

     As of the North Fork Record Date, directors and executive officers of North Fork and their affiliates may be deemed to be beneficial owners of 3,812,717 shares of North Fork Common Stock, or approximately 5.66% of the shares of North Fork Common Stock outstanding as of the North Fork Record Date. Such persons have informed North Fork that they intend to vote or direct the vote of all such shares of North Fork Common Stock for approval and adoption of the Merger Agreement. As of the North Fork Record Date, neither New York Bancorp nor its subsidiaries, nor any of the directors and executive officers of New York Bancorp, beneficially owned any shares of North Fork Common Stock, except for one executive officer who beneficially owned 42,870 shares of North Fork Common Stock as of such date. Such executive officer has indicated a present intent to vote his shares in favor of the Merger.

     All shares of North Fork Common Stock which are entitled to be voted and are represented at the North Fork Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for: (i) approval and adoption of the Merger Agreement, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the North Fork Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the North Fork Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

     If any other matters are properly presented at the North Fork Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. North Fork does not have any knowledge of any matters to be presented at the North Fork Meeting other than the matters set forth above under "-- General."

     The presence of a stockholder at the North Fork Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by a North Fork stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of North Fork a written notice of revocation bearing a later date than the proxy; (ii) delivering to the Secretary of North Fork a duly executed proxy bearing a later date; or (iii) attending the North Fork Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747, Attention: Anthony J. Abate, Secretary, or hand delivered to North Fork's Secretary at such address at or before the taking of the vote at the North Fork Meeting.

     North Fork will bear all expenses of this solicitation of proxies from the holders of North Fork Common Stock, except that the cost of printing and mailing this Joint Proxy Statement/Prospectus and all filing and other fees will be borne equally by New York Bancorp and North Fork. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of North Fork in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. North Fork has retained D.F. King & Co., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $6,000 plus reasonable out-of-pocket costs and expenses. In addition, North Fork will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

NEW YORK BANCORP MEETING

     General. This Joint Proxy Statement/Prospectus is being furnished to stockholders of New York Bancorp in connection with the solicitation of proxies by the New York Bancorp Board for use at the New York Bancorp Meeting to be held at the Adria Conference Center, 220-33 Northern Boulevard, Bayside, New York on Friday, January 30, 1998 at 10:00 a.m. local time. At the New York Bancorp Meeting, the stockholders of New York Bancorp will be asked to: (i) approve and adopt the Merger Agreement between North Fork and New York Bancorp; and (ii) act upon such other matters as may properly be brought before the New York Bancorp Meeting. A copy of the Merger Agreement is attached as Annex A hereto. The Merger Agreement provides for the acquisition of New York Bancorp by North Fork by means of the Merger of New York Bancorp with and into North Fork. Upon consummation of the Merger, each share of New York

Bancorp Common Stock outstanding on the date of the Merger (except for certain specified shares described herein) will be converted into and exchangeable for the number of shares of the North Fork Common Stock equal to the Exchange Ratio. See "THE MERGER -- Exchange Ratio."

     HOLDERS OF NEW YORK BANCORP COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO NEW YORK BANCORP IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

     NEW YORK BANCORP STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     THE NEW YORK BANCORP BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NEW YORK BANCORP AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE NEW YORK BANCORP BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT NEW YORK BANCORP'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER -- NEW YORK BANCORP."

     Record Date; Voting; Solicitation and Revocation of Proxies. The New York Bancorp Board has fixed December 16, 1997 as the New York Bancorp Record Date for the determination of those New York Bancorp stockholders entitled to notice of and to vote at the New York Bancorp Meeting. Only holders of record of New York Bancorp Common Stock at the close of business on the New York Bancorp Record Date will be entitled to notice of and to vote at the New York Bancorp Meeting. As of the New York Bancorp Record Date, there were 21,359,427 shares of New York Bancorp Common Stock outstanding, entitled to vote and held by approximately 850 holders of record. Each holder of record of shares of New York Bancorp Common Stock on the New York Bancorp Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement, and on any other matter properly submitted for the vote of the New York Bancorp stockholders at the New York Bancorp Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of New York Bancorp Common Stock entitled to vote at the New York Bancorp Meeting is necessary to constitute a quorum at the New York Bancorp Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the New York Bancorp Meeting.

     The approval and adoption of the Merger Agreement by New York Bancorp stockholders will require the affirmative vote of a majority of the outstanding shares of New York Bancorp Common Stock entitled to vote thereon. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. In determining whether approval and adoption of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.

     As of the New York Bancorp Record Date, directors and executive officers of New York Bancorp and their affiliates were the owners of 5,486,320 shares of New York Bancorp Common Stock, or approximately 26% of the shares of New York Bancorp Common Stock outstanding as of the New York Bancorp Record Date, and such persons have indicated a present intent to vote their shares for approval and adoption of the Merger Agreement. As of the New York Bancorp Record Date, neither North Fork and its subsidiaries, nor the directors and executive officers of North Fork, beneficially owned any outstanding shares of New York Bancorp Common Stock.

     All shares of New York Bancorp Common Stock which are entitled to be voted and are represented at the New York Bancorp Meeting by properly executed proxies received prior to or at the New York Bancorp Meeting, and not revoked, will be voted at such meeting and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval and adoption of the Merger Agreement.

     If any other matters are properly presented at the New York Bancorp Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and banking laws. In addition, no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any adjournment or postponement of the New York Bancorp Meeting. New York Bancorp does not have any knowledge of any matters to be presented at the New York Bancorp Meeting other than the matters set forth above under "-- General."

     The presence of a stockholder at the New York Bancorp Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by a New York Bancorp stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of New York Bancorp a written notice of revocation bearing a later date than the proxy; (ii) delivering to the Secretary of New York Bancorp a duly executed proxy bearing a later date; or (iii) attending the New York Bancorp Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to New York Bancorp Inc., 241-02 Northern Boulevard, Douglaston, New York 11362, Attention: Linda Bishop, or hand delivered to New York Bancorp's Secretary at or before the taking of the vote at the New York Bancorp Meeting.

     New York Bancorp will bear all expenses of this solicitation of proxies from the holders of New York Bancorp Common Stock, except that the cost of printing and mailing this Joint Proxy Statement/Prospectus and all filing and other fees will be borne equally by New York Bancorp and North Fork. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of New York Bancorp in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. New York Bancorp has retained Beacon Hill Partners, Inc., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $7,500 plus reasonable out-of-pocket costs and expenses. In addition, New York Bancorp will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Annex A. North Fork and New York Bancorp stockholders are urged to read carefully the Merger Agreement.

EFFECTS OF THE MERGER

     Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof and the approval of the Merger Agreement by the requisite vote of the stockholders of New York Bancorp and North Fork, New York Bancorp will be merged with and into North Fork. North Fork will be the surviving corporation in the Merger, and will continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of New York Bancorp will terminate.

     Immediately after the consummation of the Merger, Home Federal Savings Bank, a federally chartered stock savings bank and a wholly owned subsidiary of New York Bancorp ("Home Federal"), will merge (the "Subsidiary Bank Merger") with and into North Fork Bank, a New York-chartered stock commercial bank and a wholly owned subsidiary of North Fork.

EXCHANGE RATIO

     At the Effective Time (as defined below), each issued and outstanding share of New York Bancorp Common Stock, except for shares held directly or indirectly by New York Bancorp or North Fork (other than shares held by North Fork or New York Bancorp in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into and exchangeable for 1.19 shares (the "Exchange Ratio") of North Fork Common Stock. If the Average Closing Price (as defined below) is less than $25.50, either party may terminate the Merger Agreement by giving written notice to the other party, within two business days after the Valuation Period (as defined below), in the case of a termination by North Fork, or within four business days after the Valuation Period, in the case of a termination by New York Bancorp, unless, in the case of termination by New York Bancorp, North Fork elects, within two business days after the Valuation Period, to increase the Exchange Ratio such that the shares of North Fork Common Stock issued in exchange for each share of New York Bancorp Common Stock have a value (valued at the Average Closing Price) of not less than $30.35. The Average Closing Price is the average of the last reported sale prices per share of the North Fork Common Stock on the NYSE for the 10 consecutive trading days (the "Valuation Period") prior to the date on which the last regulatory approval for the Merger, the Subsidiary Bank Merger and the other transactions contemplated by the Merger Agreement is obtained, without regard to any requisite waiting period in respect thereof. Each share of North Fork Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to North Fork's Rights Agreement (see "DESCRIPTION OF NORTH FORK CAPITAL STOCK -- Rights Plans").

     If the Average Closing Price is less than $25.50 and North Fork elects to increase the Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $30.35 by (ii) the Average Closing Price. See
"-- Waiver and Amendment; Termination" below. Assuming the Merger is approved by the holders of New York Bancorp Common Stock, the New York Bancorp Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting New York Bancorp stockholders if the Average Closing Price is less than $25.50 and North Fork does not elect to increase the Exchange Ratio, even though, as a result of the application of the Exchange Ratio, the value of the shares of North Fork Common Stock (valued at the Average Closing Price) issued in exchange for each share of New York Bancorp Common Stock would be less than $30.35. In such a situation, in considering whether to consummate the Merger without the resolicitation of New York Bancorp stockholders, the New York Bancorp Board will take

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

into account, consistent with its fiduciary duty, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisors and legal counsel. New York Bancorp stockholders will have no vote in the decision of the New York Bancorp Board to either terminate the Merger Agreement or elect to consummate the Merger in such event.

     North Fork is under no obligation to increase the Exchange Ratio, and there can be no assurance that North Fork would elect to increase the Exchange Ratio if the Average Closing Price is less than $25.50. Any such decision would be made by the North Fork Board in light of all relevant facts and circumstances existing at such time, including, without limitation, the advice of its financial advisor and legal counsel. If North Fork elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give New York Bancorp notice of that election within two business days following the Valuation Period, in which case no termination of the Merger Agreement would occur as a result of the Average Closing Price being less than $25.50.

     Although North Fork has the right in limited circumstances described above to increase the Exchange Ratio, under no circumstances may the Exchange Ratio be decreased. The formula for determining the Exchange Ratio was arrived at through arm's-length negotiations between New York Bancorp and North Fork. If North Fork effects a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of or to the North Fork Common Stock or declares a stock dividend on such stock, an appropriate adjustment to the Exchange Ratio will be made.

     It is expected that the market price of North Fork Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of North Fork Common Stock to be received by New York Bancorp stockholders in the Merger is fixed (subject to possible increase in the limited circumstances described above) and because the market price of the North Fork Common Stock is subject to fluctuation, the value of the shares of North Fork Common Stock that holders of New York Bancorp Common Stock would receive in the Merger may increase or decrease prior to the Merger. No assurance can be given concerning the market price of North Fork Common Stock before or after the Effective Time.

     No fractional shares of North Fork Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, North Fork will make a cash payment to each New York Bancorp stockholder who otherwise would be entitled to receive a fractional share equal to the product of (i) the fractional interest which a New York Bancorp stockholder would otherwise receive and (ii) the average of the last reported sale prices of North Fork Common Stock on the NYSE for the five trading days immediately preceding the Effective Time.

     Upon consummation of the Merger, any shares of New York Bancorp Common Stock that are owned by New York Bancorp as treasury stock or that are held directly or indirectly by North Fork other than Trust Account Shares and DPC Shares will be canceled and retired and no payment will be made with respect thereto.

     In addition, at the Effective Time, each New York Bancorp Option will be converted automatically into the right to receive such number of shares (rounded to the nearest whole share) of North Fork Common Stock as is equal in value (determined by valuing each share of North Fork Common Stock at Option Share Average Closing Price (as defined below)) to the amount by which (i) the product of the number of shares of New York Bancorp Common Stock subject to such option, the Exchange Ratio and the Option Share Average Closing Price exceeds (ii) the aggregate exercise price of such option, provided, that notwithstanding the foregoing, at the Effective Time, each outstanding New York Bancorp Option with respect to which the holder was issued either OSRs under the 1993 Incentive Plan or Limited Rights under the 1990 Incentive Plan will be converted automatically into the right to receive the greater of (x) the number of shares of North Fork Common Stock into which such option would be converted pursuant to the foregoing formula, and (y) such number of shares (rounded to the nearest whole share) of North Fork Common Stock as is equal in value (determined by valuing each share of North Fork Common Stock at the Option Share Average Closing Price) to the amount of cash which the holder of such New York Bancorp Option would otherwise be entitled to receive upon exercise of such OSRs or Limited Rights, as the case may be, at the Effective Time pursuant to the terms of the applicable New York Bancorp Option Plan and such holder's option agreement. As used herein, the term "Option Share Average Closing Price" means the average of the last reported sale prices per share of North Fork Common Stock on the NYSE for the 20 consecutive trading days ending on the fifth business day prior to the date on which the last of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger) are obtained, without regard to any requisite waiting periods in respect thereof. As a result of the Merger, New York Bancorp Options to purchase a total of 256,416 shares of New York Bancorp Common Stock, which would otherwise not be vested at the Effective Time, will be converted at the Effective Time into the right to receive shares of North Fork Common Stock.

EFFECTIVE TIME

     The Merger will become effective as set forth in the certificate of merger which shall be filed with the Secretary of State of the State of Delaware in accordance with applicable law (the "Effective Time"). The certificate will be filed on the first day (the "Closing Date") which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to in writing by North Fork and New York Bancorp. See "-- Conditions to the Merger" below. It is expected that a period of time will elapse between the Special Meetings and the Effective Time while the parties seek to obtain the regulatory approvals required to consummate the Merger. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the United States Department of Justice or the New York Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof. See "-- Regulatory Approvals Required for the Merger" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before September 30, 1998. See "-- Waiver and Amendment; Termination" below.

BACKGROUND OF THE MERGER

     In November 1996, the Board of Directors of New York Bancorp retained Sandler O'Neill to advise the directors on strategic alternatives to maximize the value of New York Bancorp and the New York Bancorp Common Stock. The New York Bancorp Board asked Sandler O'Neill to explore all possibilities, including a sale of New York Bancorp, potential acquisitions of financial institutions or selected assets by New York Bancorp, sales of equity or debt securities or other financings, capital repurchase programs and any other extraordinary transaction that could strengthen and enhance the value of New York Bancorp. Following a thorough review, Sandler O'Neill suggested that New York Bancorp focus on the possibility of a sale of New York Bancorp and explore the feasibility of a mutually beneficial business combination with a financial institution. Following the receipt of this advice, the New York Bancorp Board directed Sandler O'Neill to contact possible buyers to assess their interest in a business combination and formed a committee comprised of Messrs. Malloy, McManus, Austin and Goodson to review any possible transactions identified by Sandler O'Neill and make recommendations to the full New York Bancorp Board.

     In late 1996, Sandler O'Neill contacted a number of financial institutions to assess their interest in engaging in a business combination with New York Bancorp. New York Bancorp subsequently executed confidentiality agreements with each of North Fork and another financial institution for the purpose of exchanging non-public information and discussing the possibilities for a transaction. In late 1996 and early 1997 representatives of New York Bancorp and Sandler O'Neill furnished information to, and held discussions with representatives of, North Fork. Representatives of Sandler O'Neill also furnished information to, and held discussions with representatives of, the other financial institution. These discussions did not result in any agreements and in January 1997 discussions with both parties terminated over differences of views concerning the consideration to be paid to the New York Bancorp stockholders in a business combination.

     In late May and early June 1997, representatives of North Fork contacted representatives of New York Bancorp for the purpose of resuming discussions. These discussions again ended without any agreement between the parties.

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

     In late July 1997, the New York Bancorp Board authorized management to proceed with an offering of convertible trust preferred securities to be underwritten in part by KBW in an aggregate liquidation amount of $50 million. The net proceeds from the sale of the trust securities were to be used by New York Bancorp for general corporate purposes, including, without limitation, the purchase of outstanding shares of New York Bancorp Common Stock and the making of advances and capital contributions to Home Federal, as well as in connection with one or more possible future acquisitions by New York Bancorp. On September 22, 1997, New York Bancorp commenced offering the trust securities to the New York Bancorp stockholders in a subscription offering.

     On October 1, 1997, John Adam Kanas, the Chairman, President and Chief Executive Officer of North Fork, contacted Mr. Malloy to ascertain New York Bancorp's interest in resuming discussions regarding a possible business combination. Messrs. Kanas and Malloy discussed the basis upon which discussions would proceed, including the exchange ratio that would be used to determine the number of shares of North Fork Common Stock that New York Bancorp stockholders would receive for each share of their New York Bancorp Common Stock. Following consultation with the New York Bancorp directors, Mr. Malloy informed Mr. Kanas that New York Bancorp would be willing to proceed with discussions, provided that the business combination would qualify for pooling of interests accounting treatment, the transaction would provide appropriate downside price protection for the New York Bancorp stockholders and agreement on the other terms and provisions of a definitive merger agreement could be reached on a prompt basis. North Fork and New York Bancorp then instructed their respective legal counsels to begin preparing and negotiating definitive documentation. The parties and their respective advisors also commenced negotiation of the business terms of the Merger and an update of the due diligence review of each other that had been conducted earlier in the year.

     On the evening of October 5, 1997, the New York Bancorp Board met to discuss and review the terms of the proposed Merger. New York Bancorp's management and financial and legal advisors made presentations regarding the background of the proposed Merger, the potential benefits of the Merger, the strategic alternatives available to New York Bancorp and the potential benefits of such alternatives relative to the Merger, a financial evaluation and analyses of the proposed Merger and the terms of the proposed agreements. The New York Bancorp directors also reviewed with their advisors the remaining issues between the parties.

     On October 6, 1997, the North Fork Board considered and approved, by unanimous vote, the Merger, the Merger Agreement, the Stock Option Agreement and the related transactions. Presentations were made by both Goldman Sachs and North Fork's legal counsel. At the special meeting, members of North Fork's senior management, together with its legal and financial advisors, reviewed with the North Fork Board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of their due diligence findings, financial and valuation analyses of the transaction and the terms of the proposed agreements. In addition, Goldman Sachs delivered to the North Fork Board its oral opinion (which opinion was subsequently delivered to the North Fork Board in written form dated as of October 7, 1997) to the effect that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to North Fork.

     On the morning of October 7, 1997, the New York Bancorp Board met to consider and approve the Merger, the Merger Agreement, the Stock Option Agreement and related matters. At that meeting, Sandler O'Neill delivered to the New York Bancorp Board its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the New York Bancorp stockholders. KBW also delivered its written opinion, dated as of October 7, 1997, to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the New York Bancorp stockholders. By unanimous vote, the New York Bancorp directors approved the Merger Agreement and the Stock Option Agreement and agreed to recommend adoption and approval of the Merger Agreement to the New York Bancorp stockholders.

     Later in the day on October 7, 1997, the parties finalized, executed and delivered the Merger Agreement and the Stock Option Agreement and made a joint public announcement of the Merger.

RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

     North Fork. In reaching its decision to approve the Merger Agreement, the North Fork Board consulted with its legal advisors regarding the legal terms of the transaction, its financial advisors regarding the financial aspects and fairness of the proposed transaction, as well as with management of North Fork, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and a longer-term perspective, including the following: (i) the North Fork Board's familiarity with and review of North Fork's business, operations, financial condition, earnings and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith; (ii) the North Fork Board's review, based in part on a presentation by North Fork management regarding its due diligence on New York Bancorp, of the business, operations, earnings and financial condition of New York Bancorp on an historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of North Fork including, without limitation, opportunities for growth in deposits, assets and earnings, and opportunities available to North Fork in the market areas where New York Bancorp conducts business; (iv) the current and prospective economic, competitive and regulatory environment facing financial institutions, including North Fork; (v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger; (vi) the anticipated revenue enhancement, cost savings and efficiencies available from the Merger (see "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Consolidation of Operations; Projected Cost Savings and Revenue Enhancements; Projected Earnings Per Share");
(vii) the expectation that the Merger would be treated as a tax-free reorganization and accounted for as a pooling of interests; and (viii) the financial advice rendered by Goldman Sachs and the opinion of Goldman Sachs as to the fairness to North Fork from a financial point of view of the Exchange Ratio (see "-- Opinions of Financial Advisors -- North Fork").

     The North Fork Board believes that the Merger is fair to, and in the best interests of, North Fork and its stockholders. ACCORDINGLY, THE NORTH FORK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT NORTH FORK'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     New York Bancorp. The New York Bancorp Board has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, New York Bancorp and the holders of New York Bancorp Common Stock. Accordingly, the New York Bancorp Board unanimously recommends that New York Bancorp stockholders vote "FOR" approval and adoption of the Merger Agreement.

     In reaching its determination, the New York Bancorp Board considered a number of factors, including the following: (1) New York Bancorp's business, financial condition, results of operations and prospects; (2) the current and prospective environment in which New York Bancorp operates, including regional economic conditions, the competitive environment for savings and other financial institutions generally and the trend toward consolidation in the financial services industry; (3) information concerning the business, financial condition, results of operations and prospects of North Fork, including recent acquisitions by North Fork and the recent market performance of the North Fork Common Stock;
(4) the value to be received by the holders of New York Bancorp Common Stock pursuant to the Merger in relation to the historical trading prices and book value of the New York Bancorp Common Stock; (5) the information presented to the New York Bancorp Board by Sandler O'Neill and KBW with respect to the Merger and the respective opinions of Sandler O'Neill and KBW to the effect that, as of the date of such opinions, the Exchange Ratio was fair, from a financial point of view, to such holders of New York Bancorp Common Stock (see "-- Opinions of Financial Advisors -- New York Bancorp"); (6) the material terms of the Merger Agreement and the Stock Option Agreement; (7) the New York Bancorp Board's belief that the receipt of North Fork Common Stock by the New York Bancorp stockholders in the Merger would be on a tax-free basis for federal income tax purposes and would permit the New York Bancorp stockholders to become stockholders in North Fork, an institution with strong operations, management, earnings performance and earnings potential; (8) the future growth prospects of New York Bancorp and North Fork following the Merger and the potential synergies expected from the Merger, including potential cost reductions and increases in efficiency; (9) the expectation that North Fork will continue to provide quality service to the community and customers served by New York

Bancorp; and (10) the alternative strategic courses available to New York Bancorp, including remaining independent and continuing to implement its current business plan and exploring other potential acquisition transactions.

     The New York Bancorp Board did not quantify or assign any particular weight to the various factors that it considered in connection with its review of the Merger Agreement and the Merger. After considering the factors described above, the New York Bancorp Board determined that the Merger and the consideration to be received by New York Bancorp's stockholders in connection with the Merger was fair and, consequently, unanimously approved the Merger Agreement as being in the best interests of New York Bancorp and its stockholders. ACCORDINGLY, THE NEW YORK BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF NEW YORK BANCORP VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

  North Fork

     Goldman Sachs was retained by North Fork to act as its financial advisor in connection with the Merger and related matters. At the October 6, 1997 meeting of the North Fork Board, Goldman Sachs rendered to the North Fork Board its oral opinion (which opinion was subsequently delivered to the North Fork Board in written form dated as of October 7, 1997) to the effect that, as of the date of such opinion and based on the matters set forth therein, the proposed Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to North Fork. As described above under the caption "Background of the Merger," the Merger Agreement was executed as of October 7, 1997. Goldman Sachs has confirmed its October 6, 1997 oral opinion (as confirmed in writing on October 7, 1997) by delivery of its written opinion to the North Fork Board, dated the date of this Joint Proxy Statement/Prospectus, stating that, as of the date hereof and based on the matters set forth in such opinion, the proposed Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to North Fork.

     Goldman Sachs has consented to the inclusion of its opinion, dated the date hereof, in this Joint Proxy Statement/Prospectus (the "Goldman Sachs Opinion").

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE GOLDMAN SACHS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GOLDMAN SACHS OPINION ATTACHED AS APPENDIX C. THE GOLDMAN SACHS OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION RENDERED TO THE NORTH FORK BOARD DATED OCTOBER 6, 1997 (AS CONFIRMED IN WRITING ON OCTOBER 7, 1997). NORTH FORK STOCKHOLDERS ARE URGED TO READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

     Goldman Sachs' opinions were provided solely for the information and assistance of the North Fork Board in connection with the Board's consideration of the Merger and do not constitute a recommendation to any stockholder of North Fork as to how such stockholder should vote at the North Fork Meeting.

     Goldman Sachs is a nationally recognized investment banking firm. North Fork selected Goldman Sachs because of the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and because of its familiarity with, and prior work for, North Fork. Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering the Goldman Sachs Opinion and its October 6, 1997 oral opinion (as confirmed in writing on October 7, 1997), Goldman Sachs, among other things: (i) reviewed the Merger Agreement; (ii) reviewed the Annual Reports to stockholders and the Annual Reports on Form 10-K of

North Fork for the five years ended December 31, 1996 and for New York Bancorp for the five years ended September 30, 1996; (iii) reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of North Fork and New York Bancorp; (iv) reviewed certain other communications from North Fork and New York Bancorp to their respective stockholders; (v) reviewed certain internal financial analyses and forecasts for North Fork and New York Bancorp prepared by their respective managements; (vi) reviewed certain internal forecasts for North Fork and New York Bancorp on a combined basis, after giving effect to the Merger, prepared by the management of North Fork; (vii) held discussions with members of the senior managements of North Fork and New York Bancorp regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of their respective companies; (viii) reviewed the reported price and trading activity for the North Fork Common Stock and the New York Bancorp Common Stock; (ix) compared certain financial and stock market information for North Fork and New York Bancorp with similar information for certain other companies the securities of which are publicly traded; (x) reviewed the financial terms of certain recent business combinations in the savings industry specifically and other industries generally; and (xi) performed such other studies and analyses as Goldman Sachs deemed appropriate. In addition, in connection with rendering the Goldman Sachs Opinion, Goldman Sachs reviewed the registration statement of which this Joint Proxy Statement/Prospectus is a part.

     In rendering the Goldman Sachs Opinion, as set forth therein, Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of such opinion. With North Fork's consent, Goldman Sachs assumed that the financial forecasts (including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding under-performing and non-performing assets and net charge-offs) were reasonably prepared on a basis reflecting the best currently available judgments and estimates of North Fork and that such forecasts will be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and assumed, with North Fork's consent, that such allowances for each of North Fork and New York Bancorp are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of North Fork or New York Bancorp and has not been furnished with any such evaluation or appraisal.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the North Fork Board in connection with providing its oral opinion to the North Fork Board on October 6, 1997 (as confirmed in writing on October 7, 1997), and does not purport to be a complete description of the analyses performed by Goldman Sachs. Goldman Sachs used substantially the same types of financial analyses in preparing its written opinion dated as of the date of this Joint Proxy Statement/Prospectus as it used in providing its oral opinion to the North Fork Board on October 6, 1997 (as confirmed in writing on October 7, 1997).

     Summary of Terms of the Proposed Merger. Goldman Sachs reviewed, among other things, the terms of the proposed Merger, including the form of consideration offered, the expected method of accounting, the Exchange Ratio, the closing price of North Fork Common Stock as of October 3, 1997, and the resulting notional price per share of New York Bancorp Common Stock pursuant to the proposed Merger. The proposed form of consideration offered in connection with the Merger is North Fork Common Stock and the proposed method of accounting for the Merger is the pooling method. The notional price per share of New York Bancorp Common Stock in the Merger was $36.15 (the "Notional Price"), which was determined by multiplying the Exchange Ratio by the $30.38 closing price of North Fork Common Stock on October 3, 1997. The Notional Price therefore was dependent on the closing price of the North Fork Common Stock at a specific time. Based upon the Notional Price, Goldman Sachs calculated the aggregate value of the consideration to be received by holders of New York Bancorp Common Stock in the Merger as approximately $810 million.

     In addition to reviewing the Notional Price resulting from the Merger, the analyses described indicated values resulting from the Merger, expressed as multiples of New York Bancorp earnings for the 12 months ended September 30, 1997, and of estimates of New York Bancorp's 1998 and 1999 earnings, in each case, with and without assuming potential after-tax cost savings of $15.3 million and potential revenue enhancement of $4.8 million (the "Synergies"), as well as multiples of various measures of New York Bancorp book value. In performing these analyses, Goldman Sachs used IBES earnings estimates (IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors). Under these analyses, the Notional Price reflected (i) a multiple of 16.7 times New York Bancorp earnings for the 12 months ended September 30, 1997, (ii) a multiple of 15.7 times New York Bancorp 1998 IBES estimated earnings, and (iii) a multiple of 14.3 times New York Bancorp 1999 IBES estimated earnings, in each case, without consideration of potential Synergies. Goldman Sachs compared these multiples to those assuming potential Synergies, which were, respectively, 11.8x, 11.3x and 10.5x. The Notional Price also reflected (i) a multiple of 4.8 times New York Bancorp tangible book value as of September 30, 1997, (ii) a multiple of 4.8 times New York Bancorp tangible book value as of such date, and (iii) a multiple of 4.3 times New York Bancorp adjusted tangible book value as of such date (adjusted to reflect a 6% tangible common equity/tangible assets). Goldman Sachs also noted that the Notional Price represented a 38% premium to New York Bancorp deposits.

     Goldman Sachs compared the foregoing multiples to multiples of the $30.38 closing price of North Fork Common Stock as of October 3, 1997 to (i) North Fork earnings for the 12 months ended September 30, 1997, (ii) North Fork 1998 IBES estimated earnings, (iii) North Fork 1999 IBES estimated earnings, (iv) North Fork's stated book value as of September 30, 1997, (v) North Fork's tangible book value as of such date, and (vi) North Fork's adjusted tangible book value as of such date of 17.2x, 15.3x, 13.9x, 3.8x, 4.6x and 4.8x, respectively. Goldman Sachs also noted that the $30.38 October 3, 1997 closing price of North Fork represented a 36% premium to North Fork deposits.

     Selected Transaction Analysis. Goldman Sachs reviewed certain information relating to 37 selected thrift mergers in the Northeast that were announced between April 14, 1993 and September 4, 1997, in which the aggregate consideration paid was in excess of $100 million (the "Northeast Selected Thrift Mergers"). Goldman Sachs divided the Northeast Selected Thrift Mergers according to the year in which each respective merger was announced. The Northeast Selected Thrift Mergers consisted of (buyer/seller): People's Bank/ Norwich Financial, Charter One Financial/RCSB Financial, Astoria Financial Corp./Greater New York Savings Bank, Provident Bankshares/First Citizens Financial, Summit Bancorp./Collective Bancorp, CFX Corp./Portsmouth Bank Shares, and Sovereign Bancorp/Bankers Corp. in 1997; Webster Financial Corp./ DS Bancorp, Inc., UST Corp./Walden Bancorp, Inc., HSBC Holdings PLC/First FSLA-Rochester, North Fork Bancorp./North Side Savings Bank, First Union Corp./Center Financial Corp., and Peoples Heritage Financial/Family Bancorp in 1996; Dime Savings Bank Williamsburgh/Conestoga Bancorp, BankBoston Corp./Boston Bancorp, Republic New York/Brooklyn Bancorp, Reliance Bancorp Inc./Sunrise Bancorp Inc., Independence Community/Bay Ridge Bancorp, Crestar Financial/Loyola Capital Corp., and Valley National Bancorp/Lakeland First Financial in 1995; Summit Bancorp/Bankers Corp., Astoria Financial Corp./Fidelity New York, Dime Bancorp/Anchor Bancorp, Inc., New York Bancorp/Hamilton Bancorp, North Fork Bancorp./Metro Bancshares, Citizens Financial Group/Quincy Savings Bank, Shawmut National/Northeast Federal Corp., Fleet Financial Group/NBB Bancorp, Inc., Corestates Financial/Germantown Savings, and BankBoston Corp./Pioneer Financial Cooperative Bank in 1994; and Shawmut National/Gateway Financial Corp., Citizens Financial Group/Newworld Bancorp, Fleet Financial Group/Sterling Bancshares, BankBoston Corp./BankWorcester Corp., Shawmut National/Peoples Bancorp, PNC Bank Corp./United Federal Bancorp, and First Fidelity Bancorp/Peoples Westchester in 1993. Such analysis indicated that the mean and median multiples of premium to deposits and price to book value, to tangible book value, to adjusted tangible book value and to the latest 12 months earnings per share for the Northeast Selected Thrift Mergers in 1997 were 14.2% and 16.1%, 1.89x and 1.89x, 1.97x and 2.03x, 3.26x and 2.63x, and 20.6x and 18.3x, respectively; in 1996 were 7.5% and 7.1%, 1.61x and 1.64x, 1.71x and 1.68x, 1.97x and 1.88x, and 14.0x and 13.9x,
respectively; in 1995 were 8.2% and 7.8%, 1.52x and 1.41x, 1.53x and 1.41x,
2.77x and 3.07x, and 16.1x and 14.7x, respectively; in 1994 were 9.4% and 9.2%, 1.82x and 1.75x, 1.93x and 1.86x, 2.47x and 2.77x, and 13.6x and 14.0x,
respectively; and in 1993 were 8.8% and 8.9%, 1.6x and 1.6x, 1.7x and 1.7x, 2.6x and 2.4x, and 20.8x and 17.0x, respectively.

     Goldman Sachs also reviewed certain information relating to 18 selected thrift mergers that were announced between April 14, 1994, and September 15, 1997, in which the aggregate consideration paid was in excess of $500 million (the "Selected Thrift Mergers"). Goldman Sachs divided the Selected Thrift mergers according to the year in which each respective merger was announced. The Selected Thrift Mergers consisted of (buyer/seller):
Star Banc Corp./Great Financial Corp., Charter One Financial Corp., Marshall & Ilsley/ Security Capital Corp., Washington Mutual/Great Western Financial, and Summit Bancorp./Collective Bancorp in 1997; Mercantile Bancorp/Roosevelt Financial, ABN AMRO Holdings/Standard Federal Bank, HSBC Holdings PLC/First FSLA-Rochester, MacAndrews & Forbes/Cal Fed Bancorp, Washington Mutual/Keystone Holdings, and Union Planters Corp./Leader Financial Corp. in 1996; Republic New York/ Brooklyn Bancorp, NationsBank Corp./CSF Holdings, Charter One Financial/FirstFed Michigan, and First Union Corp./Coral Gables Fedcorp in 1995; and U.S. Bancorp/Metropolitan Financial, and MacAndrews & Forbes/First Nationwide FSB in 1994. Such analysis indicated that the mean and median multiples of premium to deposits and price to book value, to tangible book value, to adjusted tangible book value and to the latest 12 month earnings per share for the Selected Thrift Mergers in 1997 were 18.1% and 16.8%, 2.17x and 2.15x, 2.33x and 2.23x, 3.15x and 2.78x, and 22.3x and 20.4x, respectively; in 1996 were 10.8% and 11.0%, 2.16x and 2.16x, 1.91x and 1.81x, 1.85x and 1.78x,
and 20.8x and 1.31x, respectively; in 1995 were 2.16x and 2.16x, 1.55x and 1.41x, 2.39x and 2.07x, and 13.7x and 14.4x, respectively; and in 1994 were 2.16x and 4.8% and 4.8%, 2.16x, 1.59x and 1.59x, 1.43x and 1.43x, and 13.2x and
13.2x, respectively.

     In addition, Goldman Sachs reviewed certain information relating to 41 selected bank mergers that were announced between January 28, 1994, and August 29, 1997, in which the aggregate consideration paid was in excess of $350 million for 1997 and 1996 and was in excess of $500 million for 1995 and 1994 (the "Selected Bank Mergers"). Goldman Sachs divided the Selected Bank Mergers according to the year in which each respective merger was announced. Such analysis indicated that the mean and median multiples of premium to deposits and price to book value, to tangible book value and to the latest 12 months earnings per share for the Selected Bank Mergers in 1997 were 25.5% and 25.8%, 2.9x and 2.9x, 3.3x and 3.2x, and 23.8x and 22.4x, respectively; in 1996 were 18.1% and 17.9%, 2.5x and 2.6x, 2.6x and 2.8x, and 17.8x and 18.8x, respectively; in 1995 were 12.6% and 12.6%, 1.9x and 1.9x, 2.1x and 2.1x, and 14.4x and 12.6x,
respectively; and in 1994 were 9.2% and 9.1%, 1.8x and 1.9x, 1.9x and 2.0x, and 11.1x and 11.8x, respectively.

     Goldman Sachs compared the foregoing multiples to the premium to deposits of New York Bancorp represented by the Notional Price and to multiples of the Notional Price to book value, to tangible book value, to adjusted tangible book value and to earnings per share for the 12 months ended September 30, 1997 for New York Bancorp of 38%, 4.8x, 4.8x, 4.3x and 16.7x (11.8x with Synergies), respectively.

     Selected Company Analysis. Based on publicly available information and IBES earnings estimates, Goldman Sachs reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of New York Bancorp, a group of 7 publicly traded, comparable banks consisting of Commerce Bancshares, First Empire State, First Tennessee National, Mercantile Bankshares, Old Kent Financial, ONBANCorp, and HUBCO Inc. (the "Selected Banks"), and a group of 10 additional publicly traded, comparable thrifts consisting of Astoria Financial, Dime Bancorp, GreenPoint Financial, Long Island Bancorp, People's Bank (MHC), Sovereign Bancorp, TCF Financial, Washington Federal, Washington Mutual, and Webster Financial Corp. (the "Selected Thrifts"). Such information and ratios included, among other things, equity market capitalization, price to earnings ratios, price to book value ratios, price to tangible book value ratios, dividend yields premium to deposits and certain profitability data.

     Goldman Sachs noted for the North Fork Board that, among other things: (i) North Fork had a ratio of market price to 1997 and 1998 IBES estimated earnings of 17.4x and 15.3x, respectively, as compared with mean and median ratios of market price to 1997 and 1998 IBES estimated earnings of 17.3x and 17.0x, and 15.7x and 15.5x, respectively, for the Selected Banks; (ii) North Fork had a ratio of market price to book value, as of October 3, 1997, of 3.90x, as compared with mean and median ratios of market price to book value for Selected Banks, as of October 3, 1997, of 2.99x and 2.87x, respectively; (iii) North Fork had a ratio of market price to tangible book value, as of October 3, 1997, of 4.45x, as compared with mean and median ratios of market price to tangible book value for the Selected Banks, as of October 3, 1997, of 3.29x and 2.93x, respectively and (iv) the $30.38 October 3, 1997 closing price of North Fork represented a 36% premium to North Fork deposits, as compared with mean and median premiums to deposits for the Selected Banks, as of October 3, 1997, of 21.1% and 21.1%, respectively.

     Goldman Sachs also noted for the North Fork Board that, among other things:
(i) New York Bancorp had a ratio of market price to 1997 and 1998 IBES estimated earnings of 14.1x and 13.3x, respectively, as compared with mean and median ratios of market price to 1997 and 1998 IBES estimated earnings of 17.9x and 17.7x, and 15.6x and 15.x, respectively, for the Selected Thrifts; (ii) New York Bancorp had a ratio of market price to book value, as of October 3, 1997, of 3.90x, as compared with mean and median ratios of market price to book value for the Selected Thrifts, as of October 3, 1997, of 2.56x and 2.27x, respectively;
(iii) New York Bancorp had a ratio of market price to tangible book value, as of October 3, 1997, of 3.90x, as compared with mean and median ratios of market price to tangible book value for the Selected Thrifts, as of October 3, 1997, of 2.99x and 2.89x, respectively and (iv) the Notional Price represented a 38% premium to New York Bancorp deposits, as compared with mean and median premiums to deposits for the Selected Thrifts, as of October 3, 1997, of 20.1% and 18.5%, respectively.

     Pro Forma Analysis. Goldman Sachs also performed a pro forma analysis of certain other financial aspects of the Merger, calculating, among other things, the pro forma impact on IBES estimated 1998 and 1999 earnings per share of the combined entity, on a GAAP basis, of 7.0% and 8.1% accretion, respectively. The pro forma analysis was calculated based on the Notional Price and assumed, among other things, the phase-in of Synergies at 75% and 100% in 1998 and 1999, respectively.

     Other Analyses. Goldman Sachs also reviewed, among other things, selected investment research reports on, and earnings estimates for, New York Bancorp Common Stock and North Fork Common Stock. Goldman Sachs examined the implied premiums to market price and to deposits. Goldman Sachs prepared a summary of the historical financial and market performance of New York Bancorp and North Fork, summarized New York Bancorp and North Fork management estimates of financial performance, and, based on publicly available information, analyzed New York Bancorp deposit market share and branch presence in the region in which it operates.

     The summary set forth above describes the material analyses that Goldman Sachs performed and presented to the North Fork Board on October 6, 1997, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process involving various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description.

     Accordingly, notwithstanding the separate factors summarized above, Goldman Sachs believes that its analyses must be considered in their entirety and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Goldman Sachs' opinions.

     In its analyses, Goldman Sachs relied upon numerous assumptions made by North Fork and New York Bancorp with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of North Fork or New York Bancorp. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than that suggested by such analyses. No company used as a comparison in the analyses is identical to North Fork or New York Bancorp and no transaction used as a comparison is identical to the Merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily to reflect the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, none of the North Fork Board, Goldman Sachs, New York Bancorp, or any other person assumes responsibility for the accuracy of such estimates. Goldman Sachs' analyses were prepared solely for purposes of its opinions, rendered on October 6, 1997 (and as confirmed in writing on October 7, 1997) and on the date of this Joint Proxy Statement/Prospectus, which it provided to the North Fork Board regarding the fairness of the Exchange Ratio pursuant to the Merger Agreement to North Fork, and do not purport to be appraisals or necessarily to reflect the prices at which New York Bancorp or New York Bancorp's securities actually may be sold.

     For the services of Goldman Sachs as financial advisor to North Fork in connection with the Merger, pursuant to an engagement letter dated September 30, 1997, North Fork has agreed to pay Goldman Sachs $1.975 million. North Fork has also agreed to pay Goldman Sachs its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the federal securities laws. Goldman Sachs may provide in the future certain investment banking and advisory services to North Fork from time to time, for which it has received, and will receive, customary compensation. In addition, Goldman Sachs has provided certain investment banking and advisory services to New York Bancorp, for which it has received customary compensation.

     Goldman Sachs has advised North Fork that, in the ordinary course of its business as a full-service securities firm, Goldman Sachs may, subject to certain restrictions, actively trade the equity and/or debt securities of North Fork or New York Bancorp for its own account or for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

  New York Bancorp.

     Sandler O'Neill & Partners, L.P. Pursuant to an engagement letter dated as of November 18, 1996 (the "Sandler O'Neill Agreement"), New York Bancorp retained Sandler O'Neill as an independent financial advisor in connection with New York Bancorp's consideration of possible business combinations with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions and is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

     Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to New York Bancorp in connection with the Merger. In connection therewith, the New York Bancorp Board requested Sandler O'Neill to render its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of New York Bancorp Common Stock. At the October 7, 1997 meeting at which the New York Bancorp Board approved and adopted the Merger Agreement, Sandler O'Neill delivered to the New York Bancorp Board its oral opinion, subsequently confirmed in writing, that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of the New York Bancorp Common Stock (the "Sandler October Opinion"). Sandler O'Neill has also delivered to the New York Bancorp Board a written opinion dated as of the date of this Joint Proxy Statement/Prospectus (the "Sandler Fairness Opinion") which is substantially identical to the Sandler October Opinion. THE FULL TEXT OF THE SANDLER FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX D. HOLDERS OF SHARES OF NEW YORK BANCORP COMMON STOCK ARE URGED TO READ THE SANDLER FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     THE SANDLER FAIRNESS OPINION WAS PROVIDED TO THE NEW YORK BANCORP BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO HOLDERS OF SHARES OF NEW YORK BANCORP COMMON STOCK. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF NEW YORK BANCORP TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF NEW YORK BANCORP COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE NEW YORK BANCORP MEETING WITH RESPECT TO THE MERGER AGREEMENT OR ANY OTHER MATTER RELATED THERETO.

     In connection with rendering the Sandler October Opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of New York Bancorp, North Fork and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither New York Bancorp nor Sandler O'Neill assumes responsibility for their accuracy.

     Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of the New York Bancorp Common Stock and the North Fork Common Stock, and the relationship between the movements in the prices of the New York Bancorp Common Stock and the North Fork Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Banking Index and composite groups of publicly traded savings institutions (in the case of New York Bancorp) and publicly traded commercial banks (in the case of North Fork) in geographic proximity and of similar asset size to New York Bancorp and North Fork, respectively.

     Analysis of Selected Publicly Traded Companies. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples for New York Bancorp and two different groups of savings institutions. The first group consisted of New York Bancorp and the following 10 publicly traded regional savings institutions (the "Regional Group"): Astoria Financial Corp., Long Island Bancorp Inc., ALBANK Financial Corp., TR Financial Corp., Roslyn Bancorp Inc., Commonwealth Bancorp Inc., ML Bancorp Inc., Reliance Bancorp Inc., Haven Bancorp Inc., and JSB Financial Inc. Sandler O'Neill also compared New York Bancorp to a group of 12 publicly-traded savings institutions which had a return on average equity (based on last quarter annualized earnings) of greater than 14.9% and a price to tangible book value of greater than 197% (the "Highly Valued Group"). The Highly Valued Group included New York Bancorp and the following institutions: Webster Financial Corp., TR Financial Corp., MAF Bancorp Inc., BankAtlantic Bancorp Inc., Anchor BanCorp Wisconsin, D&N Financial Corp., Commercial Federal Corp., Washington Federal Inc., Peoples Heritage Financial Group, InterWest Bancorp Inc., WSFS Financial Corporation, and First Federal Capital Corp. The analysis compared publicly available financial information for New York Bancorp and each of the groups as of and for each of the years ended December 31, 1992 through December 31, 1996 and as of and for the twelve months (and, in certain cases, the three months) ended June 30, 1997.

     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for North Fork and two different groups of commercial banks. The first group consisted of North Fork and the following 11 publicly traded commercial banks (the "Peer Group"): European American Bank, Keystone Financial Inc., Mercantile Bankshares Corp., Wilmington Trust Corp., ONBANCorp Inc., Riggs National Corp., Valley National Bancorp, Fulton Financial Corp., Commerce Bancorp Inc., U.S. Trust Corp., and Susquehanna Bancshares Inc. Sandler O'Neill also compared North Fork to a group of 12 publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 16.25% and a price to tangible book value of greater than 274% (the "Commercial Highly Valued Group"). The Commercial Highly Valued Group included North Fork and the following institutions: Star Banc Corp., First Commerce Corp., Synovus Financial Corp., Zions Bancorp, TCF Financial Corp., Provident Financial Group Inc., Colonial BancGroup Inc., Wilmington Trust Corp., BOK Financial Corp., Valley National Bancorp, National Commerce Bancorp and Commerce Bancorp Inc. The analysis compared publicly available financial information for North Fork and each of the groups as of and for each of the years ended December 31, 1992 through December 31, 1996 and as of and for the twelve months ended June 30, 1997.

     Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 42 transactions announced from January 1, 1997 to October 2, 1997 involving public savings institutions nationwide as targets with transaction values over $15 million ("Nationwide Transactions"), 8 transactions announced from January 1, 1997 to October 2, 1997 involving public savings institutions in the Mid-Atlantic region (Delaware, District of

Columbia, Pennsylvania, Maryland, New Jersey, New York and Puerto Rico) as targets with transaction values over $15 million ("Mid-Atlantic Transactions"), 14 transactions announced from January 1, 1996 to October 2, 1997 involving public savings institutions as targets with transaction values greater than $400 million ("Large Nationwide Transactions"), 4 transactions announced from January 1, 1996 to October 2, 1997 involving public savings institutions in the Mid-Atlantic as targets with transaction values greater than $400 million ("Large Mid-Atlantic Transactions") and 9 transactions announced from January 1, 1996 to October 2, 1997 involving public savings institutions as targets with last twelve months' return on average equity greater than 15% ("Highly-Valued Transactions"). Sandler O'Neill reviewed the ratios of price to last twelve months' earnings, price to book value, price to tangible book value, price to deposits, price to assets and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to New York Bancorp's financial information as of and for the twelve months ended September 30, 1997. Based upon the median multiples of Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of the New York Bancorp Common Stock of $14.63 to $44.93. Based upon the median multiples for Mid-Atlantic Transactions, Sandler O'Neill derived an imputed range of values per share of the New York Bancorp Common Stock of $15.21 to $49.20. Based upon the median multiples for Large Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of the New York Bancorp Common Stock of $15.71 to $41.92. Based upon the median multiples for Large Mid-Atlantic Transactions, Sandler O'Neill derived an imputed range of values per share of the New York Bancorp Common Stock of $15.78 to $36.05. Based upon the median multiples for Highly-Valued Transactions, Sandler O'Neill derived an imputed range of values per share of the New York Bancorp Common Stock of $13.43 to $26.46.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of New York Bancorp through 2002 under various circumstances, assuming New York Bancorp performed in accordance with information regarding potential future earnings provided by its management and certain variations thereof (including variations with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of the New York Bancorp Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 6x to 30x and applied multiples of tangible book value ranging from 100% to 600%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 6% to 22%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the New York Bancorp Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of the New York Bancorp Common Stock of between $7.93 and $64.42 when applying the price to earnings multiples, and an imputed range of values per share of the New York Bancorp Common Stock of between $8.00 and $77.50 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the New York Bancorp Board.

     Pro Forma Merger Analysis. Based upon earnings forecasts of New York Bancorp and North Fork, expected one-time merger related charges, projected cost savings and certain other assumptions discussed with New York Bancorp's and North Fork's respective managements, Sandler O'Neill analyzed certain potential pro forma effects of the Merger on North Fork. This analysis indicated that the Merger would be accretive to earnings per share and minimally dilutive to tangible book value per share of North Fork Common Stock for all periods analyzed. The actual results achieved by North Fork may vary from projected results and the variations may be material.

     Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total loans, total deposits, total equity, last twelve months' ("LTM") net income and market capitalization to be made by New York Bancorp and North Fork to the combined institution based on data at and for the twelve months ended June 30, 1997. This analysis indicated that New York Bancorp's implied contribution was 32.9% of total assets, 36.9% of total loans, 27.4% of total deposits, 23.9% of total equity, 31.1% of LTM net income and 24.5% of market capitalization. Based upon an Exchange Ratio of 1.19, holders of the New York Bancorp Common Stock would own approximately 28.3% of the outstanding shares of the combined institution.

     In connection with rendering the Sandler October Opinion, Sandler O'Neill reviewed, among other things: (i) the Merger Agreement and exhibits thereto;
(ii) the Stock Option Agreement; (iii) New York Bancorp's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations as contained in its annual report to shareholders for the year ended September 30, 1996; (iv) North Fork's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations as contained in its annual report to shareholders for the year ended December 31, 1996; (v) New York Bancorp's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended December 31, 1996 and March 31 and June 30, 1997, respectively; (vi) North Fork's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1997, respectively; (vii) certain internal preliminary financial information regarding the financial condition and results of operations of New York Bancorp as of and for the quarter ended September 30, 1997; (viii) certain internal preliminary financial information regarding the financial condition and results of operations of North Fork as of and for the quarter ended September 30, 1997;
(ix) certain financial analyses and forecasts of New York Bancorp prepared by and reviewed with management of New York Bancorp and the views of senior management of New York Bancorp regarding New York Bancorp's past and current business operations, results thereof, financial condition and future prospects;
(x) certain financial analyses and forecasts of North Fork prepared by and reviewed with management of North Fork and the views of senior management of North Fork regarding North Fork's past and current business operations, results thereof, financial condition and future prospects; (xi) the pro forma impact of the Merger on North Fork; (xii) the publicly reported historical price and trading activity for the New York Bancorp Common Stock and the North Fork Common Stock, respectively, including a comparison of certain financial and stock market information for New York Bancorp and North Fork with similar publicly available information for certain other companies the securities of which are publicly traded; (xiii) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (xiv) the current market environment generally and the banking environment in particular; and (xv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant. In connection with rendering its opinion, Sandler O'Neill was not asked to, and did not solicit indications of interest in a potential transaction from other third parties.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of New York Bancorp or North Fork or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of New York Bancorp and North Fork). With respect to the information regarding potential future financial performance provided by each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of New York Bancorp and North Fork and that such performances will be achieved. Sandler O'Neill also assumed that there has been no material change in New York Bancorp's or North Fork's assets, financial condition, results of operations, business or prospects since June 30, 1997, the date of the last financial statements noted above, that New York Bancorp and North Fork will remain as going concerns for all periods relevant to its analyses, that the Merger will be accounted for as a pooling of interests and that the conditions precedent in the Merger Agreement are not waived.

     In connection with rendering the Sandler Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render the Sandler October Opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     Under the Sandler O'Neill Agreement, New York Bancorp has agreed to pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, New York Bancorp has agreed to pay Sandler O'Neill a transaction fee equal to 0.50% of the aggregate transaction price, less $300,000, of which 25% has been paid and the remainder is payable upon closing of the transaction. Sandler O'Neill has also received a fee of $100,000 for rendering its fairness opinion, which amount will be credited against the balance of the transaction fee which will be payable to Sandler O'Neill. New York Bancorp has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. It is expected that Sandler O'Neill will act as one of the underwriters in connection with the offering of the New York Bancorp Treasury Stock and, in connection therewith, will receive customary underwriting discounts and commissions and will be indemnified by New York Bancorp (and following consummation of the Merger, by North Fork) against certain liabilities.

     Sandler O'Neill has in the past provided certain other investment banking services to New York Bancorp and has received its customary compensation for such services. In the ordinary course of its business, Sandler O'Neill may actively trade the debt and/or equity securities of New York Bancorp and North Fork and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Keefe, Bruyette & Woods, Inc. On October 5, 1997, at a meeting of the New York Bancorp Board held to evaluate the proposed Merger, KBW delivered to the New York Bancorp Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated October 7, 1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of the New York Bancorp Common Stock.

     KBW has delivered to the New York Bancorp Board its updated written opinion dated the date of this Joint Proxy Statement/Prospectus to the effect that as of such date the Exchange Ratio is fair, from a financial point of view, to the holders of New York Bancorp Common Stock. KBW's opinion is addressed to the New York Bancorp Board and does not constitute a recommendation as to how any stockholder of New York Bancorp should vote with respect to the Merger Agreement.

     THE FULL TEXT OF THE OPINION OF KBW, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX E AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In rendering its opinion, KBW (i) reviewed, among other things, the Merger Agreement, Annual Reports to stockholders and Annual Reports on Form 10-K of New York Bancorp and Annual Reports on Form 10-K of North Fork for the four years ended December 31, 1996, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of New York Bancorp and Quarterly Reports on Form 10-Q of North Fork and certain internal financial analyses and forecasts for New York Bancorp prepared by management; (ii) held discussions with members of senior management of New York Bancorp and North Fork regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for New York Bancorp and North Fork with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as it considered appropriate.

     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the management of New York Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW and assumed that such forecasts and projections reflected the best available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such management. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for New York Bancorp and North Fork are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of New York Bancorp or North Fork, nor did KBW examine any individual credit files.

     The following is a summary of the material financial analyses employed by KBW in connection with providing its oral opinion to the New York Bancorp Board on October 5, 1997 (as confirmed in its written opinion dated October 7, 1997).

     (a) Financial Summary of the North Fork Offer. KBW calculated multiples which were based on the assumed per share purchase price of $36.15 (derived by multiplying the Exchange Ratio of 1.19 by $30.38, the last reported sale price for the North Fork Common Stock on October 3, 1997. New York Bancorp's June 30, 1997 stated and tangible book value was $7.73, and its 1997 and 1998 earnings per share estimates (provided by New York Bancorp) were $2.25 and $2.34 per share, respectively, and its trailing 12 months (June 30, 1996 to June 30, 1997) earnings per share was $1.88. Based on this data, the price to stated and fully diluted tangible book value multiple was 4.68 times, and the price to the 1997 and 1998 earnings estimates per share was 16.07 and 15.45 times, respectively, and the multiple of price to the trailing 12 months earnings was 19.23 times.

     (b) Analysis of Selected Merger Transactions. KBW reviewed certain financial data related to a set of recent comparable bank and thrift holding company acquisitions in the New York region, nationwide transactions of high performing thrifts, and nationwide thrifts with transaction values greater than $100 million.

     KBW calculated an average of the New York comparable group's multiple of price to the targets' earnings (trailing 12 months) of 16.68 times compared to a multiple of 19.23 times for the Merger; an average premium to the targets' stated book value of 158% compared to a premium of 468% associated with the Merger; an average premium to the targets' tangible book value of 162% compared to a premium of 468% associated with the Merger; an average premium to the targets' core deposits (net of tangible equity) of 8.34% compared to 38.00% associated with the Merger and an average price to assets of 14.59% compared to 24.65% associated with the Merger.

     For the nationwide transactions of high performing thrifts, KBW calculated an average multiple of price to the targets' earnings (trailing 12 months) of
12.57 times compared to a multiple of 19.23 times associated with the Merger; an average premium to the targets' stated book value of 180% compared to a premium of 468% associated with the Merger; an average premium to the targets' tangible book value of 188% compared to a premium of 468% associated with the Merger; an average premium to the targets' core deposits (net of tangible equity) of 15.30% compared to 38.00% associated with the Merger; and an average price to assets of 19.84% compared to 24.65% associated with the Merger.

     For the nationwide thrift transactions, KBW calculated an average multiple of price to the targets' earnings (trailing 12 months) of 21.55 times compared to a multiple of 19.23 times associated with the Merger; an average premium to the targets' stated book value of 182% compared to a premium of 468% associated with the Merger; an average premium to the targets' tangible book value of 194% compared to a premium of 468% associated with the Merger; an average premium to the targets' core deposits (net of tangible equity) of 24.19% compared to 38.00% associated with the Merger and an average price to assets of 16.31% compared to 24.65% associated with the Merger.

     No company or transaction used as a comparison in the above analysis is identical to New York Bancorp, North Fork or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating character-istics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     (c) Selected Peer Group Analysis. KBW compared the financial performance and market performance of North Fork based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable holding companies. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ending June 30, 1997 and the market price information was as of October 6, 1997. The companies in the peer group were nationwide banks which had total assets ranging from approximately $1 billion to $5 billion.

     KBW's analysis showed the following concerning North Fork and New York Bancorp's financial performance: that its return on equity on an annualized basis was 24.83% and 32.37%, respectively, compared with an average of 16.66% for the peer group; that its return on assets on an annualized basis was 1.82% and 1.64%, respectively, compared with an average of 1.43% for the group; that its net interest margin on an annualized basis was 4.67% and 3.91%, respectively, compared with an average of 4.64%; that its efficiency ratio on an annualized basis was 38.01% and 34.36%, respectively, compared with an average of 59.29%; that its equity to assets ratio was 8.87% and 5.08%, respectively, compared to an average of 8.72%; that its ratio of nonperforming assets to total loans and other real estate owned was 0.98% and 1.77% respectively, compared to an average of 0.65%; that its ratio of loan loss reserve to nonperforming loans was 180% and 58%, respectively, compared to an average of 362%.

     KBW's analysis further showed the following concerning North Fork and New York Bancorp's market performance: that North Fork and New York Bancorp's price to earnings multiple based on 1997 estimated earnings was 17.36 and 13.09 times, respectively, compared to an average for the group of 18.07 times; that their price to book value multiples were 3.97 and 3.95 times, respectively, compared to a group average of 2.95 times; and their dividend yields were 1.98% and 1.97%, respectively, compared to an average for the group of 1.98%. For purposes of the above calculations, all earnings estimates are based upon the published estimates of KBW's equity research department for North Fork and management's estimates for New York Bancorp.

     (d) Contribution Analysis. KBW analyzed the relative contribution of each of North Fork and New York Bancorp to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, market capitalization, deposits and estimated 1998 net income. KBW compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership of the combined entity of 29% for New York Bancorp stockholders based on an Exchange Ratio of 1.19 and the assumption that New York Bancorp will reissue approximately 800,000 shares of New York Bancorp Common Stock before the Effective Time. The contribution showed that New York Bancorp would contribute approximately 33% of the combined assets, 27% of the combined common equity (assuming the reissuance of shares), 27% of the combined deposits, and 28% of the combined estimated 1998 net income.

     (e) Financial Impact Analysis. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings, revenue enhancements and treatment of New York Bancorp employee stock options were used to calculate the financial impact that the Merger would have on certain projected financial results of North Fork. This analysis indicated that the Merger is expected to increase estimated earnings in 1998 (excluding the effect of a non-recurring merger and restructuring charge to be incurred in connection with the Merger), increase estimated return on equity in 1998 and decrease the fully diluted and tangible book value and the leverage ratio. This analysis was based on analyst and the respective managements' estimates of North Fork and New York Bancorp's 1998 earnings per share and on North Fork management's estimates of expected cost savings, revenue enhancements and a non-recurring merger and restructuring charge to be realized or incurred by North Fork in connection with the Merger. These projections were discussed with the management of each of North Fork and New York Bancorp. The actual results which will be achieved by North Fork following the Merger will vary from the projected results, and the variations may be material.

     (f) Discounted Cash Flow Analysis. KBW estimated the present value of the future cash flows that would accrue to a holder of a share of New York Bancorp Common Stock assuming the stockholder held the stock through the year 2002 and then sold it at the end of year 2002. The analysis was based on several assumptions, including an earnings per share of $2.34 in 1998 and an 8% earnings per share growth rate. A 30% dividend payout ratio was assumed for New York Bancorp through the year 2002. A terminal value was calculated for 2002 by multiplying New York Bancorp's projected 2002 earnings by a price/earnings multiple of 14 times trailing earnings. The terminal valuation and the estimated dividends were discounted at a rate of 12%, producing a present value of $28.21. KBW also presented a table showing the foregoing analysis with a range of discount rates from 12% to 14% and a range of price-to-earnings multiples of 12x to 20x, resulting in a range of present values for a share of New York Bancorp Common Stock of $22.61 to $39.05. These values were determined by adding (i) the present value of the estimated future dividend stream that New York Bancorp could generate over the period beginning January 1998 and ending in December 2002, and (ii) the present value of the "terminal value" of the New York Bancorp Common Stock.

     KBW repeated this analysis using an earnings growth rate of 10% for New York Bancorp. The result of this analysis was a present value of $30.24 at a 14 times trailing earnings terminal multiple and a 12% discount rate. KBW also presented a table showing the foregoing analysis with a range of discount rates from 12% to 14% and a range of price-to-earnings multiples of 12x to 20x, resulting in a range of present values for a share of New York Bancorp Common Stock of $24.22 to $41.90.

     KBW also estimated the present value of future cash flows that would accrue to a holder of a share of North Fork Common Stock pro forma for the Merger, assuming the stockholder held the stock through the year 2002 and then sold it at the end of 2002. This analysis was based on several assumptions, including a pro forma 1998 EPS of $2.09. A 30% dividend payout ratio was assumed for North Fork pro forma through the year 2002. A terminal value was calculated for 2002 by multiplying North Fork's pro forma projected 2002 earnings by a price/earnings multiple of 16 times trailing earnings. The terminal valuation and the estimated dividends were discounted at a rate of 12%. This analysis was also applied to the New York Bancorp equivalent using the 1.19 Exchange Ratio. The result of this analysis was present values of $28.50 and $33.91, respectively, at a 16 times trailing earnings terminal multiple and a 12% discount rate. KBW also presented a table showing the New York Bancorp equivalent analysis with a range of discount rates from 12% to 14% and a range of price-to-earnings multiples of 12x to 20x, resulting in a range of present values for the New York Bancorp equivalent of $24.10 to $41.61.

     KBW repeated this analysis assuming that all common stock which produced capital in excess of a 7.5% leverage ratio in 1998 and above 7% from 1999 to 2002 was repurchased, giving a North Fork pro forma of $2.11 EPS in 1998. The same analysis was applied to the New York Bancorp equivalent using the 1.19 Exchange Ratio. The result of this analysis was present values of $31.27 and $37.21, respectively, at a 16 times trailing earnings terminal multiple and a 12% discount rate. KBW also presented a table showing the New York Bancorp equivalent analysis with a range of discount rates from 12% to 14% and a range of price-to-earnings multiples of 12x to 20x, resulting in a range of present values for the New York Bancorp equivalent of $26.41 to $45.70.

     KBW stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of New York Bancorp Common Stock.

     (g) Other Analysis. KBW also reviewed selected investment research reports, earnings estimates, historical stock price performance relative to the S&P 500 and to an index of bank and thrift stocks, and other financial data for New York Bancorp and North Fork.

     The summary contained herein provides a description of the material analyses prepared by KBW in connection with the rendering of its oral opinion to the New York Bancorp Board on October 5, 1997 (as confirmed in its written opinion dated October 7, 1997). The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of New York Bancorp and North Fork. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of New York Bancorp and North Fork. The analyses performed by KBW are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, of the Exchange Ratio in the Merger. These analyses were provided to the New York Bancorp Board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the New York Bancorp Board, was just one of many factors taken into consideration by the New York Bancorp Board in unanimously approving the Merger Agreement.

     In connection with rendering its opinion dated the date of this Joint Proxy Statement/Prospectus, KBW confirmed the appropriateness of its reliance on the analyses used to render its October 5, 1997 oral opinion (as confirmed in its written opinion dated October 7, 1997) by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     KBW as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, New York Bancorp and North Fork and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of New York Bancorp and North Fork for KBW's own account and for the accounts of its customers.

     New York Bancorp paid KBW at the signing of the engagement agreement between KBW and New York Bancorp a cash fee of $375,000. An additional cash fee of $325,000 was paid to KBW upon the mailing of this Joint Proxy Statement/Prospectus. Pursuant to the KBW engagement agreement, New York Bancorp also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws. It is expected that KBW will act as one of the underwriters in connection with the offering of the New York Bancorp Treasury Stock and, in connection therewith, will receive customary underwriting discounts and commissions and will be indemnified by New York Bancorp (and following consummation of the Merger, by North Fork) against certain liabilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of New York Bancorp's management and the New York Bancorp Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of New York Bancorp generally. The New York Bancorp Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Board of Directors. Pursuant to the terms of the Merger Agreement, at the Effective Time North Fork will cause the North Fork Board to include Patrick E. Malloy, III (or any other person designated by the New York Bancorp Board and acceptable to North Fork).

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

     Consulting Agreement. Pursuant to the terms of the Merger Agreement, at the Effective Time, North Fork will enter into a consulting agreement (the "Consulting Agreement") with Patrick E. Malloy, III. The Consulting Agreement will (i) be for a period of one year commencing on the Effective Time, (ii) provide for an annual fee of $750,000 for services to be rendered by Mr. Malloy, and (iii) contain a non-compete provision for the term of the Consulting Agreement.

     Options. The Merger Agreement provides that at the Effective Time, each New York Bancorp Option which was granted under any of the New York Bancorp Option Plans will be converted automatically into the right to receive such number of shares (rounded to the nearest whole share) of North Fork Common Stock as is equal in value (determined by valuing each share of North Fork Common Stock at the Option Share Average Closing Price) to the amount by which (i) the product of the number of shares of New York Bancorp Common Stock subject to such option, the Exchange Ratio and the Option Share Average Closing Price exceeds
(ii) the aggregate exercise price of such option, provided, that notwithstanding the foregoing, at the Effective Time, each outstanding New York Bancorp Option with respect to which the holder was issued either OSRs under the 1993 Incentive Plan or Limited Rights under the 1990 Incentive Plan will be converted automatically into the right to receive the greater of (x) the number of shares of North Fork Common Stock into which such option would be converted pursuant to the foregoing formula, and (y) such number of shares (rounded to the nearest whole share) of North Fork Common Stock as is equal in value (determined by valuing each share of North Fork Common Stock at the Option Share Average Closing Price) to the amount of cash which the holder of such New York Bancorp Option would otherwise be entitled to receive upon exercise of such OSRs or Limited Rights, as the case may be, at the Effective Time pursuant to the terms of the applicable New York Bancorp Option Plan and such holder's option agreement. The "Option Share Average Closing Price" means the average of the last reported sale prices per share of North Fork Common Stock on the NYSE for the 20 consecutive NYSE trading days ending on the fifth business day prior to the date on which the last of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger) are obtained, without regard to any requisite waiting periods in respect thereof. As a result of the Merger, New York Bancorp Options to purchase a total of 256,416 shares of New York Bancorp Common Stock, which would otherwise not be vested at the Effective Time, will be converted at the Effective Time into the right to receive shares of North Fork Common Stock. See "THE MERGER -- Exchange Ratio."

     The directors and executive officers of New York Bancorp hold, as of the date of this Joint Proxy Statement/Prospectus, New York Bancorp Options to purchase an aggregate of 1,300,739 shares of New York Bancorp Common Stock. Assuming (i) all of such New York Bancorp Options remain unexercised at the Effective Time, (ii) all holders of New York Bancorp Options having OSRs or Limited Rights receive shares of North Fork Common Stock as provided in clause
(x) of the preceding paragraph, and (iii) an Option Share Average Closing Price of $32.8125 (the last reported sale price of North Fork Common Stock on the NYSE on December 16, 1997, the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus), the directors and executive officers of New York Bancorp would be entitled to receive at the Effective Time shares of North Fork Common Stock with an aggregate value of $38,024,732.

     Employee Retention/Severance Program. As part of the Merger, New York Bancorp adopted an employee retention/severance program to help ensure that key employees remain in the employ of New York Bancorp pending consummation of the Merger. Pursuant to the program, certain officers of New York Bancorp who remain in their respective capacities until the Effective Time will be entitled to retention bonuses, in amounts ranging from six months to one year of compensation, based on the sum of such officers' respective fiscal 1998 salary and fiscal 1997 bonus. The retention bonuses will be paid by New York Bancorp immediately prior to the Effective Time, subject, in certain cases, to a period of continued employment with North Fork of up to three or six months following the Effective Time, in which case the retention bonus will be paid by North Fork at the end of such period. The executive officers of New York Bancorp would be entitled to receive an aggregate of $3,338,965 pursuant to this program. Pursuant to the retention/severance program, all officers of New York Bancorp who are not included in the retention bonus program and all other employees of New York Bancorp will be entitled to severance pay in the case of termination of their employment within one year of the Effective Time, in amounts ranging from one month to one year of

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

compensation, based on their respective service time and the sum of such officers' or employees' respective fiscal 1998 salary and fiscal 1997 bonus.

     Annual Incentive Bonus Plan. Pursuant to New York Bancorp's annual incentive bonus plan, certain employees of New York Bancorp, including the executive officers of New York Bancorp, are entitled to bonus compensation based upon the achievement of personal and corporate performance goals established at the beginning of the applicable year. Pursuant to the Merger Agreement, New York Bancorp may accrue under its annual incentive bonus plan an aggregate maximum amount of $2.16 million and may pay such bonuses to its officers from and after January 1, 1998 but not later than immediately prior to the Effective Time.

     Indemnification; Insurance. The Merger Agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of New York Bancorp is, or is threatened to be, made a party based in whole or in part on, or pertaining to (i) the fact that such person was a director, officer or employee of New York Bancorp, or (ii) the Merger Agreement or the transactions contemplated thereby, North Fork will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim or proceeding. In addition, pursuant to the Merger Agreement, North Fork will be required to maintain directors' and officers' liability insurance for the benefit of persons serving as officers and directors of New York Bancorp immediately prior to the Effective Time for a period of three (3) years following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such, provided that in no event shall North Fork be required to expend on an annual basis more than 200% of the amount which New York Bancorp currently expends for such insurance.

EMPLOYEE MATTERS

     Pursuant to the terms of the Merger Agreement, employees of New York Bancorp will become entitled, as soon as practicable following the Merger, to participate in the benefit plans maintained by North Fork on the same terms and conditions as applicable to similarly situated employees of North Fork and will be granted credit for service with New York Bancorp for certain purposes under certain of such plans. Pursuant to the terms of the Merger Agreement, North Fork has agreed to honor in accordance with their terms, certain compensation agreements and arrangements between New York Bancorp and certain of its directors, officers and employees. North Fork intends to continue each of the existing New York Bancorp employee benefit plans to which there exists a corresponding North Fork employee benefit plan until the date on which the inclusion of New York Bancorp employees in North Fork's corresponding plan occurs.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     New York Bancorp. As promptly as practicable after the Effective Time, and in no event more than three business days thereafter, a bank or trust company selected by North Fork and reasonably satisfactory to New York Bancorp, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of New York Bancorp Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of New York Bancorp Common Stock for certificates representing shares of North Fork Common Stock and cash in lieu of fractional shares.

     HOLDERS OF NEW YORK BANCORP COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Upon surrender to the Exchange Agent of one or more certificates representing shares of New York Bancorp Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of New York Bancorp Common Stock surrendering such items a certificate or certificates representing the number of shares of North Fork Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner

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

described below, without interest. The New York Bancorp certificate or certificates so surrendered will be cancelled.

     No dividend or other distribution declared after the Effective Time with respect to North Fork Common Stock will be paid to the holder of any unsurrendered New York Bancorp certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

     After the Effective Time, there will be no transfers on the stock transfer books of New York Bancorp of shares of New York Bancorp Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of New York Bancorp Common Stock are presented for transfer after the Effective Time, they will be cancelled and exchanged for certificates representing shares of North Fork Common Stock.

     None of the Exchange Agent, North Fork or New York Bancorp, or any other person, will be liable to any former holder of New York Bancorp Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for New York Bancorp Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     No fractional shares of North Fork Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of New York Bancorp Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of North Fork Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of North Fork Common Stock multiplied by the average of the last reported sale prices of North Fork Common Stock on the NYSE for the five trading days immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share which such holder would otherwise have been entitled to receive.

     North Fork. Shares of North Fork capital stock (including North Fork Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of North Fork and New York Bancorp to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by the affirmative votes of the holders of a majority of the outstanding shares of New York Bancorp Common Stock and North Fork Common Stock entitled to vote thereon; (ii) the shares of North Fork Common Stock issuable to holders of New York Bancorp Common Stock pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (iii) approval of the Merger Agreement and the transactions contemplated thereby (including the Merger and the Subsidiary Bank Merger) by the appropriate governmental authorities (all such governmental authorities being referred to as the "Governmental Entities"), and the expiration of any statutory waiting periods in respect thereof (collectively, the "Requisite Regulatory Approvals") (see "-- Regulatory Approvals Required for the Merger" below); (iv) the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission; (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") which prohibits the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement will be in effect and (vi) no

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

statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

     The obligations of North Fork to effect the Merger are further subject to the satisfaction, or waiver by North Fork, of the following conditions: (i)(x) certain representations and warranties of New York Bancorp contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i)(x), such representations and warranties will be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would have a Material Adverse Effect (as defined below) on New York Bancorp and (y) certain other representations and warranties of New York Bancorp contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date; (ii) New York Bancorp shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) no proceeding initiated by a Governmental Entity seeking an Injunction shall be pending; (iv) North Fork shall have received an opinion of its counsel, in form and substance reasonably satisfactory to North Fork, dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Bank Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by North Fork, New York Bancorp, North Fork Bank or Home Federal as a result of the Merger and Subsidiary Bank Merger (except to the extent any income may be required to be recognized due to the recapture of Home Federal's bad debt reserves as a result of the Subsidiary Bank Merger) (see "-- Certain Federal Income Tax Consequences of the Merger" below); and (v) North Fork shall have received a letter addressed to North Fork, dated as of the Effective Time, from North Fork's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment.

     The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as a material adverse effect on (i) the business, results of operations or financial condition of such party and its subsidiaries taken as whole, other than any such effect attributable to or resulting from a change in law, rule, regulation, generally accepted accounting principles, regulatory accounting principles, or the prevailing level of interest rates, which in each case affects banking institutions or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banking institutions or their holding companies generally or (ii) the ability of such party to consummate the transactions contemplated by the Merger Agreement.

     The obligations of New York Bancorp to effect the Merger are further subject to the satisfaction, or waiver by New York Bancorp of the following conditions: (i)(x) certain representations and warranties of North Fork contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i)(x), such representations and warranties will be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would have a Material Adverse Effect on North Fork and (y) certain other representations and warranties of North Fork contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date; (ii) North Fork shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; (iv) New York Bancorp shall have received from its counsel an opinion, in form and substance reasonably satisfactory to New York Bancorp, dated as of the Closing Date, to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (A) no gain or loss will be recognized by New York Bancorp as a result of the Merger; and (B) no gain or loss will be recognized by the stockholders of New York Bancorp who exchange all of their New York Bancorp Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock and the payment of any real property transfer taxes, if any, on behalf of stockholders of New York Bancorp) (see "-- Certain Federal Income Tax Consequences of the Merger" below); and (v) New York Bancorp shall have received a letter addressed to North Fork, dated as of the Effective Time, from North Fork's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment.

     No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before September 30, 1998, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either North Fork or New York Bancorp unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Consummation of the Merger and the Subsidiary Bank Merger is subject to a number of regulatory approvals and consents.

     The Subsidiary Bank Merger is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the FDIC finds that the anticompetitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the FDIC may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to no less than 15 days. North Fork filed its application with the FDIC on November 28, 1997, and the FDIC accepted this application for processing on December 3, 1997.

     The Merger is also subject to the prior approval of the Federal Reserve Board under the BHC Act and regulations of the Federal Reserve Board. In reviewing applications under the BHC Act, the Federal Reserve Bank will consider whether the Merger can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, and will evaluate the financial and managerial resources of North Fork, including its subsidiaries, and any company to be acquired, and the effect of the Merger on those resources. North Fork filed its notice with the Federal Reserve Bank of New York on December 10, 1997.

     The Subsidiary Bank Merger is subject to the notification requirements of the OTS under the Home Owners' Loan Act of 1933, as amended, and OTS regulations governing merger or conversions by a savings association since a savings bank is not the resulting institution from the merger. Home Federal filed its notification with the OTS on November 28, 1997, and the notification was accepted on December 2, 1997.

     In addition, the Subsidiary Bank Merger is also subject to the prior approval of the New York State Banking Department (the "Banking Department") under certain provisions of the New York Banking Law

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

(the "NYBL"). In determining whether to approve the application for the merger of Home Federal with and into North Fork Bank, the Banking Department will consider, among other factors, whether the Subsidiary Bank Merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition, and whether the Subsidiary Bank Merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly. The Banking Department will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to ensure the safe and sound conduct of banking organizations, to conserve assets of banking organizations, to prevent hoarding of money, to eliminate unsound and destructive competition among banking organizations, and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders, and such factors will be considered by the Banking Department in connection with North Fork's application. North Fork filed its application with the Banking Department on December 16, 1997.

     Under the Community Reinvestment Act of 1977, as amended (the "CRA") and the comparable provisions of the NYBL, the FDIC and the Banking Department must also take into account the record of performance of each of North Fork Bank and Home Federal in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

     North Fork is not aware of any other regulatory approvals that would be required for consummation of the Merger or the Subsidiary Bank Merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The Merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to the Merger" and "-- Waiver and Amendment; Termination." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or the New York State Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, New York Bancorp has agreed that until the Effective Time, except as provided in the Merger Agreement, the Stock Option Agreement (as defined below) or with the prior consent of North Fork, New York Bancorp and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practices. New York Bancorp has agreed to use its reasonable best efforts to (x) preserve its business organization and that of its subsidiaries intact, (y) keep available to itself and North Fork the present services of its and its subsidiaries' employees and (z) preserve for itself and North Fork the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

     The Merger Agreement also contains certain restrictions on the conduct of New York Bancorp's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of North Fork, New York Bancorp and its subsidiaries may not, among other things, (i) solely in the case of New York Bancorp, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount of no more than $0.15 per share of New York Bancorp Common Stock, (ii)(a) subject to certain exceptions, split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of New York Bancorp or any of its subsidiaries or securities convertible into or exercisable therefor, (iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor, (iv) amend its Restated Certificate of Incorporation, By-laws or other similar governing documents, (v) make any capital expenditures other than those which are in the ordinary course of business or as necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $250,000 in the aggregate, (vi) enter into any new line of business other than the expansion of New York Bancorp's consumer and residential business, (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets which would be material to New York Bancorp, (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, (ix) change its methods of accounting in effect at June 30, 1997, subject to certain exceptions, (x)(a) subject to certain exceptions, adopt, amend or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between New York Bancorp or any of its subsidiaries and any of its current or former directors, officers and employees or (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), it being agreed that New York Bancorp may accrue under its current incentive bonus plan an aggregate maximum amount of $2.16 million and may pay such amounts, from and after January 1, 1998 but not later than immediately prior to the Effective Time, to any officer, (xi) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368(a) of the Code, provided, however, that nothing contained in the Merger Agreement will limit the ability of North Fork to exercise its rights under the Stock Option Agreement, (xii) other than in the ordinary course of business consistent with past practice, dispose of or encumber or agree to dispose of or encumber its material assets, properties or other rights or agreements, (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity,
(xiv) file any application to relocate or terminate the operations of any of its banking offices, (xv) subject to certain exceptions, invest or commit to invest in real estate or any real estate development project, (xvi) create, renew, amend or terminate or give notice to do the same with respect to any material contract, agreement or lease for goods, services or office space to which New York Bancorp or any of its subsidiaries is a party or by which New York Bancorp or any of its subsidiaries or their respective properties is bound, (xvii) other than in prior consultation with North Fork, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or (xviii) agree to do any of the foregoing.

     New York Bancorp also has agreed in the Merger Agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the New York Bancorp Board as advised by such board's counsel, (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal, or (iii) otherwise facilitate any effort or attempt to make or implement a takeover proposal, provided that New York Bancorp may communicate information about any such takeover proposal to its stockholders if, in the judgment of the New York Bancorp Board, based upon the advice of outside counsel, such communication is required under applicable law. New York Bancorp agreed to immediately cease any activities, discussions or negotiations previously conducted with any parties other than North Fork with respect to any of the foregoing. New York Bancorp also agreed that it will notify North Fork immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, New York Bancorp, and will promptly inform North Fork in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving New York Bancorp or any subsidiary of New York Bancorp or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, New York Bancorp or any subsidiary of New York Bancorp other than the transactions contemplated or permitted by the Merger Agreement and the Stock Option Agreement.

     Pursuant to the Merger Agreement, North Fork has also agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior written consent of New York Bancorp, neither North Fork nor any of its subsidiaries will (i) solely in the case of North Fork, declare or pay any dividends on or make any other distributions in respect of its capital stock other than its current quarterly dividend, except that nothing contained in the Merger Agreement will prohibit North Fork from increasing the quarterly cash dividend on the North Fork Common Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied,
(iii) change its method of accounting in effect at June 30, 1997, subject to certain exceptions, (iv) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368(a) of the Code, except that nothing contained in the Merger Agreement will limit the ability of North Fork to exercise its rights under the Stock Option Agreement, or (v) agree to do any of the foregoing.

     North Fork also has agreed in the Merger Agreement that it will, and will cause its subsidiaries to, conduct its banking business in substantially the same manner as conducted prior to the date of the Merger Agreement, it being understood that North Fork will not be prevented from acquiring another bank or thrift institution or entering into new lines of business, whether through acquisition or otherwise.

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by the provision or, subject to applicable law, amended or modified by an agreement in writing approved by the Boards of Directors of North Fork and New York Bancorp provided that, after the vote of the stockholders of New York Bancorp, the Merger Agreement may not be amended, without further approval of such stockholders, to reduce the amount or change the form of the consideration to be received by New York Bancorp stockholders other than as contemplated by the Merger Agreement.

     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval of the matters presented in connection with the Merger by the stockholders of both New York Bancorp and North Fork, as follows: (i) by the mutual consent of North Fork and New York Bancorp if the Boards of Directors of each so determines by a vote of a majority of the members of the entire Board of Directors; (ii) by either North Fork or New York Bancorp upon written notice to the other (a) 60 days after the date on which any request or application for a regulatory approval required for consummation of the transactions contemplated by the Merger Agreement is denied or withdrawn at the request of the Governmental Entity which must grant such approval, unless within such 60-day period a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any Governmental Entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either North Fork or New York Bancorp in the event that the Merger has not been consummated by September 30, 1998, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iv) by either North Fork or New York Bancorp (provided that the terminating party is not in breach of its obligations in the Merger Agreement with respect to the meeting of its stockholders to approve the Merger Agreement) if any approval of the stockholders of either of North Fork or New York Bancorp required for consummation of the Merger Agreement has not been obtained; (v) by either North Fork or New York Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Closing or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 30 days after written notice of such breach is given to the breaching party; (vi) by either

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

North Fork or New York Bancorp by action of its Board of Directors, by giving written notice of such election within two business days after the Valuation Period, in the case of North Fork, or within four business days after the Valuation Period, in the case of New York Bancorp, in the event the Average Closing Price is less than $25.50, provided that no right of termination in favor of New York Bancorp will arise under this provision if North Fork elects within two business days after the Valuation Period to increase the Exchange Ratio such that the value of the North Fork Common Stock (valued at the Average Closing Price) to be paid in respect of each share of New York Bancorp Common Stock is not less than $30.35 (see "-- Exchange Ratio" above); (vii) by North Fork if the New York Bancorp Board has withdrawn, modified or amended in any respect materially adverse to North Fork its recommendation to the stockholders of New York Bancorp that they approve and adopt the Merger Agreement; or (viii) by New York Bancorp upon the execution of a definitive agreement relating to a takeover proposal, provided that (a) New York Bancorp has complied with its covenant relating to the solicitation of takeover proposals as discussed herein,
(b) the New York Bancorp Board determines, after receiving advice of its financial advisors and outside legal counsel, that such action is necessary for the New York Bancorp Board to act in a manner consistent with its fiduciary duties under applicable law and (c) concurrent with its notification of termination New York Bancorp has made an irrevocable and unconditional written offer to North Fork to repurchase the Option from North Fork at any time, within thirty days following the date of such offer, at a price equal to the greater of
(x) the Option Repurchase Price (as defined herein) and (y) the Surrender Price (as defined herein), provided, however, if New York Bancorp exercises this termination right following the approval by the New York Bancorp stockholders of the Merger Agreement, New York Bancorp will pay North Fork $40 million upon such termination in full satisfaction of its obligations under the applicable sections of the Merger Agreement and the Stock Option Agreement.

     In the event of the termination of the Merger Agreement by either North Fork or New York Bancorp, neither North Fork nor New York Bancorp will have any further obligations under the Merger Agreement except (i) for certain specified provisions of the Merger Agreement relating to confidentiality and expenses and
(ii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement, except that, in the event that concurrently with or following a termination of the Merger Agreement, North Fork realizes a "Total Profit" (as defined herein) of $32 million or greater pursuant to its rights under the Stock Option Agreement, then North Fork's receipt of such Total Profit will constitute the sole and exclusive remedy for North Fork under the Merger Agreement and there will be no further liability under the Merger Agreement on the part of New York Bancorp to North Fork other than as a result of any breach by New York Bancorp of its confidentiality obligations under the Merger Agreement.

RESALES OF NORTH FORK COMMON STOCK RECEIVED IN THE MERGER

     The shares of North Fork Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any New York Bancorp stockholder who may be deemed to be an "affiliate" of New York Bancorp for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of North Fork Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of North Fork Common Stock received in the Merger by persons who may deemed to be affiliates of New York Bancorp. Persons who may be deemed to be affiliates of New York Bancorp generally include individuals or entities that control, are controlled by or are under common control with New York Bancorp, and may include certain officers and directors as well as principal stockholders of New York Bancorp.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period

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

beginning 30 days before the effective date of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     North Fork and New York Bancorp have each agreed in the Merger Agreement to use their best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests. In addition, North Fork has agreed in the Merger Agreement to use all reasonable efforts to publish, not later than 21 days after the end of the first full calendar month following the Effective Time, financial results covering at least 30 days of post-Merger combined operations.

STOCK EXCHANGE LISTING

     The North Fork Common Stock is listed on the NYSE. North Fork has agreed to use all reasonable efforts to cause the shares of North Fork Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for listing by the NYSE of such shares. See "-- Conditions to the Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of North Fork and New York Bancorp will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of North Fork and New York Bancorp will be combined on North Fork's consolidated balance sheet. Income and other financial statements of North Fork issued after the Effective Time will be restated retroactively to reflect the consolidated operations of North Fork and New York Bancorp as if North Fork and New York Bancorp have always been combined.

     The Merger Agreement provides that a condition to each of North Fork's and New York Bancorp's obligation to consummate the Merger is the receipt of a letter addressed to North Fork from North Fork's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "-- Conditions to the Merger" above.

     Pursuant to the Merger Agreement, New York Bancorp must use all reasonable efforts to reissue approximately 800,000 shares of New York Bancorp Treasury Stock prior to consummation of the Merger in order that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of New York Bancorp Treasury Stock. It is currently expected that New York Bancorp will reissue the shares of New York Bancorp Treasury Stock on or about the Effective Time.

     For information concerning certain restrictions to be imposed on the transferability of North Fork Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "-- Resales of North Fork Common Stock Received in the Merger" above.

     The unaudited pro forma condensed combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of certain federal income tax consequences of the Merger and the Subsidiary Bank Merger to North Fork, New York Bancorp and holders of New York Bancorp Common Stock. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service ("IRS") rulings, and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that the New York Bancorp Common Stock is held as a "capital asset" within the meaning of Section 1221 of the Code (i.e., property

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

generally held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of New York Bancorp Common Stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of such counsel referred to in this section will be based on facts existing at the Effective Time, and in rendering such opinions, such counsel will require and rely upon representations contained in certificates of officers of North Fork, New York Bancorp, North Fork Bank, Home Federal and others.

     HOLDERS OF NEW YORK BANCORP COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     It is a condition to the obligation of North Fork to consummate the Merger that North Fork shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to North Fork, dated as of the Effective Time, in form and substance reasonably satisfactory to North Fork, to the effect that the Merger and the Subsidiary Bank Merger will each be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by North Fork, New York Bancorp, North Fork Bank or Home Federal as a result of the Merger and the Subsidiary Bank Merger except, with respect to the Subsidiary Bank Merger, to the extent any income may be required to be recognized due to the recapture of Home Federal's bad debt reserves. It is a condition to the obligation of New York Bancorp to consummate the Merger that New York Bancorp shall have received an opinion of Weil, Gotshal & Manges LLP, counsel to New York Bancorp, dated as of the Effective Time, in form and substance reasonably satisfactory to New York Bancorp, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

          i) no gain or loss will be recognized by New York Bancorp as a result of the Merger; and

          ii) no gain or loss will be recognized by the stockholders of New York Bancorp who exchange all of their New York Bancorp Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock and the payment of any real property transfer taxes, if any, on behalf of stockholders of New York Bancorp).

     Based on the foregoing opinion of counsel to New York Bancorp, a holder of New York Bancorp Common Stock (i) will have an aggregate tax basis in the shares of North Fork Common Stock received in the Merger equal to its aggregate adjusted tax basis in the shares of New York Bancorp Common Stock surrendered in exchange therefor (reduced by any such tax basis allocable to fractional shares for which cash is received), and (ii) will have a holding period in the shares of North Fork Common Stock that will include its holding period in the shares of New York Bancorp Common Stock surrendered in exchange therefor.

     Based upon the current ruling position of the IRS, cash received by a holder of New York Bancorp Common Stock in lieu of a fractional share interest in North Fork Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of New York Bancorp Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of New York Bancorp Common Stock has been held for more than one year at the Effective Time. The recently enacted Taxpayer Relief Act of 1997 reduces the maximum rate of federal income tax imposed on capital gains with respect to capital assets held for more than eighteen months by noncorporate taxpayers.

     New York State and City impose certain taxes on the transfer of an interest in real property (including leaseholds) located in New York State or City (the "Transfer Taxes"). The Transfer Taxes are also imposed in connection with certain changes of ownership of an entity owning a real property interest in New York State or City. The Merger is expected to result in the imposition of Transfer Taxes. North Fork will be responsible

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

for any Transfer Taxes resulting from the Merger. For federal income tax purposes, the payment of such taxes by North Fork may result in the deemed receipt of additional consideration or the imputation of income to each such stockholder in proportion to the number of shares of New York Bancorp Common Stock owned by such stockholder, although a stockholder may be entitled to increase its tax basis in the North Fork Common Stock by the amount of any such additional consideration or imputed income.

     Under prior law, Home Federal accounted for bad debts using the reserve method under Section 593 of the Code. Recent amendments to the Code (the "Amendments") eliminated the reserve method under Section 593 effective for taxable years beginning after December 31, 1995. The Amendments require thrift institutions that are treated as large banks, such as Home Federal, to recapture their post-1987 bad debt reserves ratably over the six taxable year period beginning after 1995. Since Home Federal's bad debt reserves at December 31, 1995 did not exceed its bad debt reserves at December 31, 1987, Home Federal will experience no recapture with respect to its post-1987 bad debt reserves. The Amendments do not generally require the recapture of pre-1988 bad debt reserves other than under Section 593(e) of the Code in the case of certain excess distributions to, and redemptions of, shareholders.

     Prior to the Amendments, the entire amount of Home Federal's bad debt reserve would have been recaptured as a result of the Subsidiary Bank Merger. Under the Amendments, however, whether any or all of Home Federal's pre-1988 bad debt reserves would have to be recaptured as a result of the Subsidiary Bank Merger have been left to be specified in Treasury regulations. Under the legislative history to the Amendments, however, such Treasury regulations are to provide that "if an institution with a pre-1988 reserve is merged or liquidated tax-free into a commercial bank that never was a thrift institution, the pre-1988 reserve should not be restored to income by reason of the merger or liquidation." Although there can be no assurance as to the content or the operation of such Treasury regulations or as to when such Treasury regulations might be issued, based on the legislative history to the Amendments it appears that the Subsidiary Bank Merger should not trigger the recapture of Home Federal's pre-1988 reserves and that, instead, North Fork Bank should succeed to such reserves. Nevertheless, such reserves could be subject to future recapture, including under Section 593(e) of the Code. Moreover, bad debt reserves may be subject to recapture in connection with the Merger under certain state and local tax laws. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Merger and Restructuring Charges."

NO APPRAISAL RIGHTS

     Pursuant to Section 262(b) of the Delaware General Corporation Law, the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (a "NASDAQ/NMS Security"), or held of record by more than 2,000 stockholders. However, stockholders that would otherwise not have appraisal rights pursuant to the provisions described in the previous sentence are entitled to appraisal rights if such stockholders are required by the terms of the merger to accept for their stock anything except (i) shares of the corporation surviving the merger, (ii) shares of stock which are either listed on a national securities exchange or designated as a NASDAQ/NMS Security or held of record by more than 2,000 stockholders, or (iii) cash in lieu of fractional shares of stock described in (i) and (ii) above or any combination thereof. New York Bancorp stockholders are not entitled to appraisal rights in connection with the Merger because, as of the New York Bancorp Record Date, the shares of New York Bancorp Common Stock were listed on the NYSE, and because the shares of North Fork Common Stock to be issued in the Merger are shares of the surviving corporation in the Merger and will be listed on the NYSE at the Effective Time, subject to official notice of issuance. In addition, there are more than 2,000 holders of record of North Fork Common Stock.

STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Stock Option Agreement, dated as of October 7, 1997 (the "Stock Option Agreement"), by and between New York Bancorp and North Fork,

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

which is attached hereto as Annex B. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     Execution of the Stock Option Agreement was a condition to North Fork's merger proposal. Pursuant to the Stock Option Agreement, New York Bancorp granted to North Fork an option (the "Option") to purchase up to 4,261,000 shares (the "Option Shares") of New York Bancorp Common Stock (representing approximately 19.9% of the issued and outstanding shares of such New York Bancorp Common Stock without giving effect to the shares that may be issued upon exercise of such option) at an exercise price of $30.50 per share (the "Exercise Price"), subject to the terms and conditions set forth therein.

     The Stock Option Agreement provides that North Fork may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that North Fork shall have sent to New York Bancorp written notice of such exercise within six months following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in New York Bancorp. Any exercise of the Stock Option will be deemed to occur on the date such notice is sent. Notwithstanding anything to the contrary contained in the Stock Option Agreement, the Option may not be exercised at any time when North Fork is in willful breach of any of its covenants or agreements contained in the Merger Agreement under circumstances that would entitle New York Bancorp to terminate the Merger Agreement.

     For purposes of the Stock Option Agreement:

          (a) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after October 7, 1997: (i) New York Bancorp or any subsidiary of New York Bancorp, without North Fork's prior written consent, shall have entered into an agreement to engage in, or the New York Bancorp Board authorizes, recommends or proposes (or publicly announces its intention to take any of the foregoing actions) an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement); (ii) any person, other than North Fork, any subsidiary of North Fork, Patrick E. Malloy, III, Valer and Josiah T. Austin or Findim Investments S.A., acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% of more of the outstanding shares of the New York Bancorp Common Stock or any person other than North Fork or any subsidiary of North Fork shall have commenced (as such term is defined under the rules and regulations of the Commission), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of New York Bancorp Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of New York Bancorp Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); (iii)(A) the holders of New York Bancorp Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or (C) the New York Bancorp Board shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to North Fork, its recommendation that the stockholders of New York Bancorp approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than North Fork or any subsidiary of North Fork shall have
     (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or (iv) after an overture is made by any person other than North Fork or any subsidiary of North Fork to New York Bancorp or its stockholders to engage in an Acquisition Transaction, New York Bancorp shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle

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

     North Fork to terminate the Merger Agreement and shall have not have been cured prior to the date on which North Fork sends notice to New York Bancorp that it wishes to exercise the Option;

          (b) The term "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving New York Bancorp or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries), (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or deposits of New York Bancorp or its significant subsidiaries, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of New York Bancorp; and

          (c) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after October 7, 1997: (i) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of New York Bancorp Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause
     (a)(i), except that the percentage referred to in subclause (iii) of the definition of "Acquisition Transaction" set forth above shall be 25%.

     The Option will expire upon the occurrence of an "Exercise Termination Event," defined as: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by North Fork as a result of New York Bancorp's breach of a covenant set forth in the Merger Agreement (unless the breach by New York Bancorp giving rise to such right of termination is non-volitional); or (iii) twelve months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by North Fork as a result of New York Bancorp's breach of a covenant set forth in the Merger Agreement (unless the breach by New York Bancorp giving rise to such right of termination is non-volitional). In addition, in the event New York Bancorp exercises its right to terminate the Merger Agreement upon execution by New York Bancorp of a definitive agreement relating to a takeover proposal, then immediately upon North Fork's receipt of the repurchase price payable by New York Bancorp in connection with such termination, the Stock Option Agreement will terminate and will become void and of no further force and effect and North Fork will surrender the Stock Option Agreement to New York Bancorp.

     The closing of a purchase of shares pursuant to the Stock Option Agreement is subject to the obtaining of all necessary governmental approvals, provided, however, that if the Option cannot be exercised because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or shall have become permanent and no longer subject to appeal, as the case may be.

     As of the date of this Joint Proxy/Statement Prospectus, to the best knowledge of North Fork and New York Bancorp, no Initial Triggering Event or Subsequent Triggering Event has occurred.

     The number and type of securities subject to the Option and the purchase price of shares will be adjusted for any change in or distribution in respect of the New York Bancorp Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction so as to fully preserve the economic benefits provided under the Stock Option Agreement. The number of shares of New York Bancorp Common Stock subject to the Option will also be adjusted in the event New York Bancorp issues additional shares of New York Bancorp Common Stock such that the number of shares of New York Bancorp Common Stock subject to the Option, together with shares previously purchased pursuant thereto, represents 19.9% of the New York Bancorp Common Stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the Option. In no event will the number of Option Shares for which the Option is exercisable exceed 19.9% of New York Bancorp Common Stock then issued and outstanding, without giving effect to the shares subject to or issuable pursuant to the Option.

     Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the holder or holders of the Option (the "Holder"), delivered prior to an Exercise Termination Event, New York Bancorp (or any successor thereto) will repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds

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

(B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in the Option Agreements), New York Bancorp will repurchase such number of the Option Shares from the Owner as the Owner designates at a price equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

     A "Repurchase Event" will be deemed to have occurred upon (a) the consummation of any merger, consolidation or similar transaction involving New York Bancorp or any purchase, lease or other acquisition of all or a substantial portion of the assets of New York Bancorp (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries) or (b) the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of New York Bancorp Common Stock.

     The term "Market/Offer Price" means the highest of (i) the price per share of New York Bancorp Common Stock at which a Tender Offer or Exchange Offer therefor has been made, (ii) the price per share of New York Bancorp Common Stock to be paid by any third party pursuant to an agreement with New York Bancorp, (iii) the highest closing price for shares of New York Bancorp Common Stock within the six-month period immediately preceding the date the Holder or the Owner, as the case may be, gives notice of the required repurchase of this Option or any Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of New York Bancorp's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of New York Bancorp as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to New York Bancorp, divided by the number of shares of New York Bancorp Common Stock outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to New York Bancorp.

     North Fork may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event, relinquish the Option (together with any Option Shares issued to and then owned by North Fork) to New York Bancorp in exchange for a cash fee equal to the Surrender Price (as defined below), provided, however, that North Fork may not so relinquish the Option or Option Shares in exchange for the Surrender Price if New York Bancorp has repurchased the Option (or any portion thereof) or any Option Shares as set forth above. The "Surrender Price" is defined as an amount equal to $32 million
(i) plus, if applicable, North Fork's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (A) the excess, if any, of (x) the net cash amounts, if any, received by North Fork pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (y) North Fork's purchase price of such Option Shares and (B) the net cash amounts, if any, received by North Fork pursuant to an arms' length sale of a portion of the Option to any unaffiliated party.

     Pursuant to the terms of the Stock Option Agreement, North Fork's "Total Profit" (as hereinafter defined) may not exceed $40 million. If North Fork's Total Profit would exceed such amount, North Fork would be required, at its sole election, to (a) reduce the number of Option Shares subject to the Option, (b) deliver Option Shares to New York Bancorp for cancellation, (c) pay cash to New York Bancorp or (d) any combination of the foregoing so that North Fork's actual realized Total Profit will not exceed $40 million. "Total Profit" is defined to mean the aggregate (before taxes) of (i) any amount received pursuant to New York Bancorp's repurchase of the Option (or any portion thereof) pursuant to the terms of the Stock Option Agreement or the Merger Agreement, (ii) any amount received pursuant to New York Bancorp's repurchase of the Option Shares (less the purchase price of such Option Shares), (iii) any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares), (iv) any amounts received on transfer of the Option or any portion thereof to a third party and (v) any equivalent amounts received with respect to the Substitute Option (as hereinafter defined). In addition, North Fork may not exercise the Option for a number of Option Shares as would, as of the date of such exercise, result in North Fork (if it were immediately to sell such Option Shares, together with all other Option Shares held by North Fork and its affiliates as of such date, at the closing market price of New York

Bancorp Common Stock on the immediately preceding trading day) realizing a net gain in excess of $40 million.

     The Stock Option Agreement provides that neither party may assign any of its rights or obligations thereunder without the written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, North Fork may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part within six months following such Subsequent Triggering Event (subject to extension as described the Stock Option Agreement).

     In the event that, prior to an Exercise Termination Event, New York Bancorp enters into any agreement (i) to merge into or consolidate with any person other than North Fork or one of its subsidiaries such that New York Bancorp is not the surviving corporation, (ii) to permit any person, other than North Fork or one of its subsidiaries, to merge into New York Bancorp and New York Bancorp is the surviving corporation, but, in connection with such merger, the then outstanding shares of New York Bancorp Common Stock are changed into or exchanged for stock or other securities of New York Bancorp or any other person or cash or any other property or the outstanding shares of New York Bancorp Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than North Fork or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option ("the Substitute Option") to purchase securities of either the acquiring person, any person that controls the acquiring person or New York Bancorp (if New York Bancorp is the surviving entity), in all cases at the election of North Fork.

     New York Bancorp has granted North Fork certain registration rights with respect to the Option and any Option Shares. These rights include requiring New York Bancorp to file up to two registration statements under the Securities Act in order to permit the sale or other disposition of the Option and any Option Shares. In addition, in the event that at the time of any request by North Fork for registration, New York Bancorp is in registration with respect to an underwritten public offering of shares of New York Bancorp Common Stock, New York Bancorp will allow North Fork to participate in such registration, subject to certain limitations. In connection with any registration described above, New York Bancorp and North Fork will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

     Certain rights and obligations of the parties under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by North Fork of more than 5% of the outstanding shares of New York Bancorp Common Stock. Accordingly, North Fork has included or will include in its applications with the Federal Reserve Board a request for approval of its right to exercise the Option, including its right to purchase more than 5% of the outstanding shares of New York Bancorp Common Stock. See "-- Regulatory Approvals Required for the Merger."

     Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in New York Bancorp from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for New York Bancorp Common Stock than the price per share implicit in the Exchange Ratio. The acquisition of New York Bancorp or an interest in New York Bancorp, or an agreement to do either, could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring New York Bancorp compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire New York Bancorp than it might otherwise have proposed to pay. Moreover, following consultation with New York Bancorp's independent accountants, the management of New York Bancorp believes that the exercise of the Option is likely to prohibit any acquiror of New York Bancorp from accounting for any acquisition of New York Bancorp using the pooling of interests accounting method for a period of two years. Accordingly, the existence of the Stock Option Agreement may deter significantly, or completely preclude, an acquisition of New York Bancorp by certain other banking organizations.

EXPENSES

     All costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the expenses incurred in connection with printing and mailing this Joint Proxy Statement/Prospectus to the stockholders of North Fork and New York Bancorp, and all filing and other fees paid to the Commission or any other governmental entity in connection with the Merger, the Subsidiary Bank Merger and the other transactions contemplated thereby will be shared equally by North Fork and New York Bancorp.

                 MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF NORTH FORK FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER, (B) THE IMPACT ON REVENUES OF THE MERGER (C) PROJECTED EARNINGS PER SHARE OF THE COMBINED COMPANY, AND (D) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE MERGER. SEE "SUMMARY," "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS AND REVENUE ENHANCEMENTS; PROJECTED EARNINGS PER SHARE" AND "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED WITHIN THE EXPECTED TIME FRAME OR THEREAFTER; (2) REVENUES FOLLOWING THE MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF NORTH FORK AND NEW YORK BANCORP ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE MARKETS IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY REQUIREMENTS OR CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

     Pursuant to the terms of the Merger Agreement, at the Effective Time, North Fork will cause the North Fork Board to be expanded by one member and Mr. Patrick E. Malloy, III, Chairman of the New York Bancorp Board (or any other person designated by the New York Bancorp Board and acceptable to North Fork) will be appointed to fill the new board seat.

CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS AND REVENUE ENHANCEMENTS; PROJECTED EARNINGS PER SHARE

     North Fork expects to achieve significant cost savings subsequent to the Merger. The cost savings are expected to be derived from reductions in personnel, elimination of selected branches located in communities in which both North Fork and New York Bancorp branches are located, the integration of New York

Bancorp's data processing operations with those of North Fork, and the integration of other facilities and back office operations. Further, the separate corporate existence of both New York Bancorp and Home Federal will cease with the consummation of the Merger and the Subsidiary Bank Merger. Consequently, the costs associated with New York Bancorp's operating as a separate publicly held entity will also be eliminated. The aggregate annual pre-tax cost savings to be achieved in connection with the Merger are estimated to be $25 million. Management of North Fork believes that these cost savings will be substantially phased in before the end of the first full quarter following consummation of the Merger. There can be no assurance that all of the potential cost savings will be realized or that they will be realized in the time frame currently estimated or thereafter. Such realization will depend upon, among other things, the regulatory and economic environment, business changes implemented by North Fork management and other factors, certain of which are beyond the control of North Fork. A summary of the expected cost savings are as follows:

                                                                   EXPECTED COST
                                                                      SAVINGS
                                                                   -------------
                                                                        (in
                                                                    thousands)
            Compensation.......................................       $15,000
            Occupancy and Equipment............................         3,500
            Other Operating Expense............................         6,500
                                                                      -------
            Total Expected Pre-tax Cost Savings................       $25,000
                                                                      =======

A merger integration task force consisting of senior management members of North Fork is in the process of refining North Fork's cost estimates and establishing a definitive plan, including a timetable, to achieve the cost savings.

     Following the Subsidiary Bank Merger, North Fork will convert the former operations of Home Federal to a full service commercial bank. As such, North Fork believes, based on its previous experience in acquiring savings banks and branches of savings banks, that revenue enhancement opportunities exist with the offering of commercial bank products to Home Federal's customers and the communities Home Federal serves. These products include but are not limited to a variety of demand deposit accounts, discount brokerage, investment management and trust services, cash management, annuity and mutual fund products and commercial and installment loans to small and midsize businesses. Management of North Fork estimates that revenue enhancements resulting from the Merger could approximate $5.0 million after tax for 1998 and $6.7 million after tax for 1999. The amounts and realization of any additional revenues will depend upon a number of factors including, but not limited to, competition, the economic environment and regulatory requirements, all of which are beyond the control of North Fork.

     Based on the synergies anticipated, North Fork believes that the Merger will result in earnings accretion of approximately $.14 per share in 1998 and approximately $.19 per share in 1999. The table below sets forth in more detail North Fork's estimated 1998 and 1999 earnings per share.

                                                            PRO FORMA        1998           1999
                                                             SHARES       EARNINGS(1)     EARNINGS
                                                            ---------     -----------     --------
                                                               (in thousands, except per share
                                                                           amounts)
North Fork Earnings per Share(2)..........................                 $    1.98      $   2.18
North Fork Base Net Income(2).............................    67,606       $ 133,860      $147,246
New York Bancorp Base Net income(2).......................    27,633(5)    $  51,398      $ 56,538
Cost Savings (after tax)(3)(4)............................                 $  11,438      $ 15,250
Revenue Enhancements (after tax)(3)(4):
  Demand Deposit Generation...............................                 $   2,475      $  3,300
  Additional Service Charge Income........................                     1,500         2,000
  Increase in Other Fee Income............................                     1,050         1,400
                                                                            --------      --------
Projected Revenue Growth..................................                 $   5,025      $  6,700
                                                                            --------      --------
Total Net Income with Projected Cost Savings and Revenue
  Growth..................................................                 $ 201,721      $225,734
                                                                            ========      ========
Projected Earnings per Share..............................    95,239       $    2.12      $   2.37
Projected Accretion in North Fork Earnings per Share......                 $    0.14      $   0.19

---------------
(1) Excludes the effect of the merger and restructuring charge anticipated in the first quarter of 1998.

(2) Based on the mean of IBES analyst projections.

(3) Assumes cost savings and revenue enhancements are phased in 75% and 100% in 1998 and 1999, respectively.

(4) Assumes an effective tax rate of 39%.

(5) Assumes the reissuance of 800,000 shares of New York Bancorp Common Stock immediately prior to the consummation of the Merger. See "THE
    MERGER -- Anticipated Accounting Treatment."

MERGER AND RESTRUCTURING CHARGE

     A non-recurring merger and restructuring charge of approximately $34.4 million, net of income tax, will be incurred upon consummation of the Merger. The restructuring charge includes merger related compensation, severance and employee related expenses, facility and system costs and other merger costs resulting from the Merger. A summary of the estimated merger and restructuring charges follows:

    TYPE OF COST                                                              EXPECTED COSTS
    ------------------------------------------------------------------------  --------------
                                                                              (in thousands)
    Merger Expense..........................................................     $  9,700
    Restructuring Charge:
      Merger Related Compensation and Severance Costs.......................       15,172
      Facility and System Costs.............................................       11,814
      Other Merger Related Costs............................................          890
                                                                                  -------
    Total Pre-Tax Merger and Restructuring Charge...........................       37,576
      Less: Related Tax Benefit.............................................      (12,149)
      Add: State and Local Tax Bad Debt Recapture, Net of Federal Tax
         Benefit............................................................        9,000
                                                                                  -------
    Total After-Tax Merger and Restructuring Charge.........................     $ 34,427
                                                                                  =======

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF
                        NORTH FORK AND NEW YORK BANCORP

           BENEFICIAL OWNERSHIP OF SHARES OF NORTH FORK COMMON STOCK

     Set forth below is certain information concerning beneficial ownership of North Fork Common Stock, as of the North Fork Record Date, by (i) each director of North Fork, (ii) each executive officer of North Fork, and (iii) all executive officers and directors of North Fork as a group. As of the North Fork Record Date there was no person known by the North Fork Board to be the beneficial owner of more than 5% of the outstanding shares of North Fork Common Stock.

                                                                                       PERCENTAGE
                             NAME                               NUMBER OF SHARES   BENEFICIALLY OWNED
--------------------------------------------------------------  ----------------   ------------------
John Adam Kanas(2)............................................      1,569,152                2.33%
John Bohlsen(3)...............................................        568,850                   *
Thomas O'Brien(4).............................................        793,464                   *
Daniel M. Healy(5)............................................        407,056                   *
Allan C. Dickerson(6).........................................         31,734                   *
Lloyd A. Gerard(7)............................................        112,543                   *
James F. Reeve(8).............................................        110,467                   *
James H. Rich, Jr.(9)**.......................................         23,998                   *
George H. Rowsom(10)..........................................         15,857                   *
Kurt R. Schmeller(11).........................................         65,460                   *
Raymond W. Terry, Jr.(12).....................................         72,000                   *
Irvin L. Cherashore...........................................         42,136                   *
All executive officers and directors as a group (12
  persons)(13)................................................      3,812,717                5.66%

---------------
  *  Less than 1%

 **  Retired as of October 21, 1997

 (1) Beneficial ownership of shares, as determined in accordance with applicable Commission rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investments power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. Further, with respect to Messrs. Kanas, Bohlsen and Healy, the number of shares beneficially owned includes shares held in North Fork's 401(k) plan as of December 31, 1996.

 (2) Includes 433,424 shares of restricted stock and options to purchase 582,102 shares previously granted to Mr. Kanas under North Fork's compensatory stock plans, 50,200 shares held by him in joint tenancy with his wife, 41,882 shares held by his wife, and 9,400 shares held by his dependent children.

 (3) Includes 143,266 shares of restricted stock and options to purchase 145,024 shares previously granted to Mr. Bohlsen under North Fork's compensatory stock plans, 1,580 shares held by his wife, and 20,486 shares held by his dependent children.

 (4) Includes 25,000 shares of restricted stock, 179,070 shares held in joint tenancy with his wife, 864 shares in his name as custodian for his sons and options to purchase 105,764 shares of North Fork Common Stock.

 (5) Includes 73,990 shares of restricted stock and options to purchase 202,776 shares previously granted to Mr. Healy under North Fork's compensatory stock options, 6,000 shares held by his wife and 4,000 shares held in his name as custodian for a daughter.

 (6) Includes 15,492 shares held by Mr. Dickerson's wife.

 (7) Includes 3,786 shares held by Mr. Gerard in joint tenancy with his daughter, 2,000 shares held by his wife and 200 shares held by his wife in her capacity as custodian for a granddaughter.

 (8) Includes 36,635 shares held by Mr. Reeve's wife.

 (9) Includes 13,576 shares held by Mr. Rich in joint tenancy with his wife and 300 shares held by his wife.

(10) Includes 2,000 shares held by Mr. Rowsom in joint tenancy with his wife, 614 shares held by his wife and 6,000 shares held by the S.T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

(11) Includes options to purchase 27,496 shares of North Fork Common Stock.

(12) Includes 30,000 shares held by Mr. Terry in joint tenancy with his wife.

(13) Includes 570,680 shares of restricted stock and options to purchase an aggregate of 983,162 shares previously granted to such persons under North Fork's compensatory stock plans.

BENEFICIAL OWNERSHIP OF SHARES OF NEW YORK BANCORP COMMON STOCK

     The following table sets forth the only stockholders known by New York Bancorp to own beneficially or of record more than 5% of New York Bancorp Common Stock and the nature of their stockholdings. This information has been obtained from reports filed pursuant to Sections 13(d) and 13(g) of the Exchange Act. Unless otherwise indicated, each stockholder listed in the table has sole voting and dispositive powers as of the New York Bancorp Record Date with respect to the shares owned beneficially or of record by such person.

                                                                   AMOUNT AND NATURE       PERCENT
                        NAME AND ADDRESS                             OF BENEFICIAL           OF
                       OF BENEFICIAL OWNER                             OWNERSHIP            CLASS
-----------------------------------------------------------------  -----------------       -------
Patrick E. Malloy, III...........................................      3,389,771(1)(2)      15.36%
Michael A. McManus, Jr.
  c/o Malloy Enterprises, Inc.
  Bay Street at the Waterfront
  Sag Harbor, New York 11963
Valer and Josiah T. Austin.......................................      2,530,733(3)         11.82%
  El Coronado Ranch
  Star Route Box 395
  Pearce, Arizona 85625

---------------
(1) Mr. Malloy beneficially owns and has sole power to vote and dispose of 2,803,664 shares. Does not include 117,442 shares held by two separate trusts established for the benefit of Mr. Malloy's children, as to which Mr. Malloy disclaims beneficial ownership. Mr. McManus beneficially owns and has sole power to vote and dispose of 585,943 shares as well as 164 shares held in his name as custodian for his son. Messrs. Malloy and McManus each disclaims beneficial ownership of the shares of New York Bancorp Common Stock beneficially owned by the other.

(2) Includes 389,866 shares which may be acquired by Mr. Malloy and 340,326 shares which may be acquired by Mr. McManus pursuant to New York Bancorp stock option plans through January 1998.

(3) Mr. and Mrs. Austin beneficially own and have shared power to vote and dispose of 2,481,233 shares. Includes 49,500 shares which may be acquired pursuant to currently exercisable options by Mr. Austin pursuant to New York Bancorp stock option plans for Outside Directors. Does not include 27,949 shares of New York Bancorp Common Stock that are beneficially owned by the Clark Family Foundation, Inc. and 7,800 shares of New York Bancorp Common Stock that are beneficially owned by three separate trusts for which Mr. Austin serves as trustee and for which he disclaims beneficial ownership.

     The following table sets forth certain information with respect to the beneficial ownership of New York Bancorp Common Stock of the directors of New York Bancorp, certain executive officers and the directors and current executive officers of New York Bancorp as a group. Unless indicated otherwise, ownership figures are as of the New York Bancorp Record Date, and each indicated person has sole voting and dispositive power over the shares owned beneficially by such person.

                                                                     NUMBER          PERCENTAGE
                              NAME                                 OF SHARES     BENEFICIALLY OWNED
-----------------------------------------------------------------  ----------    ------------------
Patrick E. Malloy, III(1)........................................   2,803,664           12.89%
Josiah T. Austin(1)..............................................   2,530,733           11.82%
Michael A. McManus, Jr.(1).......................................     586,107            2.70%
Stan I. Cohen(2).................................................     257,810            1.20%
John E. D. Grunow, Jr.(3)........................................     109,500               *
Walter E. Ruddy(4)...............................................      43,374               *
Peter D. Goodson.................................................          --              --
Geraldine A. Ferraro(5)..........................................      49,500               *
Gene A. Washington(6)............................................      49,500               *
Robert J. Anrig(7)...............................................      13,491               *
Edward J. Steube(8)..............................................      33,115               *
All executive officers and directors as a group (17
  persons)(9)....................................................   6,596,386           29.36%

---------------
 *  Less than 1%

(1) See first table in "-- Beneficial Ownership of Shares of New York Bancorp Common Stock."

(2) Includes 138,858 shares which may be acquired pursuant to New York Bancorp stock option plans through January 1998.

(3) Includes 49,500 shares which may be acquired pursuant to presently exercisable stock options under the New York Bancorp stock option plan for Outside Directors.

(4) Does not include 18,546 shares owned by Mr. Ruddy's wife and 7,380 shares held by Mr. Ruddy's children and grandchildren as to all of which Mr. Ruddy disclaims beneficial ownership.

(5) Includes 36,166 shares which may be acquired pursuant to presently exercisable stock options under the New York Bancorp stock option plan for Outside Directors.

(6) Represents shares which may be acquired pursuant to presently exercisable stock options under the New York Bancorp stock option plan for Outside Directors.

(7) Includes 7,333 shares which may be acquired pursuant to presently exercisable options under New York Bancorp stock option plans through January 1998. Options to acquire an additional 2,556 shares will vest in February 1998.

(8) Includes 8,667 shares which may be acquired pursuant to New York Bancorp stock option plans through January 1998. Options to acquire an additional 3,111 shares will vest in February 1998.

(9) Includes options to purchase 1,130,066 shares of New York Bancorp Common Stock. Options to acquire an additional 19,666 shares will vest in February 1998.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     North Fork is a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHC Act. As a bank holding company, North Fork's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and North Fork may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

     North Fork Bank, as a New York-chartered FDIC insured depository institution, is subject to the supervision, regulation, and examination of the Banking Department and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of North Fork Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of North Fork Bank. The deposits of North Fork Bank are insured up to applicable limits by the FDIC.

     Supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

     The following description summarizes some of the laws to which North Fork, North Fork Bank, New York Bancorp and Home Federal are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

PAYMENT OF DIVIDENDS

     North Fork is a legal entity separate and distinct from its subsidiaries. The principle source of North Fork's cash revenues is dividends from North Fork Bank and there are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding company.

     Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies.

     Among other things, dividends from a New York-chartered bank, such as North Fork Bank, are limited by the regulations of the Banking Department to an amount equal to the bank's net profits for the current year plus its prior two years' retained net profits, less any required transfer to surplus or a fund for the retirement of any preferred stock. In addition, Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

     The relevant federal and state regulatory agencies also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of North Fork Bank, be deemed to constitute such an unsafe or unsound practice.

     In addition, the provisions of the Note Purchase Agreement, between North Fork and Allstate Life Insurance Company (the "Note Purchase Agreement"), impose certain limitations on the payment of dividends by North Fork. As of September 30, 1997 (after giving effect to the dividend declared on the North Fork Common Stock on September 23, 1997 of $.15 per share), North Fork's dividend capability under the Note Purchase Agreement was $17.7 million. North Fork's dividend capability under the Note Purchase Agreement will increase by an amount equal to the sum of 30% of the cumulative Consolidated Net Income (as defined therein) for North Fork plus the net cash proceeds to North Fork from the issuance of any common stock, and will decrease by, among other things, an amount equal to a specified percentage of the purchase price of certain Restricted Assets (as defined therein). North Fork's dividend payout ratio for the year ended December 31, 1996 and for the nine-month period ended September 30, 1997 was 36% and 33%, respectively. While there can be no assurance as to the future payment of dividends on the North Fork Common Stock, North Fork does not currently expect the provisions of the Note Purchase Agreement to impede North Fork's ability to pay future dividends in accordance with past practice.

TRANSACTIONS WITH AFFILIATES

     North Fork Bank is subject to restrictions under federal law which limit certain transactions with North Fork and its nonbanking subsidiaries; including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to ten percent of a bank's capital and surplus and, with all affiliates together, to an aggregate of twenty percent of such bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to North Fork, must be on terms and conditions that are or in good faith would be offered to nonaffiliated companies.

HOLDING COMPANY LIABILITY

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

PROMPT CORRECTIVE ACTION

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

     The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things: prohibiting the payment of principal and interest on subordinated debt; prohibiting the holding company from making distributions without prior regulatory approval; placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; and in the most severe cases, appointing a conservator or receiver for the institution. A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of September 30, 1997, North Fork Bank exceeded the required capital ratios for classification as "well capitalized." See "-- Capital Adequacy."

CAPITAL ADEQUACY

                     RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                                               RISK-BASED RATIOS
                                                              -------------------
                                                              TIER I       TOTAL      LEVERAGE
                    AS OF SEPTEMBER 30, 1997                  CAPITAL     CAPITAL     RATIO(1)
    --------------------------------------------------------  -------     -------     --------
    North Fork(2)...........................................    14.34%      15.59%       8.38%
    North Fork Bank.........................................    11.67       12.92        6.66
    New York Bancorp(3).....................................    10.76       11.94        5.18
    Home Federal............................................    10.65       11.83        5.11
    Minimum required ratio..................................      4.0%        8.0%        3.0%
    "Well capitalized" minimum ratio........................      6.0%       10.0%        5.0%

---------------
(1) For all but the most highly-rated bank holding companies and banks, the leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

(2) On December 10, 1997, North Fork issued through Capital Trust II $100 million of Capital Securities II and received proceeds of $99.6 million. Issuance costs, consisting principally of underwriting discounts and professional fees of approximately $1.4 million, will be paid by North Fork. Capital Trust II was formed on November 14, 1997, with an initial capitalization in common stock of approximately $3.1 million and for the exclusive purpose of issuing the Capital Securities II and using the proceeds thereof to acquire Debt Securities issued by North Fork. The Debt Securities are due at maturity on December 15, 2027, are non-callable, in whole or in part, prior to December 15, 2007, except in certain circumstances, but, may be redeemed at any time thereafter, in whole or part, at declining premiums to maturity. The Capital Securities II are subject to redemption contemporaneously with the redemption of the Debt Securities. Capital Securities II qualify as Tier I Capital for regulatory capital purposes. See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" included elsewhere herein for the effect the issuance of the Capital Securities II would have upon the pro forma combined financial statements and the related regulatory capital ratios assuming the foregoing issuance occurred as of September 30, 1997.

(3) New York Bancorp, as a unitary thrift holding company, is not subject to any minimum required risk-based and leverage ratios.

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8 percent. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items ("Tier 1 capital"). The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain require-ments, as well as a limited amount of reserves for loan losses ("Tier 2 capital"). The Federal Reserve has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3 percent of average total consolidated assets.

     The FDIC has also established risk-based and leverage capital guidelines which state non-members banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for North Fork, North Fork Bank, New York Bancorp and Home Federal are provided in the chart above.

     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions. The compliance by affected institutions with the market rate adjustment is not mandatory until 1998.

     The federal banking agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     As discussed below under "Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership.

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

     The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject North Fork, North Fork Bank, New York Bancorp, Home Federal, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

FDIC INSURANCE ASSESSMENTS

     The deposits of North Fork Bank are primarily insured by the Bank Insurance Fund (the "BIF") of the FDIC to the extent provided by law. In addition, certain deposits of North Fork Bank that are related to the bank's prior acquisitions of a savings association and branches of a federal savings bank are insured by the FDIC's Savings Association Insurance Fund (the "SAIF").

     The FDIC has adopted a risk-based assessment system under which the assessment rate for an insured depository institution varies according to the level of risk involved in its activities. Under this risk based insurance system, BIF-insured deposits are assessed at a rate of between 0 to 27 cents per $100 of eligible deposits. Until recently, SAIF-deposits generally were assessed at a rate above that assessed on BIF-insured deposits.

     In response to concerns that the insurance premium disparity between BIF- and SAIF-insured deposits would have a negative effect on SAIF-insured institutions and the SAIF, Congress recently passed legislation that was signed by the President on September 30, 1997 that, among other things, imposed a special one-time assessment on SAIF member institutions to recapitalize the SAIF. The new legislation also spread the obligations for payment of the Financing Corporation ("FICO") bonds across all SAIF and BIF members. BIF deposits are currently assessed a FICO payment of 1.3 basis points, while SAIF deposits are assessed a FICO payment of 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The legislation specified that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time. FICO payments are to be paid directly by SAIF and BIF institutions in addition to deposit insurance assessments.

     In addition, the FDIC has lowered the rates on SAIF-assessable deposits to a rate ranging from 0 to 27 cents per $100 of eligible deposits. Future SAIF assessment rates are expected to depend primarily on the rate of any new losses from the SAIF. Under the recent legislation, however, the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates.

CONTROL ACQUISITIONS

     The Change in Bank Control Act (the "CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as North Fork, would, under the circumstances set forth in the presumption, constitute acquisition of control of North Fork.

     In addition, any company is required to obtain the approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of North Fork, or otherwise obtaining control or a "controlling influence" over North Fork.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, effective June 1, 1997, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution have passed legislation prior to that date that expressly prohibits interstate mergers. De novo interstate branching is permitted if the laws of the host state so authorizes.

FUTURE LEGISLATION

     Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of North Fork and its subsidiaries in substantial and unpredictable ways. North Fork cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of North Fork or its subsidiaries.

                    DESCRIPTION OF NORTH FORK CAPITAL STOCK

GENERAL

     The authorized capital stock of North Fork consists of 200,000,000 shares of North Fork Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("North Fork Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the North Fork Board determines. As of the North Fork Record Date, 67,418,033 shares of North Fork Common Stock (including 57,696 shares of treasury stock) and no shares of North Fork Preferred Stock had been issued.

     As of October 7, 1997, approximately 1,808,702 shares of North Fork Common Stock had been reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans and, 837,968 shares of North Fork Common Stock were reserved for issuance pursuant to North Fork's dividend reinvestment and stock purchase plans and 401(k) plan. In addition, 2,000,000 shares of a series of North Fork Preferred Stock designated as Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Preferred"), were reserved for issuance as provided in the Rights Plan described below.

     The following description contains a summary of all the material features of the capital stock of North Fork but does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporate Law (the "DGCL") and is qualified in its entirety by reference to the Certificate of Incorporation of North Fork (the "North Fork Certificate"), and the terms of the Rights Agreement (the "North Fork Rights Agreement"), between North Fork and North Fork Bank, as Rights Agent, dated as of February 28, 1989, described below.

COMMON STOCK

     The outstanding shares of North Fork Common Stock are fully paid and nonassessable. Holders of North Fork Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and have no preemptive rights. Holders of North Fork Common Stock are not entitled to cumulative voting rights with respect to the election of directors. The North Fork Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     Subject to the preferences applicable to any shares of North Fork Preferred Stock outstanding at the time, holders of North Fork Common Stock are entitled to dividends when and as declared by the North Fork Board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

     The North Fork Certificate and North Fork's Bylaws provide that the North Fork Board is to be divided into three classes which shall be as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of North Fork are elected at each annual meeting of the stockholders. In addition, North Fork's Bylaws provide that the power to fill vacancies is vested in the North Fork Board. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of North Fork through an increase in the number of directors on the North Fork Board and the election of designated nominees to fill such newly created vacancies.

RIGHTS PLAN

     On February 28, 1989, the North Fork Board declared a dividend distribution of one right (a "Right") for each outstanding share of North Fork Common Stock to stockholders of record at the close of business on March 13, 1989. Each Right entitles the registered holder to purchase from North Fork a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred at a Purchase Price of $70 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the North Fork Rights Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the North Fork Rights Agreement.

     Initially, the Rights will be attached to all North Fork Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the North Fork Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of North Fork Common Stock (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of North Fork Common Stock or (iii) 10 days after the North Fork Board determines that any person, alone or together with its affiliates and associates, has become the Beneficial Owner of an amount of North Fork Common Stock which such directors determine to be substantial (which amount shall in no event be less than 10% of the shares of North Fork Common Stock outstanding) and such directors, after reasonable inquiry and investigation, including consultation with such persons as such directors shall seem appropriate, shall determine that (a) such beneficial ownership by such person is intended to cause North Fork to repurchase the North Fork Common Stock beneficially owned by such person or to cause pressure on North Fork to take action or enter into a transaction or series of transactions intended to provide such person with financial gain under circumstances where the North Fork Board determines that the best interests of North Fork and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of North Fork's ability to maintain its competitive position) on the business or prospects of North Fork (any such person being referred to herein and in the North Fork Rights Agreement as an "Adverse Person"). Pursuant to the North Fork Rights Agreement, North Fork reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 13, 1999, unless earlier redeemed by North Fork as described below.

     In the event that (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of North Fork Common Stock (except pursuant to an offer for all outstanding shares of North Fork Common Stock which the independent directors determine to be fair to and otherwise in the best interests of North Fork and its stockholders) or (ii) the North Fork Board determines that a person is an Adverse Person (any of such events being referred to herein as a "Flip-in Event"), each holder of a Right will thereafter have the right to receive, upon exercise, North Fork Common Stock (or, in certain circumstances, cash, property or other securities of North Fork) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by North Fork as set forth below.

     In the event that, at any time following the Stock Acquisition Date or the date on which the North Fork Board determines that a person is an Adverse Person, (i) North Fork is acquired in a merger or other business combination transaction in which North Fork is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of North Fork's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

     The Purchase Price payable, and the number of Units of Series A Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred, (ii) if holders of the Series A Preferred are granted certain rights or warrants to subscribe for Series A Preferred or convertible securities at less than the current market price of the Series A Preferred, or
(iii) upon the
distribution to holders of the Series A Preferred of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred on the last trading date prior to the date of exercise.

     In general, at any time until ten days following the Stock Acquisition Date, North Fork may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, North Fork Common Stock or other consideration deemed appropriate by the North Fork Board). Under certain circumstances set forth in the North Fork Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (as defined below). North Fork may not redeem the Rights if the North Fork Board has previously declared a person to be an Adverse Person. Immediately upon the action of the North Fork Board ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     The term "Continuing Directors" means any member of the North Fork Board who was a member of the North Fork Board prior to the date of the North Fork Rights Agreement, and any person who is subsequently elected to the North Fork Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, an Adverse Person, or an affiliate or associate of an Acquiring Person or an Adverse Person, or any representative of the foregoing entities.

     At any time after the occurrence of a Flip-in Event, the North Fork Board may exchange the Rights (other than Rights owned by an Acquiring Person or an Adverse Person, which have become void), in whole or in part, at any exchange ratio of one share of North Fork Common Stock per Right, subject to adjustment.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of North Fork, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of North Fork or to North Fork, stockholders of North Fork may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for North Fork Common Stock (or other consideration) of North Fork or for common stock of the acquiring company as set forth above, or are exchanged as provided in the preceding paragraph.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the North Fork Rights Agreement may be amended by the North Fork Board prior to the Distribution Date. After the Distribution Date, the provisions of the North Fork Rights Agreement may be amended by the North Fork Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the North Fork Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire North Fork in a manner which causes the Rights to become discount Rights unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of North Fork and its stockholders as determined by the North Fork Board or willing to negotiate with the North Fork Board. The Rights should not interfere with any merger or other business combination approved by the North Fork Board since the North Fork Board may, at its option, at any time until ten days following the Stock Acquisition Date (unless the North Fork Board has previously declared a person to be an Adverse Person), redeem all but not less than all the then outstanding Rights at the redemption price.

                        COMPARISON OF STOCKHOLDER RIGHTS

     North Fork and New York Bancorp are incorporated under the laws of the State of Delaware. If the merger is consummated, the holders of New York Bancorp Common Stock, whose rights as stockholders are currently governed by the DGCL, the New York Bancorp Restated Certificate of Incorporation (the "New York Bancorp Certificate") and the Amended and Restated Bylaws of New York Bancorp (the "New York Bancorp Bylaws") will, upon the exchange of their New York Bancorp Common Stock pursuant to the Merger Agreement, become holders of shares of North Fork Common Stock, and their rights as such will be governed by the DGCL, the North Fork Certificate and the bylaws of North Fork (the "North Fork Bylaws"). The material differences between the rights of holders of New York Bancorp Common Stock and the rights of holders of North Fork Common Stock, resulting from the differences in their governing documents, are summarized below.

     The following summary does not purport to be a complete statement of the rights of holders of North Fork Common Stock under applicable Delaware laws, the North Fork Certificate and the North Fork Bylaws or the rights of the holders of New York Bancorp Common Stock under applicable Delaware laws, the New York Bancorp Certificate and the New York Bancorp Bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of North Fork (including the North Fork Rights Agreement) and the governing corporate instruments of New York Bancorp, to which the holders of New York Bancorp Common Stock are referred. Copies of such governing corporate instruments of North Fork and New York Bancorp are available, without charge, to any person, including any beneficial owner to whom this Joint Proxy Statement/Prospectus is delivered, by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

STOCKHOLDER ACTION BY WRITTEN CONSENT

     North Fork. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The North Fork Certificate does not contain any provision to the contrary.

     New York Bancorp. The New York Bancorp Certificate states that any action required or permitted to be taken by the stockholders of New York Bancorp must be effected at a duly called annual or special meeting of stockholders and may not be effected by such stockholders by written consent.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

     North Fork. The North Fork Bylaws establish procedures that must be followed for stockholders to nominate individuals to the North Fork Board or to propose business at an annual meeting of stockholders.

     In order to nominate individuals to the North Fork Board, a stockholder must provide timely notice of such nomination in writing to the Secretary of North Fork. A stockholder's notice must set forth (a) as to each person whom the stockholder proposed to nominate for election as a director (i) the name, age, business address and residence address of each person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of North Fork held by the person and (iv) any other information relating to the person that is required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving such notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of North Fork which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     In order to properly propose that an item of business come before the annual meeting of stockholders, a stockholder must provide timely notice in writing to the Secretary of North Fork, which notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address, class and number of shares of North Fork capital stock beneficially owned by the stockholder giving such notice, (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     To be timely, a stockholder's notice of a nominee or proposed item of business to the Secretary must be delivered to or mailed and received at the principal executive offices of North Fork not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

     New York Bancorp. The New York Bancorp Bylaws establish similar procedures that must be followed for stockholders to nominate individuals to the New York Bancorp Board or to propose business at the annual meeting of stockholders. The information required to be furnished by a New York Bancorp stockholder in order to advance nominations to the New York Bancorp Board or to propose items of business for consideration at an annual meeting of stockholders is not materially different from that required to be furnished pursuant to the North Fork Bylaws; however, the time requirements under the New York Bancorp Bylaws are different. Under the New York Bancorp Bylaws, in order to be timely, notice must be delivered to and received by New York Bancorp not less than 30 days prior to the meeting at which directors are to be elected or the proposed business is to be conducted, or, if New York Bancorp gives less than 40 days' notice or prior public disclosure of the meeting date, then notice by the stockholder must be received by the close of business on the 10th day following the date on which notice of the meeting was mailed to stockholders or such public disclosure was made.

BUSINESS COMBINATIONS INVOLVING INTERESTED STOCKHOLDERS

     North Fork. Section 203 the DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the stockholder became "interested," the business combination received the approval of both the corporation's directors and two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. North Fork has not adopted any such amendment.

     New York Bancorp. As a Delaware corporation, New York Bancorp is also subject to Section 203 of the DGCL and has not opted out of such statute through an amendment to its governing documents.

     In addition, the New York Bancorp Certificate provides that any Business Combination (as defined herein) involving New York Bancorp and any New York Bancorp Interested Stockholder (as defined herein) must be approved by the holders of at least 80% of the voting power (the "80% Voting Requirement") of the then outstanding New York Bancorp capital stock entitled to vote generally in the election of directors (the "New York Bancorp Voting Stock"), voting together as a single class. The 80% Voting Requirement will not apply to a Business Combination if either (i) the Business Combination has been approved by a majority of the Disinterested Directors (defined generally to include any director on the New York Bancorp Board who is unaffiliated with the New York Bancorp Interested Stockholder and who either was a director immediately prior to the time the New York Bancorp Interested Stockholder became such or was recommended or elected to succeed such a Disinterested Director by a majority of the New York Bancorp Disinterested Directors), or (ii) certain "fair price" and other criteria are met. In the event that the 80% Voting Requirement is not required, the Business Combination will only require approval by the affirmative vote of holders of a majority of the outstanding shares of New York Bancorp Voting Stock.

     As defined in the New York Bancorp Certificate, a Business Combination includes, among other things, (i) any merger or consolidation of New York Bancorp or any subsidiary with any New York Bancorp Interested Stockholder or any other corporation which is or after such merger or consolidation would be, an affiliate of a New York Bancorp Interested Stockholder, (ii) any sale or other disposition by New York Bancorp of assets having a value of 25% or more of the combined assets of New York Bancorp and its subsidiaries to a New York Bancorp Interested Stockholder or any affiliate thereof, (iii) the issuance or transfer by New York Bancorp or any subsidiary of any securities of New York Bancorp or any subsidiary to any New York Bancorp Interested Stockholder or any affiliate thereof in exchange for cash, securities, or other property having an aggregate fair market value equaling or exceeding 25% of the combined assets of New York Bancorp and its subsidiaries, (iv) the adoption of any plan or proposal for the liquidation or dissolution of New York Bancorp proposed by or on behalf of a New York Bancorp Interested Stockholder or any affiliate thereof or (v) any transaction that has the effect of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of New York Bancorp or any subsidiary that is directly or indirectly owned by a New York Bancorp Interested Stockholder or any affiliate thereof.

     As defined in the New York Bancorp Certificate, a New York Bancorp Interested Stockholder is generally defined as any person (other than New York Bancorp or any holding company or subsidiary thereof) who or which: (1) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding New York Bancorp Voting Stock, (2) is an affiliate of New York Bancorp and at any time within the two year period immediately prior to the date in question was the beneficial owner of 10% or more of the outstanding New York Bancorp Voting Stock, or (3) is an assignee of or has otherwise succeeded to any shares of New York Bancorp Voting Stock which were at any time within the two year period immediately prior to the date in question beneficially owned by any New York Bancorp Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction not involving a public offering as defined in the Securities Act.

REMOVAL OF DIRECTORS

     North Fork. The DGCL provides that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified (as is the North Fork Board), stockholders may remove a director only for cause by a vote of the majority of the then-outstanding shares of the corporation entitled to vote thereon. Further, stockholders may not remove a director without cause. The North Fork Certificate does not contain any provision concerning the removal of directors.

     New York Bancorp. The New York Bancorp Board, like the North Fork Board, is classified. The New York Bancorp Certificate provides that any director of New York Bancorp, or the entire New York Bancorp Board, may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the New York Bancorp Voting Stock, voting together as a single class. The New York Bancorp

Certificate defines "cause" as a breach of fiduciary duty involving personal dishonesty, intentional failure to perform stated duties as a director which results in substantial loss to New York Bancorp or willful violation of any law, rule, regulation or final cease and desist order which results in substantial loss to New York Bancorp.

CONSIDERATION OF OTHER CONSTITUENCIES

     North Fork. The North Fork Certificate does not contain any provision specifically authorizing or requiring the North Fork Board of Directors to consider the interests of any constituencies of North Fork other than its stockholders in considering whether to approve or oppose any corporate action, including without limitation any proposal to acquire North Fork by means of a merger, tender offer or similar business combination. However, pursuant to case law interpreting the provisions of the DGCL, the board of directors of a Delaware corporation such as North Fork generally may consider the impact of such a proposal on North Fork's other constituencies, provided that doing so bears some reasonable relationship to general stockholder interests.

     New York Bancorp. The New York Bancorp Certificate provides that when evaluating any offer of another person to (i) make a tender or exchange offer for any equity security of New York Bancorp, (ii) merge or consolidate New York Bancorp with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of New York Bancorp, the New York Bancorp Board shall, in connection with the exercise of its judgment in determining what is in the best interest of New York Bancorp and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of the offer on the current and future customers and employees of New York Bancorp and its subsidiaries, on the communities in which New York Bancorp and its subsidiaries operate, on the ability of New York Bancorp to fulfill its objectives as a bank holding company and on the ability of Home Federal to fulfill the objectives of a federally-chartered stock form savings bank under applicable statues and regulations.

PERSONAL LIABILITY OF DIRECTORS

     North Fork. The North Fork Certificate provides, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in the DGCL, as it exists or may hereafter be amended, that the personal liability of each of its directors to North Fork or its stockholders for monetary damages for breach of his fiduciary duty as a director is limited to $25,000 per occurrence. The DGCL allows a corporation, through its certificate of incorporation, to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty. However, this provision excludes any limitation on liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

     New York Bancorp. The New York Bancorp Certificate limits the personal liability of a director of New York Bancorp for monetary damages for a breach of fiduciary duty as to the fullest extent permitted by the DGCL.

RIGHTS PLANS

     North Fork. On February 28, 1989, the North Fork Board of Directors declared a dividend distribution of one right for each outstanding share of North Fork Common Stock to stockholders of record at the close of business on March 13, 1989. For a description of the Rights and the related North Fork Rights Agreement, see "DESCRIPTION OF NORTH FORK CAPITAL STOCK -- Rights Plans."

     New York Bancorp. The New York Bancorp Board has not adopted a shareholder rights plan.

AMENDMENT OF BY-LAWS

     North Fork. The DGCL provides that the stockholders have the power to adopt, amend, or repeal the Bylaws of a corporation, subject to any limitations provided in the Certificate of Incorporation. There are no such limitations in the North Fork Certificate and accordingly, the North Fork Bylaws may be amended by a majority of the then-outstanding shares of North Fork capital stock present and voting at a meeting at which a quorum is present.

     New York Bancorp. The New York Bancorp Certificate provides that the New York Bancorp Board is empowered to adopt, amend or repeal the New York Bancorp Bylaws, by a vote of the majority of the total number of authorized directors (regardless of any vacancies existing at such time). The New York Bancorp Certificate further provides that New York Bancorp's stockholders may adopt, amend or repeal the New York Bancorp Bylaws, by the affirmative vote of the holders of at least 80% of the New York Bancorp Voting Stock, voting together as a single class.

AMENDMENT OF CERTIFICATE

     North Fork. The DGCL provides that amendments to a corporation's certificate of incorporation generally require a resolution by the corporation's board of directors setting forth the amendment proposed and declaring its advisability and the affirmative vote of the holders of a majority of the corporation's outstanding stock entitled to vote thereon. The North Fork Certificate contains no further provisions concerning the amendment of the North Fork Certificate.

     New York Bancorp. The New York Bancorp Certificate provides that, in addition to the requirements imposed by the DGCL and discussed above, the affirmative vote of the holders of at least 80% of the New York Bancorp Voting Stock, voting together as a single class, shall be required to amend or repeal those provisions of the New York Bancorp Certificate relating to, among other things, (i) the amendment of any provisions of the New York Bancorp Certificate or the New York Bancorp Bylaws, (ii) the prohibition on stockholder action by written consent, (iii) the persons authorized to call special meetings of stockholders, (iv) the classification of the New York Bancorp Board and the election and removal of directors, (v) the requirements for authorization of a Business Combination or (vi) the indemnification of New York Bancorp's directors and officers.

SPECIAL MEETING OF STOCKHOLDERS

     North Fork. Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the North Fork Bylaws, special meetings of North Fork stockholders may be called by the North Fork Board, by the Chairman or by the President.

     New York Bancorp. Under the New York Bancorp Certificate and the New York Bancorp Bylaws, special meetings of New York Bancorp stockholders may be called by the New York Bancorp Board pursuant to a resolution adopted by a majority of the total number of authorized directors (regardless of any vacancies existing at such time).

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following pro forma condensed combined financial statements set forth certain selected condensed financial information for North Fork, Branford and New York Bancorp on an unaudited combined basis. The Pro Forma Condensed Combined Balance Sheets give effect to the Merger and the Branford Merger as if such transactions had become effective as of September 30, 1997. The Pro Forma Condensed Combined Statements of Income give effect to the Merger and Branford Merger as if the Merger had become effective as of the first day of the periods for which information is presented and the Branford Merger had become effective as of January 1, 1996. The pro forma information assumes that the Merger is accounted for using the pooling of interests method of accounting (See "THE MERGER -- Anticipated Accounting Treatment") and the Branford Merger is accounted for under the purchase method of accounting. New York Bancorp's annual reporting periods are as of and for the year ended September 30, whereas North Fork and Branford utilize a calendar year basis. All consolidated financial results for prior full year periods combine the results of operation of the entities indicated utilizing their respective reporting periods. New York Bancorp financial results for the nine months ended September 30, 1997 have been conformed to the calendar year reporting period of North Fork and Branford. These statements should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of North Fork and New York Bancorp incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The pro forma condensed combined financial statements do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the Merger (see "MANAGEMENT AND OPERATIONS FOLLOWING THE
MERGER -- Consolidation of Operations; Projected Cost Savings and Revenue Enhancements; Projected Earnings Per Share") or the Branford Merger, and do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that would have occurred had the relevant transaction(s) been consummated on September 30, 1997 or at the beginning of the periods indicated.

            NORTH FORK BANCORPORATION, INC. -- NEW YORK BANCORP INC.
                      COMBINED WITH BRANFORD SAVINGS BANK

                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                               SEPTEMBER 30, 1997
                             (Dollars in thousands)

                                                                          NORTH FORK/                                ALL COMBINED
                                                        PRO FORMA          BRANFORD      NEW YORK     PRO FORMA      TRANSACTIONS
                               NORTH FORK   BRANFORD   ADJUSTMENTS         PRO FORMA     BANCORP     ADJUSTMENTS      PRO FORMA
                               ----------   --------   -----------        -----------   ----------   -----------     ------------
ASSETS
Cash and Due from Banks......  $ 106,760    $ 4,237      $(2,710)(1)      $  108,287    $   26,305           --      $   134,592
Federal Funds Sold...........     35,000      9,875           --              44,875            --           --           44,875
Securities:
  Available-for-Sale.........  1,633,737      5,132           --           1,638,869       495,910    $  26,400(4)     2,161,179
  Held-to-Maturity...........  1,166,329     42,661           --           1,208,990       644,840           --        1,853,830
                               ----------   --------    --------          ----------    ----------    ---------      -----------
  Total Securities...........  2,800,066     47,793            0           2,847,859     1,140,750       26,400        4,015,009
                               ----------   --------    --------          ----------    ----------    ---------      -----------
Loans, net of Unearned Income
  and Fees...................  3,509,722    120,971           --           3,630,693     2,039,111           --        5,669,804
Allowance for Loan Losses....     54,611      3,740           --              58,351        18,695           --           77,046
                               ----------   --------    --------          ----------    ----------    ---------      -----------
Net Loans....................  3,455,111    117,231            0           3,572,342     2,020,416            0        5,592,758
                               ----------   --------    --------          ----------    ----------    ---------      -----------
Premises and Equipment,
  Net........................     63,717      1,893           --              65,610        12,711           --           78,321
Accrued Interest
  Receivable.................     45,649      1,272           --              46,921        21,590           --           68,511
Intangibles..................     76,692         --       27,434(1)(2)(3)    104,126            --           --          104,126
Other Real Estate............      5,499        110           --               5,609         1,363           --            6,972
Other Assets.................     27,126        457        2,052(3)           29,635        21,065        3,149(5)        53,849
                               ----------   --------    --------          ----------    ----------    ---------      -----------
        Total Assets.........  $6,615,620   $182,868     $26,776          $6,825,264    $3,244,200    $  29,549      $10,099,013
                               ==========   ========    ========          ==========    ==========    =========      ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Demand Deposits..............  $ 836,020    $10,753           --          $  846,773    $   42,808           --      $   889,581
Savings N.O.W. and Money
  Market Deposits............  1,895,804     62,749           --           1,958,553     1,000,873           --        2,959,426
Time Deposits................  1,726,825     88,162           --           1,814,987       657,067           --        2,472,054
                               ----------   --------    --------          ----------    ----------    ---------      -----------
        Total Deposits.......  4,458,649    161,664            0           4,620,313     1,700,748            0        6,321,061
                               ----------   --------    --------          ----------    ----------    ---------      -----------
Federal Funds Purchased and
  Securities Sold under
  Agreements to Repurchase...  1,331,024         --           --           1,331,024       840,331           --        2,171,355
Other Borrowings.............     85,000      2,000           --              87,000       413,600           --          500,600
Accrued Expenses and Other
  Liabilities................    103,020      1,592        5,878(3)          110,490       120,458       37,576(5)       268,524
                               ----------   --------    --------          ----------    ----------    ---------      -----------
        Total Liabilities....  $5,977,693   $165,256     $ 5,878          $6,148,827    $3,075,137    $  37,576      $ 9,261,540
                               ----------   --------    --------          ----------    ----------    ---------      -----------
Company-Obligated Mandatorily
  Redeemable Capital
  Securities of Subsidiary
  Trust......................     99,646         --           --              99,646            --           --           99,646
STOCKHOLDERS' EQUITY
Preferred Stock..............         --         --           --                  --            --           --               --
Common Stock.................    165,111      1,557        1,652(1)          168,320           295       65,508(4)       234,123
Additional Paid in Capital...    109,640     31,227        4,074(1)          144,941        66,495     (120,200)(4)       91,236
Retained Earnings............    263,931    (15,185)      15,185(1)          263,931       181,851      (34,427)(5)      411,355
Unrealized Gain on Securities
  Available-for-Sale, net of
  taxes......................     13,476         13          (13)(1)          13,476         1,514           --           14,990
Deferred Compensation........    (13,009)        --           --             (13,009)           --           --          (13,009)
Treasury Stock...............       (868)        --           --                (868)      (81,092)      81,092(4)          (868)
                               ----------   --------    --------          ----------    ----------    ---------      -----------
        Total Stockholders'
          Equity.............    538,281     17,612       20,898             576,791       169,063       (8,027)         737,827
                               ----------   --------    --------          ----------    ----------    ---------      -----------
        Total Liabilities and
          Stockholders'
          Equity.............  $6,615,620   $182,868     $26,776          $6,825,264    $3,244,200    $  29,549      $10,099,013
                               ==========   ========    ========          ==========    ==========    =========      ===========

                                                                                                                     ALL COMBINED
                                                                                                        NEW YORK     TRANSACTIONS
                              SELECTED CAPITAL RATIOS(9)                                 NORTH FORK     BANCORP       PRO FORMA
                                                                                         ----------     --------     ------------
Tier 1 Capital Ratio...................................................................     14.34%        10.76%         13.01%
Risk Adjusted Capital Ratio............................................................     15.59         11.94          14.24
Leverage Ratio.........................................................................      8.38          5.18           7.23

 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

            NORTH FORK BANCORPORATION, INC. -- NEW YORK BANCORP INC.
                      COMBINED WITH BRANFORD SAVINGS BANK

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (in thousands, except per share amounts)

                                                                                                ALL COMBINED
                                                         PRO FORMA      NORTH FORK   NEW YORK   TRANSACTIONS
                                NORTH FORK   BRANFORD   ADJUSTMENTS     PRO FORMA    BANCORP     PRO FORMA
                                ----------   --------   -----------     ----------   --------   ------------
Interest Income...............   $359,458    $ 10,496                    $369,954    $183,432     $553,386
Interest Expense..............    151,977       4,621                     156,598      93,095      249,693
                                 --------     -------     -------        --------    --------     --------
Net Interest Income...........    207,481       5,875          --         213,356      90,337      303,693
Provision for Loan Losses.....      4,500         200                       4,700       1,800        6,500
                                 --------     -------     -------        --------    --------     --------
Net Interest Income after
  Provision for Loan Losses...    202,981       5,675          --         208,656      88,537      297,193
Non-Interest Income...........     26,032         418                      26,450      13,646       40,096
Net Securities Gains..........      2,273          --                       2,273       2,259        4,532
Other Real Estate Expense.....        163          98                         261         655          916
Non-Interest Expense..........     91,174       4,446     $ 1,372(2)       96,992      37,890      134,882
                                 --------     -------     -------        --------    --------     --------
Income before Income Taxes....    139,949       1,549      (1,372)        140,126      65,897      206,023
Provision for Income Taxes....     54,670          45          --          54,715      24,950       79,665
                                 --------     -------     -------        --------    --------     --------
Net Income....................   $ 85,279    $  1,504     $(1,372)       $ 85,411    $ 40,947     $126,358
                                 ========     =======     =======        ========    ========     ========
Weighted Average Shares
  Outstanding(6)..............     66,215       7,005          --          67,499      22,795       94,625
Earnings Per Share............   $   1.29    $   0.21          --        $   1.27    $   1.80     $   1.34

 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

            NORTH FORK BANCORPORATION, INC. -- NEW YORK BANCORP INC.
                      COMBINED WITH BRANFORD SAVINGS BANK

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
      FOR THE YEAR ENDED DECEMBER 31, 1996 FOR NORTH FORK AND BRANFORD AND
                    SEPTEMBER 30, 1996 FOR NEW YORK BANCORP
                    (in thousands, except per share amounts)

                                                                                                ALL COMBINED
                                                         PRO FORMA      NORTH FORK   NEW YORK   TRANSACTIONS
                                NORTH FORK   BRANFORD   ADJUSTMENTS     PRO FORMA    BANCORP     PRO FORMA
                                ----------   --------   -----------     ----------   --------   ------------
Interest Income...............   $405,307    $ 13,697                    $419,004    $207,491     $626,495
Interest Expense..............    174,361       6,149                     180,510     106,746      287,256
                                 --------     -------     -------        --------    --------     --------
Net Interest Income...........    230,946       7,548          --         238,494     100,745      339,239
Provision for Loan Losses.....      6,800         625                       7,425       1,200        8,625
                                 --------     -------     -------        --------    --------     --------
Net Interest Income after
  Provision for Loan Losses...    224,146       6,923          --         231,069      99,545      330,614
Non-Interest Income...........     29,245         587                      29,832      10,321       40,153
Net Securities Gains..........      1,878          --                       1,878       4,346        6,224
Other Real Estate Expense.....        753         232                         985         463        1,448
SAIF Recapitalization
  Charge......................      8,350          --                       8,350       9,432       17,782
Merger Related Restructure
  Charge......................     21,613          --                      21,613          --       21,613
Non-Interest Expense..........    112,281       5,418     $ 1,829(2)      119,528      47,535      167,063
                                 --------     -------     -------        --------    --------     --------
Income before Income Taxes....    112,272       1,860      (1,829)        112,303      56,782      169,085
Provision for Income Taxes....     49,830          19          --          49,849      24,776       74,625
                                 --------     -------     -------        --------    --------     --------
Net Income....................   $ 62,442    $  1,841     $(1,829)       $ 62,454    $ 32,006     $ 94,460
                                 ========     =======     =======        ========    ========     ========
Weighted Average Shares
  Outstanding(6)..............     64,278       6,898          --          65,562      23,889       93,990
Earnings Per Share............   $   0.97    $   0.27          --        $   0.95    $   1.34     $   1.01

 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

            NORTH FORK BANCORPORATION, INC. -- NEW YORK BANCORP INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
            FOR THE YEAR ENDED DECEMBER 31, 1995 FOR NORTH FORK AND
                    SEPTEMBER 30, 1995 FOR NEW YORK BANCORP
                    (in thousands, except per share amounts)

                                                              NORTH       NEW YORK     NORTH FORK
                                                               FORK       BANCORP      PRO FORMA
                                                             --------     --------     ----------
Interest Income............................................  $332,492     $196,972      $ 529,464
Interest Expense...........................................   140,399      101,730        242,129
                                                             --------     --------       --------
Net Interest Income........................................   192,093       95,242        287,335
Provision for Loan Losses..................................    11,825        1,700         13,525
                                                             --------     --------       --------
Net Interest Income after Provision for Loan Losses........   180,268       93,542        273,810
Non-Interest Income........................................    23,010        7,460         30,470
Net Securities Gains/(Losses)..............................     6,734         (848)         5,886
Other Real Estate Expense..................................     1,255          883          2,138
Merger Related Restructure Charge..........................        --       19,024         19,024
Non-Interest Expense.......................................    91,565       48,968        140,533
                                                             --------     --------       --------
Income before Income Taxes.................................   117,192       31,279        148,471
Provision for Income Taxes.................................    49,850       19,717         69,567
                                                             --------     --------       --------
Net Income.................................................  $ 67,342     $ 11,562      $  78,904
                                                             --------     --------       --------
Weighted Average Shares Outstanding(6).....................    64,432       26,656         96,153
Earnings Per Share.........................................  $   1.05     $   0.43      $    0.82

 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

            NORTH FORK BANCORPORATION, INC. -- NEW YORK BANCORP INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
            FOR THE YEAR ENDED DECEMBER 31, 1994 FOR NORTH FORK AND
                    SEPTEMBER 30, 1994 FOR NEW YORK BANCORP
                    (in thousands, except per share amounts)

                                                              NORTH       NEW YORK     NORTH FORK
                                                               FORK       BANCORP      PRO FORMA
                                                             --------     --------     ----------
Interest Income............................................  $295,062     $175,530      $ 470,592
Interest Expense...........................................   112,576       79,948        192,524
                                                             --------     --------       --------
Net Interest Income........................................   182,486       95,582        278,068
Provision for Loan Losses..................................     6,825        2,650          9,475
                                                             --------     --------       --------
Net Interest Income after Provision for Loan Losses........   175,661       92,932        268,593
Non-Interest Income........................................    21,674        7,398         29,072
Net Security (Losses)/Gains................................    (9,189)         602         (8,587)
Other Real Estate Expense..................................     4,929          880          5,809
Merger Related Restructure Charge..........................    14,338           --         14,338
Non-Interest Expense.......................................    99,338       50,845        150,183
                                                             --------     --------       --------
Income before Income Taxes.................................    69,541       49,207        118,748
Provision for Income Taxes.................................    26,502       21,740         48,242
                                                             --------     --------       --------
Income before Cumulative Effect of Accounting Changes......  $ 43,039     $ 27,467      $  70,506
                                                             ========     ========       ========
Weighted Average Shares Outstanding(6).....................    62,312       27,220         94,704
Earnings Per Share before Cumulative Effect of Accounting
  Changes..................................................  $   0.69     $   1.01      $    0.74

 See "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)."

                      NORTH FORK BANCORPORATION, INC. AND
                             NEW YORK BANCORP INC.
                             BRANFORD SAVINGS BANK

                     NOTES TO PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (UNAUDITED)

(1) Reflects the issuance of 1,283,674 shares of North Fork Common Stock utilizing an exchange ratio of 0.1957 shares of North Fork Common Stock for each voting and non-voting share of Branford common stock outstanding at September 30, 1997 (5,179,863 shares and 1,379,533 shares, respectively), and a cash payment to the holder of all outstanding Branford Warrants (who has exercised a cash election right) of $2,709,700 representing the excess of the market price as of October 22, 1997 of shares of North Fork Common Stock that such holder would receive in the Branford Merger if Branford Warrants were exercised immediately prior to the consummation, over the total exercise price of the Branford Warrants.

(2) Reflects the excess of the Branford Merger consideration over the fair value of the net assets acquired, as follows:

        North Fork Common Stock (1,283,674 shares at $30.00 per share)....  $ 38,510
        Cash payments for the Branford Warrants...........................     2,710
        Transaction Costs, net of taxes...................................     3,826
                                                                            --------
        Total consideration...............................................  $ 45,046
        Branford stockholders' equity at September 30, 1997...............   (17,612)
                                                                            --------
        Intangible asset..................................................  $ 27,434
                                                                            ========

    The intangible assets will be amortized utilizing the straight line method over a fifteen year period. Included in non-interest expense for the nine month period ended September 30, 1997 and for the year ended December 31, 1996 is $1,372,000 and $1,829,000, respectively, of intangible amortization expense.

(3) Transaction Costs of approximately $3.8 million, net of taxes, will be incurred upon consummation of the Branford Merger and will be accounted for as part of the purchase price for financial reporting purposes. A summary of the estimated transaction costs are as follow:

                                 TYPE OF COST                            EXPECTED COSTS
        ---------------------------------------------------------------  --------------
                                                                         (in thousands)
        Professional Fees..............................................     $  1,747
        Merger Related Compensation and Severance Costs................        1,792
        Facility and System Costs......................................          859
        Other Merger Related Costs.....................................        1,480
                                                                             -------
        Total Pre-Tax Transaction Costs................................        5,878
        Less: Related Tax Benefit......................................       (2,052)
                                                                             -------
        Total Transaction Costs, Net of Taxes..........................     $  3,826
                                                                             =======

       Refinements to the foregoing estimates may occur subsequent to the completion of the Branford Merger.

(4) Pro forma adjustments to common stock and additional paid-in capital, at September 30, 1997, reflect the Merger accounted for as a pooling-of-interests through: (a) the reissuance of 800,000 shares of New York Bancorp common stock from New York Bancorp's treasury, with an average cost basis of $9.92, at $33.00 per share (which approximated the market price of the New York Bancorp common stock on or about October 22, 1997), with transaction proceeds of $26.4 million assumed to be reinvested in securities available-for-sale; (b) the retirement of the remaining 7,374,522 shares of New York Bancorp common stock held in treasury, with an average cost basis of $9.92, as of September 30, 1997 and (c) the exchange of 26,321,186 shares of North Fork common stock at September 30, 1997 (using the Exchange Ratio of 1.19) for the 22,118,644 adjusted outstanding shares of New York Bancorp common stock.

                     NOTES TO PRO FORMA CONDENSED COMBINED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

    Pro forma adjustments do not include any shares of North Fork Common Stock to be received upon consummation of the Merger by holders of New York Bancorp Options.

(5) The pro forma condensed combined balance sheet reflects a non-recurring merger and restructuring charge of approximately $34.4 million, net of taxes, which will be recognized upon consummation of the Merger. Such charge will reduce earnings per share for the period in which such charge is recognized by approximately $.36 (based on pro forma weighted average shares outstanding of 94,624,522 on September 30, 1997). A summary of the estimated merger and restructuring charges are as follows:

                                 TYPE OF COST                            EXPECTED COSTS
        ---------------------------------------------------------------  --------------
                                                                         (in thousands)
        Merger Expense.................................................     $  9,700
        Restructuring Charge:
          Merger Related Compensation and Severance Costs..............       15,172
          Facility and System Costs....................................       11,814
          Other Merger Related Costs...................................          890
                                                                            --------
        Total Pre-Tax Merger and Restructuring Charge..................       37,576
          Less: Related Tax Benefit....................................      (12,149)
          Add: State and Local Tax Bad Debt Recapture, Net of Federal
               Benefit.................................................        9,000
                                                                            --------
        Total After-Tax Merger and Restructuring Charge................     $ 34,427
                                                                            ========

          Merger expenses consist primarily of investment banking, legal and other professional fees, and expenses associated with shareholder notification. Restructure related compensation and severance costs consist primarily of employee severance, compensation arrangements, transitional staffing and the related employee benefits expenses. Facility and system costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of existing New York Bancorp computer systems.

          The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of September 30, 1997; however, since this charge is non-recurring, it has not been reflected in the pro forma combined statements of income. Although no assurance can be given, North Fork expects that cost savings will be achieved at an annual rate of approximately $25 million on a pre-tax basis by the end of 1998 as a result of steps to be taken to integrate operations and to achieve efficiencies in certain combined lines of business. These anticipated merger cost savings were determined based upon preliminary estimates provided by the management of North Fork. The pro forma financial information does not give effect to these expected cost savings, nor does it include any estimates of revenue enhancements that could be realized with the Merger.

(6) The pro forma weighted average shares outstanding for the nine-month period ended September 30, 1997 and for the year ended 1996 reflect the assumed issuance of 0.1957 shares of North Fork Common Stock for each voting and non-voting share average equivalent of Branford common stock outstanding during such periods (all Branford warrants having been retired under the cash election), and the pro forma weighted average shares outstanding for all periods presented reflect the assumed issuance of 1.19 shares of North Fork Common Stock for each average equivalent share of New York Bancorp Common Stock outstanding during such periods.

(7) North Fork is currently reviewing the investment securities portfolios of New York Bancorp to determine the classification of such securities as either available-for-sale or held-to-maturity in connection with North Fork's existing interest-rate risk position. As a result of this review, certain reclassifications of New York Bancorp's investment securities may result. No adjustments have been made to either the available-for-sale or the held-to-maturity portfolios in the accompanying pro forma condensed combined balance

                     NOTES TO PRO FORMA CONDENSED COMBINED
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

    sheet to reflect any such reclassification as a final determination has not been made with respect to such matters. Any such reclassification will be accounted for in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that securities transferred from held-to-maturity to available-for-sale to be transferred at fair value with any unrealized gain or loss, net of taxes, at the date of transfer recognized as a separate component of stockholders' equity.

(8) The pro forma financial information presented has been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. In accounting for the Merger, under generally accepted accounting principles, the assets and liabilities of New York Bancorp will be combined with those of North Fork at book value. In addition, the statements of income for New York Bancorp will be combined with North Fork as of the earliest period presented. Certain reclassifications have been included in the pro forma financial statements to conform to North Fork's presentation. North Fork utilizes a fiscal year which ends on December 31 for reporting purposes, whereas New York Bancorp uses a fiscal year which ends on September 30 for such purposes. The unaudited condensed combined statements of income for 1996, 1995, 1994 combine North Fork and New York Bancorp at their respective year-end periods. The unaudited condensed combined statements of income for the nine month periods ended September 30, 1997 and 1996 include New York Bancorp for the nine months then ended to conform with the reporting periods of North Fork. Summary unaudited operating results for the three-months ended December 31, 1996 and 1995 have not been included in the unaudited pro forma condensed combined financial statements and are presented in the following table:

                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
                                                                       (UNAUDITED)

                                                                     (in thousands,
                                                                         except
                                                                   per share amounts)
        Interest income..........................................  $55,417     $50,659
        Interest expense.........................................   27,538      26,991
        Net interest income......................................   27,879      23,668
        Net income...............................................   10,264       7,828
        Earnings per share.......................................  $  0.45     $  0.32

(9) On December 10, 1997, North Fork issued through Capital Trust II $100 million of Capital Securities II and received proceeds of $99.6 million. Issuance costs, consisting principally of underwriting discounts and professional fees of approximately $1.4 million, will be paid by North Fork. Capital Trust II was formed on November 14, 1997, with an initial capitalization in common stock of approximately $3.1 million and for the exclusive purpose of issuing the Capital Securities II and using the proceeds thereof to acquire Debt Securities issued by North Fork. The Debt Securities are due at maturity on December 15, 2027, are non-callable, in whole or in part, prior to December 15, 2007, except in certain circumstances, but, may be redeemed at any time thereafter, in whole or part, at declining premiums to maturity. The Capital Securities II are subject to redemption contemporaneously with the redemption of the Debt Securities. Capital Securities II qualify as Tier I Capital for regulatory capital purposes. Assuming the foregoing issuance of the Capital Securities II had occurred as of September 30, 1997, North Fork's total assets and its obligations under the Mandatorily Redeemable Capital Securities of Subsidiary Trusts would increase by approximately the principal amount of the Capital Securities II. Consequently, the North Fork Pro Forma selected capital ratios for September 30, 1997 would increase to the following:

        Tier I Risk-Based Capital............................................  14.77%
        Total Risk-Based Capital.............................................  15.98%
        Leverage Ratio.......................................................   8.24%

                                 LEGAL MATTERS

     The validity of the shares of North Fork Common Stock which will be issued in the Merger and other legal matters in connection with the Merger will be passed upon for North Fork by Skadden, Arps, Slate, Meagher & Flom LLP.

     Legal matters in connection with the Merger will be passed upon for New York Bancorp by Weil, Gotshal & Manges LLP.

                                    EXPERTS

     The consolidated financial statements of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, included in North Fork's 1996 Form 10-K incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in North Fork's 1996 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to various changes in accounting as discussed in the notes to these statements.

     The consolidated financial statements of New York Bancorp Inc. and subsidiaries as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996, incorporated by reference in New York Bancorp's 1996 Form 10-K and incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which the Joint Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference in New York Bancorp's 1996 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting as discussed in the notes to these statements.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders of North Fork must have been received by North Fork no later than November 18, 1997 for inclusion in North Fork's Proxy Statement and Form of Proxy relating to that meeting.

     New York Bancorp's intention is to hold a 1998 Annual Meeting of stockholders only if the Merger is not consummated. In such event, any stockholder who wishes to present a proposal to be considered for inclusion in the proxy materials for New York Bancorp's 1998 Annual Meeting of stockholders must comply with the rules and regulations of the Commission then in effect. In the event that such meeting is held on or before February 27, 1998, stockholder proposals must have been received at New York Bancorp's principal executive offices no later than August 21, 1997. In the event that such meeting is held after February 27, 1998, stockholder proposals must be received at New York Bancorp's principal executive offices a reasonable time before the solicitation of proxies for such annual meeting is made.

                                                                         ANNEX A
================================================================================

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                        NORTH FORK BANCORPORATION, INC.

                                      AND

                             NEW YORK BANCORP INC.

                          DATED AS OF OCTOBER 7, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
                                          ARTICLE I
THE MERGER..............................................................................    1
  1.1.    The Merger....................................................................    1
  1.2.    Effective Time................................................................    1
  1.3.    Effects of the Merger.........................................................    1
  1.4.    Conversion of Company Common Stock............................................    1
  1.5.    Stock Options.................................................................    2
  1.6.    Buyer Common Stock............................................................    3
  1.7.    Certificate of Incorporation..................................................    3
  1.8.    By-Laws.......................................................................    3
  1.9.    Directors and Officers........................................................    3
 1.10.    Tax Consequences..............................................................    3

                                          ARTICLE II

EXCHANGE OF SHARES......................................................................    3
  2.1.    Buyer to Make Shares Available................................................    3
  2.2.    Exchange of Shares............................................................    3
                                         ARTICLE II-A

DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES......................
                                                                                            5
  2A.1    Disclosure Schedules..........................................................    5
  2A.2    Standards.....................................................................    5

                                         ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................    5
  3.1.    Corporate Organization........................................................    5
  3.2.    Capitalization................................................................    6
  3.3.    Authority; No Violation.......................................................    7
  3.4.    Consents and Approvals........................................................    7
  3.5.    Reports.......................................................................    8
  3.6.    Financial Statements..........................................................    8
  3.7.    Broker's Fees.................................................................    9
  3.8.    Absence of Certain Changes or Events..........................................    9
  3.9.    Legal Proceedings.............................................................    9
 3.10.    Taxes.........................................................................    9
 3.11.    Employees.....................................................................   10
 3.12.    SEC Reports...................................................................   11
 3.13.    Company Information...........................................................   11
 3.14.    Compliance with Applicable Law................................................   11
 3.15.    Certain Contracts.............................................................   11
 3.16.    Agreements with Regulatory Agencies...........................................   12
 3.17.    Investment Securities.........................................................   12
 3.18.    Intellectual Property.........................................................   12
 3.19.    State Takeover Laws...........................................................   12
 3.20.    Administration of Fiduciary Accounts..........................................   12

                                                                                          PAGE
                                                                                          ----
 3.21.    Environmental Matters.........................................................   13
 3.22.    Derivative Transactions.......................................................   13
 3.23.    Opinion.......................................................................   13
 3.24.    Approvals.....................................................................   14
 3.25.    Loan Portfolio................................................................   14
 3.26.    Property......................................................................   14
 3.27.    Accounting for the Merger; Reorganization.....................................   14
 3.28.    Stock Repurchases.............................................................   14
 3.29.    Deposits......................................................................   14

                                          ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER.................................................   15
  4.1.    Corporate Organization........................................................   15
  4.2.    Capitalization................................................................   15
  4.3.    Authority; No Violation.......................................................   16
  4.4.    Consents and Approvals........................................................   17
  4.5.    Reports.......................................................................   17
  4.6.    Financial Statements..........................................................   17
  4.7.    Broker's Fees.................................................................   18
  4.8.    Absence of Certain Changes or Events..........................................   18
  4.9.    Legal Proceedings.............................................................   18
 4.10.    Taxes.........................................................................   18
 4.11.    Employees.....................................................................   19
 4.12.    SEC Reports...................................................................   19
 4.13.    Buyer Information.............................................................   20
 4.14.    Compliance with Applicable Law................................................   20
 4.15.    Ownership of Company Common Stock; Affiliates and Associates..................   20
 4.16.    Agreements with Regulatory Agencies...........................................   20
 4.17.    Approvals.....................................................................   20
 4.18.    Accounting for the Merger; Reorganization.....................................   20
 4.19.    Intellectual Property.........................................................   20
 4.20.    Environmental Matters.........................................................   21
 4.21.    Derivative Transactions.......................................................   21
 4.22.    Opinion.......................................................................   21
 4.23.    Loan Portfolio................................................................   21
 4.24.    Property......................................................................   22

                                          ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS...............................................   23
  5.1.    Covenants of the Company......................................................   23
  5.2.    Covenants of Buyer............................................................   25
  5.3.    Conduct of Buyer's Business...................................................   25

                                          ARTICLE VI

ADDITIONAL AGREEMENTS...................................................................   25
  6.1.    Regulatory Matters............................................................   25
  6.2.    Access to Information.........................................................   26

                                                                                          PAGE
                                                                                          ----
  6.3.    Stockholder Meetings..........................................................   26
  6.4.    Legal Conditions to Merger....................................................   27
  6.5.    Affiliates....................................................................   27
  6.6.    Stock Exchange Listing........................................................   27
  6.7.    Employee Benefit Plans; Existing Agreements...................................   27
  6.8.    Indemnification...............................................................   28
  6.9.    Subsequent Interim and Annual Financial Statements............................   29
 6.10.    Additional Agreements.........................................................   29
 6.11.    Advice of Changes.............................................................   29
 6.12.    Current Information...........................................................   29
 6.13.    Execution and Authorization of Bank Merger Agreement..........................   29
 6.14.    Directorship..................................................................   30
 6.15.    Coordination of Dividends.....................................................   30
 6.16.    Issuance of Treasury Shares...................................................   30
 6.17.    Loans.........................................................................   30
 6.18.    SERP Amendment................................................................   30
 6.19.    Consulting Agreement..........................................................   30

                                         ARTICLE VII

CONDITIONS PRECEDENT....................................................................   30
  7.1.    Conditions to Each Party's Obligation To Effect the Merger....................   30
  7.2.    Conditions to Obligations of Buyer............................................   31
  7.3.    Conditions to Obligations of the Company......................................   32

                                         ARTICLE VIII

TERMINATION AND AMENDMENT...............................................................   32
  8.1.    Termination...................................................................   32
  8.2.    Effect of Termination; Expenses...............................................   34
  8.3.    Amendment.....................................................................   34
  8.4.    Extension; Waiver.............................................................   34

                                          ARTICLE IX

GENERAL PROVISIONS......................................................................   35
  9.1.    Closing.......................................................................   35
  9.2.    Nonsurvival of Representations, Warranties and Agreements.....................   35
  9.3.    Expenses......................................................................   35
  9.4.    Notices.......................................................................   35
  9.5.    Interpretation................................................................   36
  9.6.    Counterparts..................................................................   36
  9.7.    Entire Agreement..............................................................   36
  9.8.    Governing Law.................................................................   36
  9.9.    Enforcement of Agreement......................................................   36
 9.10.    Severability..................................................................   36
 9.11.    Publicity.....................................................................   36
 9.12.    Assignment; No Third Party Beneficiaries......................................   36

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 7, 1997, between NORTH FORK BANCORPORATION, INC., a Delaware corporation ("Buyer"), and NEW YORK BANCORP INC., a Delaware corporation (the "Company"). (Buyer and the Company are herein sometimes collectively referred to herein as the "Constituent Corporations".)

     WHEREAS, the Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Buyer; and

     WHEREAS, as soon as practicable after the execution and delivery of this Agreement, North Fork Bank, a New York-chartered stock commercial bank and a wholly owned subsidiary of Buyer ("Buyer Bank", and sometimes referred to herein as the "Surviving Bank"), and Home Federal Savings Bank, a federally chartered stock savings bank and a wholly owned subsidiary of the Company (the "Company Bank"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of the Company Bank with and into Buyer Bank, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be North Fork Bancorporation, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

     1.2. Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

     1.4.  Conversion of Company Common Stock.

     (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held (x) in the Company's treasury or (y) directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.19 shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of Buyer ("Buyer Common Stock") (together with the number of Buyer Rights (as defined in Section 4.2 hereof) associated therewith). All of the shares of Company Common Stock converted into Buyer Common

Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, spilt-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

     (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

     1.5. Stock Options. At the Effective Time, each holder of an option granted by the Company (a "Company Option") to purchase shares of Company Common Stock which is outstanding and unexercised immediately prior thereto and which was granted under the Company's Incentive Stock Option Plan dated February 4, 1988 (the "1988 Incentive Plan"), 1990 Incentive Stock Option Plan (the "1990 Incentive Plan"), 1990 Stock Option Plan for Outside Directors (the "1990 Directors Plan"), 1993 Long-Term Incentive Plan (the "1993 Incentive Plan"), and 1993 Stock Option Plan for Outside Directors (the "1993 Directors Plan" and, together with the 1988 Incentive Plan, the 1990 Incentive Plan, the 1990 Directors Plan and the 1993 Incentive Plan, the "Company Option Plans") shall be converted automatically into the right to receive such number of shares (rounded to the nearest whole share) of Buyer Common Stock as is equal in value (determined by valuing each share of Buyer Common Stock at the Average Closing Price (as defined below)) to the amount by which (i) the product of (A) the number of shares of Company Common Stock subject to such option, (B) the Exchange Ratio and (C) the Average Closing Price, exceeds (ii) the aggregate exercise price of such option, provided, however, that, notwithstanding the foregoing, at the Effective Time, each outstanding Company Option with respect to which the holder thereof was issued option surrender rights ("OSRs") under the 1993 Incentive Plan or limited rights ("Limited Rights") under the 1990 Incentive Plan shall be converted automatically into the right to receive the greater of (x) the number of shares of Buyer Common Stock into which such option would be converted pursuant to the formula set forth in this Section 1.5 above, and (y) such number of shares (rounded to the nearest whole share) of Buyer Common Stock as is equal in value (determined by valuing each share of Buyer Common Stock at the Average Closing Price) to the amount of cash which the holder of such Company Option would otherwise be entitled to receive upon exercise of such OSRs or Limited Rights, as the case may be, at the Effective Time pursuant to the terms of the applicable Company Option Plan and such holder's option agreement. As used herein, the term "Average Closing Price" means the average of the last reported sale prices per share of Buyer Common Stock on the New York Stock Exchange ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the 20 consecutive NYSE trading days ending on the fifth business day prior to the date on which the last of all regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) are obtained, without regard to any requisite waiting periods in respect thereof. Set forth on Section
1.5 of the Company Disclosure Schedule (as defined herein) is a list of all holders of New York Bancorp Options with OSRs or Limited Rights."

     1.6. Buyer Common Stock. Except for shares of Buyer Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Buyer as contemplated by Section 1.4 hereof, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

     1.7. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Buyer, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.8. By-Laws. At the Effective Time, the By-Laws of Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9. Directors and Officers. Except as provided in Section 6.14 hereof, the directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     1.10. Tax Consequences. It is intended that the Merger and the Subsidiary Merger each constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1. Buyer to Make Shares Available. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent"), selected by Buyer and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

     2.2. Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Buyer Common Stock into which his Company Common Stock shall have been converted.

     (c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Common Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Buyer Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of their shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE II-A

                        DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

     2A.1 Disclosure Schedules. Prior to the execution and delivery hereof, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Buyer, the "Buyer Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, or to one or more of its covenants contained in Article V; provided, however, that (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2A.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to either the Company or Buyer, respectively.

     2A.2 Standards. (a) No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would have a Material Adverse Effect with respect to the Company or Buyer, respectively.

     (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from a change in law, rule, regulation, GAAP (as defined below), regulatory accounting principles, or the prevailing level of interest rates, which in each case affects banking institutions or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banking institutions or their holding companies generally or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to Sections 2A.1 and 2A.2, the Company hereby represents and warrants to Buyer as follows:

     3.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. The Restated Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     (b) The Company Bank is a savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of the Company Bank are insured by the Federal

Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund and the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Company Bank. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, the articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1994 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2. Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of September 30, 1997, there were 21,318,644 shares of Company Common Stock outstanding and 8,174,522 shares of Company Common Stock held in the Company's treasury. As of the date of this Agreement, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 1,501,394 shares of Company Common Stock reserved for use from the Company's treasury pursuant to the Company Option Plans and described in Section 3.2(a) of the Company Disclosure Schedule and (ii) 4,261,000 shares of Company Common Stock reserved for use from the Company's treasury upon exercise of the option (the "Option") issued to Buyer pursuant to the Stock Option Agreement, dated October 7, 1997, between Buyer and the Company (the "Company Option Agreement") and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, and except for the Company Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Plans are set forth in Section 3.2(a) of the Company Disclosure Schedule.

     (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in
Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Buyer with Section 1.5 hereof, and except as provided in Section 3.2(b) of the Company Disclosure Schedule, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

     3.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Company Option Agreement (this Agreement and the Company Option Agreement, collectively, the "Company Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve the Company Documents and to consummate the transactions contemplated hereby and thereby. Each of the Company Documents has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) The Company Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Company Bank. Upon the due and valid approval of the Bank Merger Agreement by the Company as the sole stockholder of the Company Bank and by the Board of Directors of the Company Bank, no other corporate proceedings on the part of the Company Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Company Bank, will be duly and validly executed and delivered by the Company Bank and will (assuming due authorization, execution and delivery by Buyer Bank) constitute a valid and binding obligation of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of the Company Documents by the Company or the Bank Merger Agreement by the Company Bank, nor the consummation by the Company or the Company Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Company or the Company Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     3.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such applications and notices, (b) the filing of applications with the FDIC under the Bank Merger Act and approval of such applications,

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(c) the filing of applications and notices with the Office of Thrift Supervision
(the "OTS") and approval of such applications and notices, (d) the filing of an application with the New York State Banking Department (the "Banking Department"), (e) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of the Company's stockholders and Buyer's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (f) the approval of this Agreement by the requisite vote of the stockholders of the Company, (g) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (h) the filings required by the Bank Merger Agreement, (i) the approval of the Bank Merger Agreement by the Company as the sole stockholder of the Company Bank, (j) approval of the listing of the Buyer Common Stock to be issued in the Merger on the NYSE, (k) any filings required pursuant to state or local transfer tax laws, and (l) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of the Company Documents, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, (3) the execution and delivery by the Company Bank of the Bank Merger Agreement, and (4) the consummation by the Company Bank of the Subsidiary Merger and the transactions contemplated thereby.

     3.5. Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the OTS, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively with the Federal Reserve Board, the "Regulatory Agencies"), and all other reports and statements required to be filed by them since December 31, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

     3.6. Financial Statements. The Company has previously made available to Buyer copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of September 30 for the fiscal years 1995 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to the Company, and (b) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of June 30, 1997 and June 30, 1996 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the nine-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 filed with the SEC under the Exchange Act. The September 30, 1996 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in

Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
6.9 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     3.7. Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Company Documents or the Bank Merger Agreement, except that the Company has engaged, and will pay a fee or commission to, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") and Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette") in accordance with the terms of letter agreements between Sandler O'Neill and the Company and Keefe Bruyette and the Company, respectively, true, complete and correct copies of which have been previously made available by the Company to Buyer.

     3.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the Company Disclosure Schedule, or as disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (a true, complete and correct copy of which has previously been made available to Buyer), since September 30, 1996, (i) neither the Company nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or would have a Material Adverse Effect on the Company.

     (b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since September 30, 1996, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

     (c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule, since June 30, 1997, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 1997 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except (x) for salary increases and normal monthly cross-selling and performance bonus payments made to lending and depository personnel in the ordinary course of business consistent with past practices and (y) the Company may adopt the severance plan described in Section 5.1(k) of the Company Disclosure Schedule), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

     3.9. Legal Proceedings. (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by any of the Company Documents or the Bank Merger Agreement.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

     3.10. Taxes. (a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined). Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in
Section 3.10(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) as of the date hereof neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) as of the date hereof, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service as set forth in such Section of the Company Disclosure Schedule and the Company has not agreed to extend the time for assessing and collecting income Tax with respect to such taxable period, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to
Section 341(f) of the Code, and (viii) neither the Company nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

     (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

     For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     3.11. Employees. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

     (b) The Company has heretofore made available to Buyer with respect to each of the Plans true and complete copies of each of the following documents if applicable: (i) the Plan document; (ii) the actuarial report for such Plan for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service for such Plan and (iv) the most recent summary plan description and related summaries of material modifications.

     (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter, (iii) no Plan provides post-employment benefit coverage for death or medical benefits (whether or not insured) with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond the last day of the month following the date of any such employee's termination of employment, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary),
(iv) no liability under Title IV of ERISA (other than premiums payable to the Pension Benefit Guaranty Corporation) has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a liability under such Title, (v) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vi) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with the Plans which the Company, its Subsidiaries or any ERISA Affiliate would or would be reasonably likely to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (viii) other than in respect of equity and other incentive compensation plans set forth in Section 3.11(a) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will not (y) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer.

     3.12. SEC Reports. The Company has previously made available to Buyer an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since September 30, 1995 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since September 30, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

     3.13. Company Information. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.14. Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

     3.15. Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries to any director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $250,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered or made available to Buyer true and correct copies of each Company Contract.

     (b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries have performed all obligations required to be performed by it to date under each Company Contract,
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, and (iv) no other party to such Company Contract is, to the best knowledge of the Company, in default in any respect thereunder.

     3.16.  Agreements with Regulatory Agencies.  Except as set forth in Section
3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17. Investment Securities. Section 3.17 of the Company Disclosure Schedule sets forth the book and estimated market value as of September 30, 1997 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries. Section 3.17 of the Company Disclosure Schedule sets forth, with respect to such securities, descriptions thereof, CUSIP numbers, pool face values and coupon rates.

     3.18. Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses; and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.

     3.19. State Takeover Laws. The provisions of Section 203 of the DGCL and Article Eighth of the Company's Restated Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 4.15 hereof, apply to this Agreement, the Bank Merger Agreement or the Company Option Agreement or any of the transactions contemplated hereby or thereby.

     3.20. Administration of Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

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

     3.21. Environmental Matters. Except as set forth in Section 3.21 of the Company Disclosure Schedule:

          (a) Each of the Company, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

          (b) There is no suit, claim, action or proceeding, pending or, to the best knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

          (c) To the best knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the best knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

          (d) The following definitions apply for purposes of this Section 3.21:
     (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and
     (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     3.22. Derivative Transactions. Except as set forth in Section 3.22 of the Company Disclosure Schedule, since September 30, 1996, neither Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and except as disclosed in such books and records, no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

     3.23. Opinion. The Company has received an opinion, dated the date hereof, from each of Sandler O'Neill and Keefe Bruyette to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be received by the stockholders of the Company pursuant to this

Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     3.24. Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained.

     3.25. Loan Portfolio. (a) Except as set forth in Section 3.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.25 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof. The Company shall promptly inform Buyer in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

     (b) Each Loan in original principal amount in excess of $50,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     3.26. Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of June 30, 1997 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business,
(iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent or (iv) for dispositions and encumbrances of, or on, such properties or assets for adequate consideration in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor any other party thereto is in default thereunder.

     3.27. Accounting for the Merger; Reorganization. As of the date of this Agreement, except as set forth in Section 3.27 of the Company Disclosure Schedule, the Company has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

     3.28. Stock Repurchases. Set forth in Section 3.28 of the Company Disclosure Schedule is a true, correct and complete list of all purchases of Company Common Stock by the Company or any of its Subsidiaries since July 1, 1995, including the date of each such purchase, the number of shares purchased and

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

the price paid, and all such information is appropriately adjusted to reflect all stock splits and stock dividends with respect to the Company Common Stock since July 1, 1995.

     3.29. Deposits. No person or entity, either alone or when taken together with its affiliates and related parties, has deposits in Company Bank in an aggregate amount greater than $20,000,000.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Subject to Sections 2A.1 and 2A.2, Buyer hereby represents and warrants to the Company as follows:

     4.1. Corporate Organization. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Buyer is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Buyer, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Buyer Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of Buyer Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Buyer Bank. Each of Buyer's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of organization and by-laws of Buyer Bank, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of Buyer and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1994 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.2. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Buyer Preferred Stock"). As of September 30, 1997, there were 66,044,201 shares of Buyer Common Stock and no shares of Buyer Preferred Stock issued and outstanding, and 57,268 shares of Buyer Common Stock held in Buyer's treasury. As of the date of this Agreement, no shares of Buyer Common Stock or Buyer Preferred Stock were reserved for issuance, except that (i) 624,763 shares of Buyer Common Stock were reserved for issuance pursuant to the Buyer's dividend reinvestment and stock purchase plans, (ii) 1,827,502 shares of Buyer Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Buyer 1985 Incentive Stock Option Plan and the Buyer 1987 Long Term Incentive Plan; the Buyer's 1989 Executive Stock Option Plan and the Buyer's 1994 Key Employee Stock Plan (collectively, the "Buyer Stock Plans"), (iii) 1,350,000 shares of Buyer Common Stock were reserved for issuance upon consummation of the acquisition of Branford Savings Bank and (iv) not more than 2,000,000 shares of Buyer Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Buyer Rights") distributed to holders of Buyer Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 28, 1989, between Buyer and The North Fork Bank, as Rights Agent (the "Buyer Shareholder Rights Agreement"). All of the issued and outstanding shares of Buyer Common Stock and Buyer Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the Buyer Disclosure Schedule and

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

the Buyer Shareholder Rights Agreement, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Section 4.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of the Buyer Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Buyer Disclosure Schedule, as of the date of this Agreement, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Buyer, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3. Authority; No Violation. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has directed that this Agreement and the transactions contemplated hereby be submitted to Buyer's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Buyer's stockholders, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Buyer Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Buyer Bank. Upon the due and valid approval of the Bank Merger Agreement by Buyer as the sole stockholder of Buyer Bank, and by the Board of Directors of Buyer Bank, no other corporate proceedings on the part of Buyer Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Buyer Bank, will be duly and validly executed and delivered by Buyer Bank and will (assuming due authorization, execution and delivery by the Company
Bank) constitute a valid and binding obligation of Buyer Bank, enforceable against Buyer Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 4.3(c) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer or the Bank Merger Agreement by Buyer Bank, nor the consummation by Buyer or Buyer Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Buyer or Buyer Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, and approval of such applications and notices, (b) the filing of applications with the FDIC under the Bank Merger Act and approval of such applications, (c) the filing of applications and notices with the OTS and approval of such applications and notices, (d) the State Banking Approvals, (e) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (f) the approval of this Agreement by the requisite vote of the stockholders of Buyer, (g) the filing of the Certificate of Merger with the Secretary, (h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (i) filings required by the Bank Merger Agreement, (j) the approval of the Bank Merger Agreement by the stockholder of Buyer Bank, (k) approval of the listing of the Buyer Common Stock to be issued in the Merger on the NYSE, and (l) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Buyer of this Agreement,
(2) the consummation by Buyer of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Buyer Bank of the Bank Merger Agreement, and (4) the consummation of Buyer Bank of the transactions contemplated by the Bank Merger Agreement.

     4.5. Reports. Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and all other reports and statements required to be filed by them since December 31, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and its Subsidiaries, and except as set forth in Section 4.5 of Buyer Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

     4.6. Financial Statements. Buyer has previously made available to the Company copies of (a) the consolidated balance sheets of Buyer and its Subsidiaries as of December 31 for the fiscal years 1995 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Buyer, and (b) the unaudited consolidated balance sheet of Buyer and its Subsidiaries as of June 30, 1997 and June 30, 1996 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the six-month periods then ended as reported in Buyer's Quarterly Report on Form 10-Q for the period ended June 30, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated balance sheet of Buyer (including the related notes, where applicable) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     4.7. Broker's Fees. Neither Buyer nor any Subsidiary of Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Company Option Agreement or the Bank Merger Agreement, except that Buyer has engaged, and will pay a fee or commission to, Goldman, Sachs & Co. ("Goldman Sachs").

     4.8.  Absence of Certain Changes or Events.  Except as may be set forth in
Section 4.8 of the Buyer Disclosure Schedule, or as disclosed in Buyer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (a true, complete and correct copy of which has previously been made available to the Company), since December 31, 1996, (i) neither Buyer nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or would have a Material Adverse Effect on Buyer.

     4.9. Legal Proceedings. (a) Except as set forth in Section 4.9 of the Buyer Disclosure Schedule or in Buyer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, neither Buyer nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

     4.10. Taxes. Except as set forth in Section 4.10 of the Buyer Disclosure Schedule, each of Buyer and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete, and (ii) paid in full or made adequate provision in the financial statements of Buyer (in accordance with GAAP) for all Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of Buyer, threatened against or with respect to Buyer or any of its Subsidiaries. Except as set forth in Section 4.10 of the Buyer Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Buyer or its Subsidiaries except for statutory liens for current Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) as of the date hereof, neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) as of the date hereof, with respect to each taxable period of Buyer and its Subsidiaries, the federal and state income Tax Returns of Buyer and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Buyer nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Buyer was the parent of the group filing such Tax Return, (v) neither Buyer nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither

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

Buyer nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither Buyer nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither Buyer nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

     4.11. Employees. (a) Section 4.11(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Buyer Plans") by Buyer, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Buyer ERISA Affiliate"), all of which together with Buyer would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Buyer, any Subsidiary or any ERISA Affiliate.

     (b) Except as set forth in Section 4.11(b) of the Buyer Disclosure Schedule, (i) each of the Buyer Plans has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Buyer Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Buyer is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Buyer Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Buyer Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Buyer Plan's actuary with respect to such Buyer Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Buyer Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Buyer, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Buyer, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiaries or any Buyer ERISA Affiliate that has not been satisfied in full, (vi) no Buyer Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Buyer, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Buyer, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Buyer, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Buyer, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Buyer Plans or any trusts related thereto and
(x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will not (y) entitle any current or former employee or officer of Buyer or any ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase in the amount or value of compensation or benefits due any such employee or officer.

     4.12. SEC Reports. Buyer has previously made available to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1995 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer

Reports") and (b) communication mailed by Buyer to its shareholders since January 1, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the published rules and regulations of the SEC with respect thereto.

     4.13. Buyer Information. The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.14. Compliance with Applicable Law. Buyer and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries and neither Buyer nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

     4.15.  Ownership of Company Common Stock; Affiliates and
Associates. (a) Except for the Company Option Agreement, neither Buyer nor any of its affiliates or associates (as such terms are defined under the Exchange
Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares); and

     (b) Neither Buyer nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL sec. 203(c)(1)) or an "associate" (as such term is defined in DGCL sec. 203(c)(2)) of the Company or an "Interested Stockholder" (as such term is defined in Article Eighth of the Company's Restated Certificate of Incorporation).

     4.16.  Agreements with Regulatory Agencies.  Except as set forth in Section
4.16 of the Buyer Disclosure Schedule or as disclosed in Buyer's Annual Report on Form 10-K for the year ended December 31, 1996, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.16 of the Buyer Disclosure Schedule, a "Buyer Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.17. Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained.

     4.18. Accounting for the Merger; Reorganization. As of the date hereof, Buyer has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under
Section 368(a) of the Code.

     4.19. Intellectual Property. Buyer and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses; and neither Buyer nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.

     4.20. Environmental Matters. Except as set forth in Section 4.20 of the Buyer Disclosure Schedule:

          (a) Each of Buyer, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are in compliance with all Environmental Laws;

          (b) There is no suit, claim, action or proceeding, pending or, to the best knowledge of Buyer, threatened, before any Governmental Entity or other forum in which Buyer, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiaries, any Participation Facility or any Loan Property;

          (c) To the best knowledge of Buyer during the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the best knowledge of Buyer, prior to the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

          (d) The following definitions apply for purposes of this Section 4.20:
     (x) "Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Buyer or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     4.21. Derivative Transactions. Except as set forth in Section 4.21 of the Buyer Disclosure Schedule, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to any transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Buyer or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. As of the date hereof, the financial position of Buyer and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Buyer and such Subsidiaries in accordance with GAAP consistently applied, and except as disclosed in such books and records, no open exposure of Buyer or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

     4.22. Opinion. Buyer has received an opinion, dated the date hereof, from Goldman Sachs to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Buyer. Such opinion has not been amended or rescinded as of the date of this Agreement.

     4.23. Loan Portfolio. (a) Except as set forth in Section 4.23 of Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of Buyer or any of its Subsidiaries, or to the best knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.23 of Buyer Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of Buyer or any of its Subsidiaries (other than 1-to-4 family residential mortgage loans and consumer loans) that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Buyer and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Buyer that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

     (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     4.24. Property. Each of Buyer and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, and which are reflected on the consolidated statement of financial condition of Buyer as of June 30, 1997 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business,
(iii) such imperfections of title, easements and encumbrances, if any, or (iv) for dispositions and encumbrances of, or on, such properties or assets for adequate consideration in the ordinary course of business. All leases pursuant to which Buyer or any Subsidiary of Buyer, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither Buyer nor any of its Subsidiaries nor any other party thereto is in default thereunder.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Company Option Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. The Company will use its reasonable best efforts consistent with past practice to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Buyer the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount of no more than $0.15 per share of Company Common Stock;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms, and except pursuant to the Company Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company;

          (c) except as set forth on Section 5.1(c) of the Company Disclosure Schedule, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Company Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and
     (ii) pursuant to the Company Option Agreement;

          (d) amend its Restated Certificate of Incorporation, By-laws or other similar governing documents;

          (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company as advised by such board's counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1(e). The Company will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Company Option Agreement;

          (f) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $250,000 in the aggregate;

          (g) enter into any new line of business, which prohibition shall not apply to the expansion of Company's consumer and residential businesses, as to which the Company will consult with Buyer;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (j) change its methods of accounting in effect at June 30, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

          (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees except that the Company may adopt the severance and retention policy described in Section 5.1(k) of the Company Disclosure Schedule or
     (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), it being agreed that the Company may accrue under its current incentive bonus plan an aggregate maximum amount of $2.16 million and may pay such amounts, from and after January 1, 1998 but not later than immediately prior to the Effective Time, to any officer;

          (l) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368(a) of the Code, provided, however, that nothing contained herein shall limit the ability of Buyer to exercise its rights under the Company Option Agreement;

          (m) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood that loans by the Company to its directors in connection with liabilities resulting from the exercise of stock options shall not be prohibited by the terms of this Agreement provided that such loans are made in accordance with the Company's customary underwriting standards and any applicable banking regulations);

          (o) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

          (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (q) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

          (r) other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

          (s) agree to do any of the foregoing.

     5.2. Covenants of Buyer. Except as set forth on Section 5.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of Buyer, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividend; provided, however, that nothing contained herein shall prohibit Buyer from increasing the quarterly cash dividend on the Buyer Common Stock;

          (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (c) change its methods of accounting in effect at June 30, 1997, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors;

          (d) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368(a) of the Code, provided, however, that nothing contained herein shall limit the ability of Buyer to exercise its rights under the Company Option Agreement; or

          (e) agree to do any of the foregoing.

     5.3. Conduct of Buyer's Business. Buyer shall, and Buyer shall cause Buyer Bank to, conduct its banking business in substantially the same manner as heretofore conducted, it being understood and agreed that nothing contained herein shall prevent Buyer from acquiring another bank or thrift institution or entering into new lines of business, whether through acquisition or otherwise.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1. Regulatory Matters. (a) Buyer and the Company shall promptly prepare and file with the SEC the Proxy Statement and Buyer shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Buyer shall thereafter mail the Proxy Statement to each of its respective stockholders. Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as consequence of a subsequent proposed merger, stock purchase or similar acquisition by Buyer or any of its Subsidiaries shall not violate this covenant). The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Buyer and the Company shall promptly furnish each other with copies of written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     6.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which it is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) All information furnished by either party to the other party or its representatives pursuant hereto shall be treated as the sole property of the delivering party and, if the Merger shall not occur, the receiving party and its representatives shall return to the delivering party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The receiving party shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for ten years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the receiving party's possession prior to the disclosure thereof by the delivering party; (y) was then generally known to the public; or (z) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the delivering party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the receiving party may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

     6.3. Stockholder Meetings. The Company and Buyer each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company and Buyer each will, through its respective Board of Directors, except, in the case of the Company, to the extent inconsistent with the fiduciary duties of such board as determined by the Board following the receipt of advice from such board's independent counsel, recommend to its respective stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. The Company and Buyer shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party's stockholders on the same day.

     6.4. Legal Conditions to Merger. Each of Buyer and the Company shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

     6.5. Affiliates. (a) Each of Buyer and the Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto (in the case of affiliates of Buyer) or 6.5(b) hereto (in the case of affiliates of the Company).

     (b) Buyer shall use all reasonable efforts to publish, not later than 21 days after the end of the first full calendar month following the Effective Time, financial results covering at least 30 days of post-Merger combined operations as contemplated by SEC Accounting Series Release No. 135.

     6.6. Stock Exchange Listing. Buyer shall use all reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

     6.7. Employee Benefit Plans; Existing Agreements. (a) As soon as practicable following the Effective Time, the employees of the Company (the "Company Employees") shall be eligible to participate in Buyer's employee benefit plans in which similarly situated employees of Buyer or Buyer Bank participate, to the same extent as similarly situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in Buyer's employee benefit plans may occur at different times with respect to different plans).

     (b) With respect to each Buyer Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Buyer Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

     (c) Following the Effective Time, Buyer shall honor and shall cause the Surviving Bank to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule and previously have been delivered to Buyer.

     6.8. Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 6.8 except to the extent such failure to notify prejudices Buyer. Buyer's obligations under this Section 6.8 shall continue in full force and effect without time limit from and after the Effective Time.

     (b) Buyer shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend on an annual basis more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.8(b) Buyer shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

     (c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this section.

     (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9. Subsequent Interim and Annual Financial Statements. As soon as reasonably available, but in no event later than March 31, 1998 or, in the case of the Company, December 31, 1997, Buyer will deliver to the Company and the Company will deliver to Buyer their respective Annual Reports on Form 10-K for, in the case of Buyer, the fiscal year ended December 31, 1997 and, in the case of the Company, the fiscal year ended September 30, 1997, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Buyer will deliver to the Company and the Company will deliver to Buyer their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act.

     6.10. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

     6.11. Advice of Changes. Buyer and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

     6.12. Current Information. During the period from the date of this Agreement to the Effective Time, each of the Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other party and to report
(i) the general status of its ongoing operations and those of its Subsidiaries and (ii) with respect to the Company only, the status of, and the action proposed to be taken with respect to, those Loans held by the Company or any Subsidiary of the Company which, individually or in combination with one or more other Loans to the same borrower thereunder, have an original principal amount of $250,000 or more and are non-performing assets. Each party will promptly notify the other of any material change in the normal course of business or in the operation of its properties or those of any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it or any of its Subsidiaries, and will keep the other party fully informed of such events.

     6.13. Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date of this Agreement, (a) Buyer shall (i) cause the Board of Directors of Buyer Bank to approve the Bank Merger Agreement,
(ii) cause Buyer Bank to execute and deliver the Bank Merger Agreement, and
(iii) approve the Bank Merger Agreement as the sole stockholder of Buyer Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

     6.14. Directorship. Buyer shall cause its Board of Directors to be expanded by one member and shall appoint Patrick E. Malloy, III, or any other person designated by the Board of Directors of the Company and acceptable to Buyer as a nominee to fill the vacancy on Buyer's Board of Directors created by such increase as of the Effective Time.

     6.15. Coordination of Dividends. From the date of this Agreement to the Effective Time, Buyer and the Company shall coordinate the declaration, record and payment dates with respect to dividends on the Buyer Common Stock and the Company Common Stock so that each such event occurs on the same, or as close as possible to the same, day for each of Buyer and the Company (provided that nothing contained in this Section 6.15 shall require either of the parties to take any action that would materially impair their ability to satisfy the conditions set forth in 7.2(e) and 7.3(e)).

     6.16. Issuance of Treasury Shares. The Company shall use all reasonable efforts to reissue the requisite number of shares of Company Common Stock held as treasury stock as of the date of this Agreement so that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of Company Common Stock held in Company's treasury.

     6.17. Loans. From the date of this Agreement to the Effective Time, the Company shall furnish to Buyer, promptly upon its substantial completion, the information package prepared for the Company's loan committee with respect to all proposed extensions of credit by the Company and its Subsidiaries (including purchases, renewals and commitments) to any borrower and its affiliates in an aggregate principal amount in excess of $650,000 (or in an amount which, when aggregated with any existing indebtedness of and unfunded commitments to such borrower and its affiliates from the Company and its Subsidiaries would exceed $650,000).

     6.18. SERP Amendment. The Company shall take all action necessary to amend its Executives Supplemental Benefits Plan ("SERP") to provide that from and after January 1, 1998, all benefits under the SERP will be frozen and no amount of income with respect to the period from and after January 1, 1998 will be taken into account for purposes of calculating benefits under the SERP.

     6.19. Consulting Agreement. At the Effective Time, Buyer shall enter into a consulting agreement with Patrick E. Malloy, III containing the terms set forth on Section 6.19 of the Company Disclosure Schedule and otherwise in form and substance reasonably acceptable to Buyer.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock and Buyer Common Stock entitled to vote thereon.

          (b) NYSE Listing. The shares of Buyer Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

     7.2. Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) Subject to Section 2A.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 3.2 and 3.19) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in Sections 3.2 and 3.19 of this Agreement shall be true and correct in all material respects (without giving effect to Section 2A.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (d) Federal Tax Opinion. Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer ("Buyer's Counsel"), in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and Subsidiary Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Buyer, the Company, Buyer Bank or the Company Bank as a result of the Merger and Subsidiary Merger (except to the extent the Company Bank, the Company, Buyer Bank or the Company Bank may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Merger). Subject to the limitations set forth in
     Section 7.2(d) of the Buyer Disclosure Schedule, in rendering such opinion, Buyer's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, Buyer Bank, the Company, the Company Bank in the form attached hereto and others reasonably satisfactory in form and substance to such counsel.

          (e) Pooling of Interests. Buyer shall have received a letter from KPMG Peat Marwick LLP addressed to Buyer, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) Subject to Section 2A.2, the representations and warranties of Buyer set forth in this Agreement (other than those set forth in Section 4.2) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Buyer set forth in Section 4.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 2A.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

          (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (d) Federal Tax Opinion. The Company shall have received an opinion of Weil, Gotshal & Manges LLP (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that accordingly, for federal income tax purposes:

             (i) No gain or loss will be recognized by the Company as a result of the Merger; and

             (ii) No gain or loss will be recognized by the shareholders of the Company who exchange all of their Company Common Stock solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Buyer Common Stock and, if any, the payment of any real property transfer taxes on behalf of stockholders of the Company)

          In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, Buyer Bank, the Company, the Company Bank and others, including certain shareholders of the Company, reasonably satisfactory in form and substance to such counsel.

          (e) Pooling of Interests. The Company shall have received a letter from KPMG Peat Marwick LLP addressed to Buyer, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of both the Company and Buyer (unless otherwise provided below):

          (a) by mutual consent of the Company and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger or the Subsidiary Merger;

          (c) by either Buyer or the Company if the Merger shall not have been consummated on or before September 30, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Buyer or the Company (provided that the terminating party shall not be in material breach of any of its obligations under
     Section 6.3) if any approval of the stockholders of either of the Company or Buyer required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

          (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by Buyer);

          (f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto;

          (g) by Buyer, if the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer;

          (h) [reserved]

          (i) by the Company, upon the execution by the Company of a definitive agreement relating to a takeover proposal (as defined in Section 5.1(e)), provided that (i) the Company shall have complied with its obligations under Section 5.1(e) hereof, (ii) the Board of Directors of the Company shall have determined, after having received the advice of outside legal counsel to the Company and the advice of the Company's financial advisor, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (iii) concurrent with its notification of termination, the Company shall have made an irrevocable and unconditional offer to Buyer in writing to repurchase the Option from Buyer at any time, within thirty days following the date of such offer, at a price equal to the greater of (x) the Option Repurchase Price set forth in Section 7 of the Company

     Option Agreement and (y) the Surrender Price set forth in Section 15 of the Company Option Agreement (subject in each case to the limitation set forth in Section 16 of the Company Option Agreement), with an undertaking to effect such repurchase by wire transfer of immediately available funds to an account designated by Buyer within two business days following receipt of written notice from Buyer pursuant to this Section 8.1(i) of its election to tender the Option to the Company for repurchase and the applicable repurchase price elected; provided, however, that notwithstanding the foregoing, if the Company exercises its right pursuant to this Section 8.1(i) following the approval by the Company stockholders of this Agreement, then concurrently with the execution by the Company of a definitive agreement with respect to a takeover proposal, the Company shall pay or cause to be paid to Buyer by wire transfer of immediately available funds to an account designated by Buyer $40 million in full satisfaction of the Company's obligations under this Section 8.1(i) and the Company Option Agreement. In the case of any termination of this Agreement by the Company pursuant to this Section 8.1(i) prior to the approval of this Agreement by the Company stockholders the rights of Buyer set forth in this Section 8.1(i) shall be in addition to all rights of Buyer contained in the Company Option Agreement; or

          (j) by either the Company or Buyer, by action of its Board of Directors by giving written notice of such election to the other party within two business days after the Valuation Period (as defined below), in the case of Buyer, or within four business days after the Valuation Period, in the case of the Company, in the event the average closing sales price per share of Buyer Common Stock (the "Buyer Average Closing Price") on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten consecutive trading days (the "Valuation Period") ending on the date on which the last of the Requisite Regulatory Approvals is obtained without regard to any requisite waiting period in respect thereof, is less than $25.50 per share; provided, however, that no right of termination in favor of the Company shall arise under this Section 8.1(j) if Buyer elects, within two business days after the Valuation Period, to notify the Company in writing that it has increased the Exchange Ratio such that the product of such increased Exchange Ratio and the Buyer Average Closing Price is not less than $30.35 per share.

     8.2. Effect of Termination; Expenses. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.2(b), 8.2 and 9.3, shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, except that, in the event that concurrently with or following a termination of this Agreement, Buyer realizes a "Total Profit" of $32 million or greater pursuant to its rights under the Company Option Agreement, then Buyer's receipt of such Total Profit shall constitute the sole and exclusive remedy for Buyer under this Agreement and there shall be no further liability under this Agreement on the part of the Company to Buyer other than liability for any breach by the Company of Section
6.2 hereof.

     8.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Buyer; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1. Closing. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of Buyer's Counsel unless another time, date or place is agreed to in writing by the parties hereto.

     9.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Company Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the Company and Buyer, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Subsidiary Merger and the other transactions contemplated hereby, shall be borne equally by Buyer and the Company, provided further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement (except as provided in Section 8.2). Buyer shall be responsible for any transfer, sales or similar taxes resulting from the Merger and imposed by New York State or New York City, except as provided in Section 2.2(c) hereof.

     9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Buyer, to:

          North Fork Bancorporation, Inc.
          275 Broad Hollow Road
          Melville, New York 11747

          Attention: Chief Executive Officer

          with a copy to:

          Skadden, Arps Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, New York 10022
          Attn: William S. Rubenstein, Esq.

          and

          (b) if to the Company, to:

           New York Bancorp Inc.
           241-02 Northern Boulevard
           Douglaston/Flushing, New York 11362
           Attention: Chief Executive Officer
              with a copy to:

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, New York 10153
              Attn: Dennis J. Block, Esq.

     9.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 7, 1997.

     9.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Bank Merger Agreement, the Company Option Agreement and the Confidentiality Agreement between Buyer and the Company.

     9.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

     9.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 6.2(b) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11. Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither Buyer nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.12. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          NORTH FORK BANCORPORATION, INC.

                                          By       /s/ JOHN ADAM KANAS
                                            ------------------------------------
                                            Name: John Adam Kanas
                                            Title: Chairman, President and
                                                   Chief Executive Officer

                                          NEW YORK BANCORP INC.

                                          By   /s/ PATRICK E. MALLOY, III
                                            ------------------------------------
                                            Name: Patrick E. Malloy, III
                                            Title: Chairman of the Board

                                                                         ANNEX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated October 7, 1997, between New York Bancorp Inc., a Delaware corporation ("Issuer"), and North Fork Bancorporation, Inc., a Delaware corporation ("Grantee").

                             W I T N E S S E T H :

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 4,261,000 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price of $30.50 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided, however, that the Holder shall have sent the written notice of such exercise (as provided in subsection
(e) of this Section 2) within six months following such Subsequent Triggering Event, provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to
Section 8.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to

Section 8.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised (nor may Grantee's rights under Sections 7, 8, 9, 13 or 15 hereof be exercised) at any time when Grantee shall be in willful breach of any of its covenants or agreements contained in the Merger Agreement under circumstances that would entitle Issuer to terminate the Merger Agreement. In the event that Issuer terminates the Merger Agreement under circumstances where the proviso to Section 8.1(i) of the Merger Agreement is applicable, then immediately upon Grantee's receipt of the wire transfer contemplated by such proviso to Section 8.1(i), this Agreement shall terminate and shall become void and of no further force and effect and Grantee shall surrender this Agreement to Issuer.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or Issuer or any of its Subsidiaries, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in an Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

          (ii) Any person (other than Grantee, any Subsidiary of Grantee, Patrick E. Malloy, III, Valer and Josiah T. Austin or Findin Investments S.A. (provided that none of such persons increases its beneficial ownership of outstanding Issuer Common Stock (other than as a result of exercise of options outstanding as of the date hereof) by more than 1%)) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or any person other than Grantee or any Subsidiary of Grantee shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

          (iii) (A) the holders of Issuer Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than Grantee or any Subsidiary of Grantee shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

          (iv) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below).

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board, the Office of Thrift Supervision ("OTS") or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder and (y) in the event, under federal or state banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
     Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price

(the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's reasonable out-of-pocket expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's reasonable out-of-pocket expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/ or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

     10. The 90-day or six-month period for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11.  Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to reserve for use from its treasury and to permit it to use, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for use upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     12.  Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board and the OTS, as applicable for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $32 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (2) Grantee's purchase price of such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any unaffiliated party.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
15).

     16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $40 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $40 million after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $40 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 of this Agreement or Section 8.1(i) of the Merger Agreement, (ii)(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to
Section 7, less (y) the Grantee's purchase price for such Option Shares,
(iii)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          NEW YORK BANCORP INC.

                                          By:  /s/ PATRICK E. MALLOY, III
                                            ------------------------------------
                                            Name: Patrick E. Malloy, III
                                            Title:  Chairman of the Board

                                          NORTH FORK BANCORPORATION, INC.

                                          By:      /s/ JOHN ADAM KANAS
                                            ------------------------------------
                                            Name: John Adam Kanas
                                            Title:  Chairman, President and
                                                    Chief Executive Officer

                                                                         ANNEX C

PERSONAL AND CONFIDENTIAL

December   , 1997

Board of Directors
North Fork Bancorporation, Inc.
275 Broad Hollow Road
Melville, NY 11747

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to North Fork Bancorporation, Inc. (the "Company") of the exchange ratio (the "Exchange Ratio") of 1.19 shares of Common Stock, par value $2.50 per share (the "Company Shares"), of the Company to be paid for each share of Common Stock, par value $.01 per share (the "NYB Shares"), of New York Bancorp, Inc. ("NYB"), pursuant to the merger (the "Merger") contemplated by the Amended and Restated Agreement and Plan of Merger dated as of October 7, 1997, between the Company and NYB (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are familiar with NYB having provided certain investment banking services to NYB from time to time. In addition, Goldman Sachs is a full service securities firm, and in the course of its trading activities may from time to time effect transactions for its own account or the account of customers and hold positions in securities of the Company and NYB.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996 and for NYB for the five fiscal years ended September 30, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and NYB; certain other communications from the Company and NYB to their respective stockholders; certain internal financial analyses and forecasts for the Company and NYB prepared by their respective managements; and certain internal financial forecasts for the Company and NYB on a combined basis, after giving effect to the Merger, prepared by the management of the Company. We have also held discussions with members of the senior managements of the Company and NYB regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Shares and NYB Shares, compared certain financial and stock market information for the Company and NYB with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the savings industry specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding under-performing and non-performing assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and NYB are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an

North Fork Bancorporation, Inc.
December   , 1997
Page Two

independent evaluation or appraisal of the assets and liabilities of the Company or NYB and we have not been furnished with any such evaluation or appraisal.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Company's securities should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

                                          Very truly yours,

                                          --------------------------------------
                                          (GOLDMAN, SACHS & CO.)

                                                                         ANNEX D

                                                                          , 1997

Board of Directors
New York Bancorp Inc.
241-02 Northern Boulevard
Douglaston, NY 11362-1061

Ladies and Gentlemen:

     New York Bancorp Inc. ("New York Bancorp") and North Fork Bancorporation, Inc. ("North Fork") have entered into an Amended and Restated Agreement and Plan of Merger, dated as of October 7, 1997 (the "Agreement"), pursuant to which New York Bancorp will be merged with and into North Fork (the "Merger"). Upon the Effective Time of the Merger as defined in the Agreement, each share of New York Bancorp common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the "New York Bancorp Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.19 shares (the "Exchange Ratio") of North Fork common stock, par value $2.50 per share, together with the associated preferred stock purchase rights granted pursuant to the Shareholder Rights Agreement, dated as of February 28, 1989, between North Fork and North Fork Bank. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of New York Bancorp Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of October 7, 1997, by and between New York Bancorp and North Fork;
(iii) New York Bancorp's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual report to shareholders for the year ended September 30, 1996; (iv) North Fork's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual report to shareholders for the year ended December 31, 1996; (v) New York Bancorp's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended December 31, 1996 and March 31 and June 30, 1997, respectively;
(vi) North Fork's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, respectively; (vii) certain financial information regarding the financial condition and results of operations of New York Bancorp as of and for the year and the quarter ended September 30, 1997 included in New York Bancorp's Current Report on Form 8-K dated October 29, 1997; (viii) certain financial analyses and forecasts of New York Bancorp prepared by and reviewed with management of New York Bancorp and the views of senior management of New York Bancorp regarding New York Bancorp's past and current business operations, results thereof, financial condition and future prospects; (ix) certain financial analyses and forecasts of North Fork prepared by and reviewed with management of North Fork and the views of senior management of North Fork regarding North Fork's past and current business operations, results thereof, financial condition and future prospects; (x) the pro forma impact of the Merger on North Fork; (xi) the publicly reported historical price and trading activity for New York Bancorp's and North Fork's common stock, including a comparison of certain financial and stock market information for New York Bancorp and North Fork with similar publicly available information for certain other companies the securities of which are publicly traded; (xii) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (xiii) the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with rendering this opinion, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefor. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of New York Bancorp or North Fork or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of New York Bancorp and North Fork). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of New York Bancorp and North Fork and that such performances will be achieved. We have also assumed that there has been no material change in New York Bancorp's or North Fork's assets, financial condition, results of operations, business or prospects since the dates of the last financial statements noted above. We have assumed that New York Bancorp and North Fork will remain as going concerns for all periods relevant to our analyses, that the Merger will be accounted for as a pooling of interests and that the conditions precedent in the Agreement are not waived.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of North Fork common stock will be when issued to New York Bancorp's shareholders pursuant to the Agreement or the prices at which New York Bancorp's or North Fork's common stock will trade at any time.

     We have acted as New York Bancorp's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for New York Bancorp and have received compensation for such services. We may also provide certain investment banking services to New York Bancorp in the future, including in connection with the reissuance of certain shares of New York Bancorp common stock in connection with the Merger, and will receive compensation for such services. We may also provide certain investment banking services to New York Bancorp in the future, including in connection with the reissuance of certain shares of New York Bancorp common stock in connection with the Merger, and will receive compensation for such services.

     In the ordinary course of our business, we may actively trade the debt and equity securities of New York Bancorp and North Fork for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of New York Bancorp in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of New York Bancorp as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to the Joint Proxy Statement/Prospectus of New York Bancorp and North Fork dated the date hereof.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of New York Bancorp Shares.

                                          Very truly yours,

                                                                         ANNEX E

December   , 1997

Board of Directors
New York Bancorp Inc.
New York Bancorp Building
241-02 Northern Boulevard
Douglaston, NY 11362

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of New York Bancorp Inc. ("New York Bancorp") of the consideration to be received by such stockholders in the proposed merger (the "Merger") of New York Bancorp with and into North Fork Bancorporation Inc. ("North Fork"), pursuant to the Amended and Restated Agreement and Plan of Merger ("Agreement") dated as of October 7, 1997 between New York Bancorp and North Fork (the "Agreement"). Under the terms of the Merger, stockholders of New York Bancorp will receive 1.19 shares of North Fork's common stock, subject to adjustment as described in the Agreement (the "Consideration") for each of their shares of common stock, par value $.01 per share of New York Bancorp. It is our understanding that the Merger will be accounted for as a pooling accounting transaction under generally accepted accounting practices.

     Keefe, Bruyette & Woods, Inc. as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, New York Bancorp and North Fork and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of New York Bancorp and North Fork for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of New York Bancorp in rendering this fairness opinion and will receive a fee from New York Bancorp for our services.

     In rendering our opinion, we have (i) reviewed, among other things, the Merger Agreement, Annual Reports to stockholders and Annual Reports on Form 10-K of New York Bancorp for the four years ended September 30, 1996 and Annual Report on Form 10-K of North Fork for the four years ended December 31, 1996, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of New York Bancorp and Quarterly Reports on Form 10-Q of North Fork and certain internal financial analyses and forecasts for New York Bancorp prepared by management; (ii) held discussions with members of senior management of New York Bancorp and North Fork regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for New York Bancorp and North Fork with similiar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of New York Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of New York Bancorp and that such forecasts and projections will be realized in the amounts in the time periods currently estimated by such management. We have also assumed, without independent verification, that the aggregate

New York Bancorp Inc.
Board of Directors
Page 2

allowances for loan losses for New York Bancorp and North Fork are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of New York Bancorp or North Fork, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of New York Bancorp and North Fork; (ii) the assets and liabilities of New York Bancorp and North Fork; and (iii) the nature and terms of certain other merger transactions involving thrift and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date thereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the common stockholders of New York Bancorp.

                                          Very truly yours,

                                          [SIGNATURE TO COME]

                                          KEEFE, BRUYETTE & WOODS, INC.

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporate Law (the "DGCL") generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under
Section 145.

     Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (c) the shareholders.

     Article 8.1 of the By-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant against expenses (including attorneys' fees), judgments, fines and settlement payments actually and reasonably incurred by him or her to the fullest extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

     Article 8.2 of the By-laws of the Registrant provides that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Registrant or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her to the extent permitted by the DGCL, and any other applicable law as may be in effect from time to time.

     Section 102(b)(7) of the DGCL ("Section 102(b)(7)") permits the certificate of incorporation of a corporation to limit or eliminate a director's personal liability to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit.

     Article 10 of the Registrant's Certificate of Incorporation provides that, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7), as it now exists or may be hereinafter amended, directors shall not be liable for monetary damages in excess of $25,000 per occurrence resulting from a breach of their fiduciary duties.

     The Registrant maintains a director and officer liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him in any such capacity or arising out of his status as such. The insurer's limit of liability under the policy is $20,000,000 in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.

     Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT, SCHEDULES.

     (a) Exhibits.

     2.1  Amended and Restated Agreement and Plan of Merger, dated as of October 7, 1997, between North Fork Bancorporation, Inc., and New York Bancorp Inc. (included as
          Annex A to the Joint Proxy Statement/Prospectus which is part of this Registration
          Statement).
     3.1  Restated Certificate of Incorporation of the Registrant.
     3.2  By-laws of the Registrant, previously filed and incorporated by reference to North
          Fork Bancorporation, Inc.'s Annual Report on Form 10-K for the year ended December
          31, 1993.
     4.1  Rights Agreement, previously filed and incorporated by reference to North Fork
          Bancorporation, Inc.'s Registration Statement on Form 8-A filed March 21, 1989.
     5.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
     8.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
     8.2  Opinion of Weil, Gotshal & Manges, LLP regarding tax matters.

    10.1  Stock Option Agreement, dated as of October 7, 1997, between New York Bancorp Inc.
          and North Fork Bancorporation, Inc. (included as Annex B to the Joint Proxy
          Statement/Prospectus which is part of this Registration Statement).
    23.1  Consent of KPMG Peat Marwick LLP, Jericho, New York.
    23.2  Consent of KPMG Peat Marwick LLP, New York, New York.
    23.3  Consent of Goldman, Sachs & Co., New York, New York.
    23.4  Consent of Sandler O'Neill & Partners, L.P., New York, New York.
    23.5  Consent of Keefe, Bruyette & Woods, Inc., New York, New York.
    23.5  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 hereto).
    23.6  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 hereto).
    23.7  Consent of Weil, Gotshal & Manges, LLP (included in Exhibit 8.2 hereto).
    24.1  Powers of Attorney (see the signature page to this Form S-4 Registration
          Statement).
    99.1  Opinion of Goldman, Sachs & Co. (included as Annex C to the Joint Proxy Statement/
          Prospectus which is part of this Registration Statement).
    99.2  Opinion of Sandler O'Neill & Partners, L.P. (included as Annex D to the Joint Proxy
          Statement/Prospectus which is part of this Registration Statement).
    99.3  Opinion of Keefe, Bruyette & Woods, Inc. (included as Annex E to the Joint Proxy
          Statement/ Prospectus which is part of this Registration Statement).
    99.4  Form of North Fork Proxy Card.
    99.5  Form of New York Bancorp Proxy Card.

     (b) Financial Statement Schedules.

        None.

     (c) Item 4(b) Information.

        None.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on December 17, 1997.

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ DANIEL M. HEALY
                                            ------------------------------------
                                            Daniel M. Healy
                                            Executive Vice President
                                            and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on December 17, 1997.

     We, the undersigned officers and directors of North Fork Bancorporation, Inc. hereby severally and individually constitute and appoint Daniel M. Healy, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and all such amendments and instruments.

                   NAME                                            TITLE
------------------------------------------    -----------------------------------------------

            /s/ JOHN A. KANAS                 President, Chief Executive Officer and Chairman
------------------------------------------    of the Board
              John A. Kanas

           /s/ DANIEL M. HEALY                Executive Vice President and Chief Financial
------------------------------------------    Officer (Principal Financial and Accounting
             Daniel M. Healy                  Officer)
             /s/ JOHN BOHLSEN                 Director
------------------------------------------
               John Bohlsen

/s/                                           Director
------------------------------------------
           Irvin L. Cherashore

          /s/ ALLAN C. DICKERSON              Director
------------------------------------------
            Allan C. Dickerson

           /s/ LLOYD A. GERARD                Director
------------------------------------------
             Lloyd A. Gerard

          /s/ THOMAS M. O'BRIEN               Director
------------------------------------------
            Thomas M. O'Brien

                   NAME                                            TITLE
------------------------------------------    -----------------------------------------------


------------------------------------------    Director
              James F. Reeve

           /s/ GEORGE H. ROWSOM               Director
------------------------------------------
             George H. Rowsom

                                              Director
------------------------------------------
            Kurt R. Schmeller

                                              Director
------------------------------------------
          Raymond W. Terry, Jr.

                                 EXHIBIT INDEX

 EXHIBIT
SEQUENTIAL
  NUMBER
----------
    2.1      Amended and Restated Agreement and Plan of Merger, dated as of October 7,
             1997 between North Fork Bancorporation, Inc., and New York Bancorp Inc.
             (included as Annex A to the Joint Proxy Statement/Prospectus which is part of this Registration Statement).
    3.1      Restated Certificate of Incorporation of the Registrant.
    3.2      By-laws of the Registrant, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Annual Report on Form 10-K for the
             year ended December 31, 1993.
    4.1      Rights Agreement, previously filed and incorporated by reference to North
             Fork Bancorporation, Inc.'s Registration Statement on Form 8-A filed
             March 21, 1989.
    5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
    8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
    8.2      Opinion of Weil, Gotshal & Manges, LLP regarding tax matters.
   10.1      Stock Option Agreement, dated as of October 7, 1997, between New York
             Bancorp Inc. and North Fork Bancorporation, Inc. (included as Annex B to the Joint Proxy Statement/Prospectus which is part of this Registration
             Statement).
   23.1      Consent of KPMG Peat Marwick LLP, Jericho, New York.
   23.2      Consent of KPMG Peat Marwick LLP, New York, New York.
   23.3      Consent of Goldman, Sachs & Co., New York, New York.
   23.4      Consent of Sandler O'Neill & Partners, L.P., New York, New York.
   23.5      Consent of Keefe, Bruyette & Woods, Inc., New York, New York.
   23.5      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit
             5.1 hereto).
   23.6      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit
             8.1 hereto).
   23.7      Consent of Weil, Gotshal & Manges, LLP (included in Exhibit 8.2 hereto).
   24.1      Powers of Attorney (see the signature page to this Form S-4 Registration
             Statement).
   99.1      Opinion of Goldman, Sachs & Co. (included as Annex C to the Joint Proxy
             Statement/Prospectus which is part of this Registration Statement).
   99.2      Opinion of Sandler O'Neill & Partners, L.P. (included as Annex D to the
             Joint Proxy Statement/Prospectus which is part of this Registration
             Statement).
   99.3      Opinion of Keefe, Bruyette & Woods, Inc. (included as Annex E to the
             Joint Proxy Statement/Prospectus which is part of this Registration
             Statement).
   99.4      Form of North Fork Proxy Card
   99.5      Form of New York Bancorp Proxy Card